As filed with the Securities and Exchange Commission on December 13, 2006
Registration No. 333-133509

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TECHPRECISION CORPORATION
(Name of Small Business Issuer in Its Charter)

Delaware	3599	51-0539828
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Bella Drive, Westminster, Massachusetts 01473 (978) 874-0591
(Address and telephone number of Principal Executive Offices)

Bella Drive, Westminster, Massachusetts 01473
(Address of principal place of business)

Mr. James G. Reindl, Chief Executive Officer
Techprecision Corporation
Bella Drive
Westminster, Massachusetts 01473
Telephone: (978) 874-0591
Fax: (978) 874-2748
(Name, address and telephone number of agent for service)

Please send a copy of all communications to:
Asher S. Levitsky P.C.
Sichenzia Ross Friedman Ference LLP
1965 Avenue of the Americas
New York, NY 10018
Telephone: (212) 981-6767
Fax: (212) 930-9725

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $.0001 per share(2)	3,100,000	$1.50	$4,650,000.00	$497.55
Common Stock, par value $.0001 per share (3)	4,500,000	$1.50	6,750,000.00	722.25
				$1,219.80	*

* Previously paid.

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended. The 3,100,000 shares represent 100,000 outstanding shares of common stock and 3,000,000 shares of common stock issuable upon conversion of the series A convertible preferred stock. The 4,500,000 are shares of common stock issuable upon exercise of common stock purchase warrants.

(2) Represents 100,000 outstanding shares of common stock and 3,000,000 shares of common stock issuable upon conversion of the series A convertible preferred stock.

(3) Represents 4,500,000 shares of common stock issuable upon exercise of warrants.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED DECEMBER 13, 2006

PROSPECTUS

7,600,000 Shares
TECHPRECISION CORPORATION
Common Stock

As of the date of this prospectus, there is no trading market in our common stock, and we cannot assure you that a trading market will develop.

The selling stockholders may offer and sell from time to time up to an aggregate of 7,600,000 shares of our common stock that they have acquired or may acquire from us, including shares that they may acquire upon conversion of series A preferred stock and exercise of warrants.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock other than the exercise price of the outstanding warrants if and when the warrants are exercised. We will pay the cost of the preparation of this prospectus, which is estimated at $50,000.

Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Risk Factors,” which begins on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. Because there is no trading market in our common stock as of the date of this prospectus, the selling stockholders will sell shares at prices ranging from $.75 to $1.50 per share until a public market develops for the common stock. Once a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices or in transaction that are not in the public market.

The date of this Prospectus is _________, 2006

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary does not contain all of the information that is important to you. You should read the entire prospectus, including the Risk Factors and our consolidated financial statements and related notes appearing elsewhere in this prospectus before making an investment decision.

Our Business

Through our wholly-owned subsidiary, Ranor, Inc., we produce large metal fabrications and perform precision machining operations for large military, commercial, nuclear, shipbuilding, industrial, aerospace and alternative energy applications. Our principal services are metal fabrications, machining and engineering. Each of our contracts covers a specific product. We produce products for our customers, but do not distribute such products on the open market. We render our services under “build to print” purchase orders with our clients. However, we also help our customers to analyze and develop their projects for constructability by providing research and development services which are included in our charges to our customers.

We are one of a small number of large precision metal fabrication companies located in the United States. However, only a few others produce products in all industry sectors that we service. In recent years, the capital goods market experienced a slow-down due to the industry over-build of product in the late 1990’s. Additional contributions to the industry slow-down resulted from the events of September 11, 2001. However, based on recent project inquiries, recent projects awarded and current customer demands for our services, we believe the market has rebounded.

Although we provide manufacturing services to large governmental programs, we usually do not work directly for agencies of the United States government. Rather, we perform our services for large governmental contractors and large utility companies.

About Us

We are a Delaware corporation, organized in 2005 under the name Lounsberry Holdings II, Inc. Our name was changed to Techprecision Corporation. On February 24, 2006, we acquired all of the issued and outstanding capital stock of Ranor, Inc., a Delaware corporation, and, since February 24, 2006, our sole business has been the business of Ranor. On March 6, 2006, following the acquisition of Ranor, we changed our corporate to Techprecision Corporation. Prior to the acquisition of Ranor, Lounsberry was not engaged in any business activity and was considered a blank check company.

Ranor, together with its predecessor, which was also named Ranor, has been in business since 1956. Ranor’s predecessor was sold by its founders in 1999 to Standard Automotive Corporation through its subsidiary Critical Components Corporation. From June 1999 until August 2002, Ranor’s predecessor was operated by Critical Components. In December 2001, Standard filed for protection under the Bankruptcy Code, and Ranor’s predecessor operated under Chapter 11 until on or about the quarter ended June 30, 2002. Subsequently, all Standard’s holdings were sold.

In 2002, an investment group formed a Delaware corporation known as Rbran Acquisition, Inc. to acquire the assets of Ranor’s predecessor from the bankrupt estate. The principal investors were Green Mountain Partners III, LP and Phoenix Life Insurance Company, who held the debt, preferred stock and warrants. Rbran subsequently changed its corporate name to Ranor, Inc. In August 2005, these stockholders entered into the stock purchase agreement with Ranor Acquisition as described below.

During 2005, Andrew A. Levy and James G. Reindl negotiated with Ranor’s principal stockholders for the acquisition of all of the stock of Ranor, which included the payment or settlement of all of Ranor’s outstanding debt which was payable to Green Mountain Partners and Phoenix Life Insurance Company. In this connection, in April 2005, they formed Ranor Acquisition LLC, a Delaware limited liability company, for the purpose of acquiring Ranor. The control persons, founders and principal members of Ranor Acquisition were Andrew A. Levy and James G. Reindl. On August 17, 2005, Ranor Acquisition entered into an agreement to acquire all of the capital stock and warrants of Ranor for a purchase price equal to $9,250,000 plus the amount by which Ranor’s net cash amount exceeded $250,000, less a closing adjustment of $54,000 and less the amount of principal and interest on the debt held by Ranor’s two principal stockholders. These two stockholders also held Ranor’s preferred stock. Since Ranor’s net cash amount was $1,117,000, the amount due to the sellers was increased by $813,000, which resulted in total payments of $10,063,000. The agreement contained standard representations and warranties of the sellers concerning Ranor, and $925,000 of the purchase price was placed in escrow to provide a fund against which any claims for breach of the representation and warranties under the agreement can be made. No claim can be made against the former Ranor stockholders other than a claim against the escrow fund.

After executing the purchase agreement, Ranor Acquisition sought to obtain the financing to make the payments. The purchase price was funded from the following sources:

Proceeds from sale of real estate to a related party	$3,000,000
Net proceeds from Sovereign term loan	3,953,317
Cash due from Ranor	813,000
Cash from the Ranor’s available cash	240,000
Cash from proceeds of sale of equity	2,056,683
Total	$10,063,000

The total payments were disbursed as follows:

Principal of notes to preferred stockholders	$8,000,000
Interest on notes	975,000
Payment into escrow pursuant to purchase agreement	925,000
Expenses of Ranor stockholders	153,000
Payment to preferred stockholders	6,500
Payment to common stockholders	3,500
Total	$10,063,000

As noted in the preceding table, $925,000 of the purchase price is held in escrow as security for the obligations of the former Ranor stockholders for indemnity for any breach of the sellers’ representations and warranties. If any money is paid to the former Ranor stockholders from the escrow fund, it will be allocated to the former holders of the preferred stock, namely Green Mountain Partners and Phoenix Life Insurance Company.

In connection with our purchase of Ranor, we raised a total of $2,700,000 as equity, of which $2,200,000 was provided by Barron Partners and $500,000 was provided by a private investor. Barron Partners advised Ranor Acquisition that it was willing to make an investment, but would only invest in a company that was a reporting company under the Securities Exchange Act of 1934, as amended. In December 2005, Lounsberry, through, David Feldman, who was then counsel for Lounsberry, was introduced to counsel for Ranor Acquisition. Prior to December 2005, neither Ranor Acquisition, Mr. Levy, Mr. Reindl nor Green Mountain Partners or Phoenix Life Insurance Company had any relationship with or knowledge of Lounsberry. During January and February, 2006, Ranor Acquisition negotiated agreements with Lounsberry pursuant to which:

•
Lounsberry’s then principal stockholder, Capital Markets Advisory Group, LLC, would sell to Lounsberry 928,000 shares, representing more than 90% of Lounsberry’s then outstanding common stock, for $200,000, which was paid to Capital Markets. Of this amount, $39,661 represented money advanced by Capital Markets to Lounsberry prior to February 2006 and $160,339 represented the purchase price of the stock. Capital Markets had purchased 1,000,000 shares of common stock for $100 in connection with Lounsberry’s organization in February 2005, and its cost of the 928,000 shares that it sold to Lounsberry was $92.80.

•	Lounsberry’s sole officer and director resigned and Mr. Reindl was elected as Lounsberry’s sole director contemporaneously with the acquisition of Ranor and the financing of the acquisition.

In order that Ranor could be acquired by a reporting company, we, then known as Lounsberry, entered into an exchange agreement with Ranor Acquisition and its members. Pursuant to that agreement, Ranor Acquisition assigned the agreement to acquire the Ranor stock to us, and we issued a total of 7,997,000 shares of common stock to the members of Ranor Acquisition and assumed Ranor Acquisition’s obligations to purchase the Ranor stock pursuant to the Ranor stock purchase agreement. Neither Ranor Acquisition nor any of the members received any monetary consideration for the assignment by Ranor Acquisition of the Ranor stock purchase agreement to us. The only consideration was our assumption of Ranor Acquisition’s obligations under the Ranor stock purchase agreement and the 7,997,000 shares of our stock which were issued to Ranor Acquisition’s members.

Our acquisition of Ranor is accounted for as a reverse acquisition. The accounting rules for reverse acquisitions require that beginning with the date of the merger, February 24, 2006, our balance sheet includes the assets and liabilities of Ranor and our equity accounts were recapitalized to reflect the net equity of Ranor. In addition, our historical operating results will be the operating results of Ranor.

In connection with the acquisition of Ranor, on February 24, 2006:

•
We entered into a preferred stock purchase agreement with Barron Partners LP, pursuant to which we sold to Barron Partners, for $2,200,000, 7,719,250 shares of series A preferred stock, and five-year warrants to purchase an aggregate of 5,610,000 shares of common stock at $.57 per share and 5,610,000 shares of commons stock at $.855 per share. The series A preferred stock was initially convertible into 7,719,250 shares of common stock, subject to adjustment. Because our EBITDA for the year ended March 31, 2006 was less than $.04613 per share, (i) the conversion price of the series A preferred stock reduced from $.285 to $.24225, a 15% reduction, with the result that the series A convertible preferred stock became convertible into 9,081,527 shares of common stock, and (ii) the exercise prices of the warrants were reduced by 15% -- from $.57 to $.4845 and from $.855 to $.7268, with no adjustment in the number of shares issuable upon exercise of the warrant,

•
The conversion rate of the series A preferred stock and the exercise prices of the warrants are subject to further adjustment if our EBITDA per share, on a fully-diluted basis, is less than $.08568 per share for the year ended March 31, 2007, based on the percentage shortfall from $.08568 per share, up to a maximum reduction of 15%. The adjustment could result in an increase in the maximum number of shares of common stock being issued upon conversion of the series A preferred stock from 9,081,527 to 10,684,150 shares of common stock and a further reduction in the exercise price of the warrants from $.4845 to $.4118 and from $.7268 to $.6177 per share.

•
We purchased 928,000 shares of common stock form Capital Markets Advisory Group, LLC, which was then our principal stockholder, for $160,339 and paid $39,661 of debt to Capital Markets, using the proceeds from the sale of the preferred stock. The control person for Capital Markets is Steven Hicks.

•
We issued 7,997,000 shares of common stock to the members of Ranor Acquisition LLC, which was the party to an August 17, 2005 agreement to purchase the stock of Ranor, for which Ranor Acquisition advanced funds on our behalf and assigned its rights under the Ranor stock purchase agreement, and we assumed Ranor Acquisition’s obligations under that agreement.

•	We sold 1,700,000 shares of common stock to an investor for $500,000.

•
Ranor entered into a loan and security agreement with Sovereign Bank pursuant to which Ranor borrowed $4.0 million, for which Ranor issued its term note, and Sovereign provided Ranor with a $1.0 million revolving credit arrangement.

•
Ranor sold its real estate to WM Realty Management, LLC for $3.0 million, and Ranor leased the real property on which its facilities are located from WM Realty Management pursuant to a net lease. WM Realty Management is an affiliate of the Company.

Prior to the reverse acquisition and the assignment by Ranor Acquisition to us of the agreement to acquire Ranor, there were no relationships among Ranor Acquisition, us, Ranor and its predecessor, except that Mr. Reindl was president and chief executive officer of Critical Components from February 1999 until February 2002, and Mr. Stanley Youtt, one of our directors and the chief executive officer of Ranor, was chief executive officer and a common stockholder of Ranor prior to our acquisition of Ranor.

Our executive offices are located at Bella Drive, Westminster, MA 01473, telephone (978) 874-0591. Ranor’s website is www.ranor.com. Information on Ranor’s website or any other website is not part of this prospectus.

References in this prospectus to “we,” “us,” “our” and similar words refer to Techprecision Corporation and its subsidiary, Ranor, unless the context indicates otherwise, and, prior to the effectiveness of the reverse acquisition, these terms refer to Ranor.

Issuance of Securities to the Selling Stockholders

The selling stockholders acquired their shares in private placements in 2005 and 2006.

In connection with our organization in February 2005, we issued 1,000,000 shares of common stock to Capital Markets and 20,000 shares of common stock to Mark Allen for nominal consideration. In February 2006, in connection with the reverse acquisition, we purchased 928,000 shares from Capital Markets for $160,339 and paid $39,661 of debt to Capital Markets.

In December 2005, we issued 8,000 shares of common stock for $2,000.

In February 2006, we sold to Barron Partners, for $2,200,000, 7,719,250 shares of series A preferred stock and warrants to purchase an aggregate of 11,220,000 shares of common stock. The series A preferred stock is convertible into 9,081,527 shares of common stock.

We are registering the 100,000 outstanding shares of common stock held by selling stockholders, 9,081,527 shares of common stock which are issuable upon conversion of the series A preferred stock, and 11,220,000 shares of common stock issuable upon exercise of warrants.

THE OFFERING

Common Stock Offered:
The selling stockholders are offering a total of 7,600,000 shares of common stock, of which 100,000 shares are outstanding, 3,500,000 shares are issuable upon conversion of the series A preferred stock and 4,500,000 shares are issuable upon exercise of warrants

Limitation on Issuance of Common Stock:
The holders of the series A preferred stock and the holders of the warrants cannot convert their shares of series A preferred stock or exercise their warrants to the extent that such conversion and exercise would result in the holders and their affiliates owning more than 4.9% of our outstanding common stock.

Outstanding Shares of Common Stock:	10,009,000 shares[1,2]

Common Stock to be Outstanding After Offering:	17,509,000 shares[1,3]

Use of Proceeds:
We will receive no proceeds from the sale of any shares by the selling stockholders. In the event that any selling stockholders exercise their warrants, we would receive the exercise price. If all warrants for which the underlying shares are exercised, we would receive approximately $2.2 million, all of which, if and when received, would be used for working capital and other corporate purposes.

(1) Does not include (a) a total of 80,000 outstanding shares of common stock held by employees subject to forfeiture or (b) a total of 1,000,000 shares are reserved for options, stock grants or other equity-based incentives granted or available for grant under our 2006 long-term incentive plan.

(2) Does not include the shares of common stock issuable upon conversion of the series A preferred stock or exercise of warrants held by the selling stockholders.

(3) The number of shares of common stock outstanding after the offering is based on the issuance of 3,000,000 shares of common stock upon conversion of the series A preferred stock and 4,500,000 shares of common stock upon exercise of warrants included in this prospectus, and does not include any shares issuable upon conversion of series A preferred stock or exercise or warrants held by Barron Partners which are not included in this prospectus.

SUMMARY FINANCIAL INFORMATION
(in thousands, except per share information)

The following information relating to March 31, 2006 and the years ended March 31, 2006 and 2005 and September 30, 2006 and the six months ended September 30, 2006 and 2005 has been derived from our financial statements which appear elsewhere in this prospectus.

Statement of Operations Information:

	Six Months Ended September 30,		Year Ended March 31,
	2006	2005	2006	2005
Net sales	$7,915	$9,077	$20,266	$14,269
Gross profit	1,663	1,258	2,634	1,638
Income (loss) from operations	375	306	726	(27)
Interest expense, net	364	555	1,098	1,113
(Loss) income before income taxes	11	(249)	(385)	(1,140)
Net income (loss)	$11	$(252)	$(428)	$(1,144)
Net income (loss) per share of common stock - basic	$.00	$(.03)	$(.05)	$(.14)
Weighted average shares of common stock outstanding - basic	10,006	8,089	8,270	8,089
Net income (loss) per share of common stock - diluted	$.00	$(.03)	$(.05)	$(.14)
Weighted average shares of common stock outstanding -diluted	19,087	8,089	8,270	8,089

Balance Sheet Information:

	September 30, 2006	March 31, 2006
Working capital (deficiency)	$(131)	$91
Total assets	8,205	8,668
Total long-term debt	3,154	3,442
Total liabilities	8,915	9,416
Accumulated deficit	(4,129)	(3,917)
Stockholders’ deficiency	(706)	(748)

RISK FACTORS

An investment in our securities involves a high degree of risk. In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase our securities. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

RISKS RELATING TO OUR BUSINESS

Because we may require additional financing to expand our operations, our failure to obtain necessary financing may impair our operations.

At September 30, 2006, we had deficiency in working capital of approximately $35,000. The only funding available to us, other than our cash flow from operations, is $1.0 million revolving credit line with a bank. We cannot assure you that this facility will be sufficient to provide us with the funds necessary to enable us to perform our obligations under our contracts. Our failure to obtain any required financing could impair our ability to both serve our existing clients base and develop new clients and could result in both a decrease in revenue and an increase in our loss.

To the extent that we require financing, the absence of a public market for our common stock, the terms of our recent private placement and the number of outstanding warrants and the exercise price and other terms on which we may issue common stock upon exercise of the warrants, it may be difficult for us to raise additional equity capital if required for our present business or for any planned expansion. We cannot assure you that we will be able to get additional financing on any terms, and, if we are able to raise funds, it may be necessary for us to sell our securities at a price which is at a significant discount from the market price and on other terms which may be disadvantageous to us. In connection with any such financing, we may be required to provide registration rights to the investors and pay damages to the investor in the event that the registration statement is not filed or declared effective by specified dates. The price and terms of any financing which would be available to us could result in both the issuance of a significant number of shares and significant downward pressure on our stock price and could result in a reduction of the conversion ratio of the series A preferred stock and exercise price of the warrants held by the Barron Partners. Further, since Barron Partners has a right of first refusal with respect to future financings, this right may affect our ability to obtain financing from other sources.

We cannot assure you that we will be able to operate profitably.

Although we showed nominal net income for the six months ended September 30, 2006, we incurred losses in the years ended March 31, 2006 and 2005, and we cannot assure you that we will be able to operate profitably in the future. Further, as a result of the reverse acquisition and our status as a reporting company, our ongoing expenses have increased significantly. Our failure to generate sufficient revenue, to reduce expenses or to obtain financing to cover our increased level of expenses could impair our ability to continue in business.

Because our contracts are individual purchase orders and are not currently long-term agreements, the results of our operations can vary significantly from quarter to quarter.

We do not have long-term contracts with almost all of our customers, and major contracts with a small number of customers account for a significant percentage of our revenue. We must bid each contract separately, and when we complete a contract, there is generally no continuing source of revenue under that contract. As a result, we cannot assure you that we have a continuing stream of revenue from any contract. Our failure to generate new business on an ongoing basis would materially impair our ability to operate profitably. Because a significant portion of our revenue is derived from services rendered from the defense, aerospace, nuclear, industrial and related industries, our operating results may suffer from conditions affecting these industries, including any budgeting, economic or other trends that have the effect of reducing the requirements for our services, including changes in federal budgeting which may reduce the budget of those agencies that either engage us directly or affect the contracts of private sector clients for whom we perform services as subcontractors under prime contracts with government agencies.

Because of our dependence on a limited number of customers, our failure to generate major contracts from a small number of customers may impair our ability to operate profitably.

We have, in the past, been dependent in each year on a small number of customers who generate a significant portion of our business, and these customers change from year to year. For the six months ended September 30, 2006, our three largest customers accounted for approximately 42% of our revenue, and each of these customer accounted for less than 10% of revenue during both the year ended March 31, 2006 and the year ended March 31, 2005. For the year ended March 31, 2006, our two largest customers accounted for approximately 28% of our revenue, and each of these customers accounted for less than 10% of our revenue in the fiscal year ended March 31, 2005 and the six months ended September 30, 2006. To the extent that we are unable to generate orders from new customers, we may have difficulty operating profitably.

Because our customers include major defense contractors, our size and financial condition may place us at a competitive disadvantage in seeking business.

There are a large number of domestic and foreign companies, some of which are considerably larger and better capitalized than we are, with which we compete for business. Foreign companies may have lower manufacturing costs than we have, which may give them a competitive advantage. Since much of our contracts are generated from a request for proposal (RFP) by a prime contractor under a government contract, to the extent that a competitor is able to design the specifications, that competitor may have a competitive advantage. We may also be at a competitive disadvantage to the extent that competitors have existing relationships with the prime contractor. We may spend substantial sums analyzing and preparing a bid and not be awarded a contract. Furthermore, we may not be given the opportunity to comment on the proposed terms of the bid before the bid is issued. Since our customers include major defense customers, our failure to satisfy potential customers as to our financial health may prevent us from obtaining business.

The bankruptcy of Ranor’s predecessor may impair our ability to attract new business.

In 2002, Ranor’s predecessor filed for protection under the Bankruptcy Code. As a result of that bankruptcy, the predecessor experienced a loss of business. We cannot assure you that our business will not be affected by the predecessor’s bankruptcy.

Because our revenue is generated pursuant to contracts that are limited to specific projects, our operating results in future periods may vary from quarter to quarter, and, as a result, we may fail to meet the expectations of our investors and analysts, which may cause our stock price to fluctuate or decline.

Because our business is based upon manufacturing products pursuant to purchase orders, we need to generate new business on a continuing basis. To the extent that we do not have new contracts in place when we complete our work pursuant to existing contracts, our revenue may decline until and unless we generate revenue from new contracts. Furthermore, changes in contracts also affect the results of our operations on a period to period basis. Our revenue in the six months ended September 30, 2006 was affected by the postponement of one contract after the delivery of the initial unit and a delay in delivery under a second contract that was postponed and restarted as a result of a change in the customer’s drawings. These changes resulted in a decline in revenue from the six months ended September 30, 2005 to the six month ended September 30, 2006. As a result, our revenue and operating results have fluctuated from quarter to quarter significantly in the past, and such fluctuations may continue in the future. A substantial portion of our operating expenses is related to personnel costs, depreciation and rent which cannot be adjusted quickly and, therefore, cannot be easily reduced in response to lower revenue levels or changes in client requirements. Our net income for the six months ended September 30, 2006 was impacted by our need to maintain staffing for the postponed projects, even though they were not fully utilized during this period. Due to these factors and the other risks discussed in this prospectus, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance. These factors could cause the market price of our stock to fluctuate substantially.

Our failure to meet our customers’ requirement could result in decreased revenue, increased costs and negative publicity.

Our products require the precision manufacturing of products to very exacting specifications which are required in the industries to which we market our services. Our failure to meet these specifications could result in both cost overruns on a particular contract and a loss of our reputation, which would significantly impair our ability to generate contracts.

Because a significant portion of our business is as a government subcontractor, our failure or the failure of the prime contractor to comply with government procurement and other regulations could result in a loss of business.

We must comply with complex procurement laws and regulations, including the provisions of the procurement regulations that provide for renegotiation and termination for the convenience of the government. Since we are not a prime contractor, any termination or modification of the prime contract may result in a change in our contract with the prime contractor.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

Although we have no present plans for any acquisitions, in the event that we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the affect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired products, services or operations;

•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	the difficulty of incorporating acquired rights or products into our existing business;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

•	the effect of any government regulations which relate to the business acquired;

•
potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Risks Related to our Common Stock and the Market for our Common Stock.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors has and in the future may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock and the certificate of designation relating to the series A preferred stock restricts our ability to issue additional series of preferred stock, we may issue such shares in the future. Without the consent of the holders of 75% of the outstanding shares of series A preferred stock, we may not alter or change adversely the rights of the holders of the series A preferred stock or increase the number of authorized shares of series A preferred stock, create a class of stock which is senior to or on a parity with the series A preferred stock, amend our certificate of incorporation in breach of these provisions or agree to any of the foregoing.

The issuance of shares through our stock compensation plans may dilute the value of existing stockholders and may affect the market price of our stock.

We may use stock options, stock grants and other equity-based incentives, to provide motivation and compensation to our officers, employees and key independent consultants. The award of any such incentives will result in an immediate and potentially substantial dilution to our existing stockholders and could result in a decline in the value of our stock price. The exercise of these options and the sale of the underlying shares of common stock and the sale of stock issued pursuant to stock grants may have an adverse effect upon the price of our stock.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market as a result of Sarbanes-Oxley require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted all of these measures. We are not in compliance with requirements relating to the distribution of annual and interim reports, the holding of stockholders meetings and solicitation of proxies for such meeting and requirements for stockholder approval for certain corporate actions, including the issuance of common stock. Thus, there is no restriction on our issuing common stock or preferred stock without the consent of the holders of our common stock. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires increased control over financial reporting requirements, including annual management assessments of the effectiveness of such internal controls and a report by our independent certified public accounting firm addressing these assessments. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price. Although we are not aware of anything that would impact our ability to maintain effective internal controls, we have not obtained an independent audit of our internal controls, and, as a result, we are not aware of any deficiencies which would result from such an audit. Further, at such time as we are required to comply with the internal controls requirements of Sarbanes Oxley, we may incur significant expenses in having our internal controls audited and in implementing any changes which are required.

Because of our cash requirements and restrictions in our preferred stock purchase agreement, we may be unable to pay dividends.

In view of the cash requirements of our business, we expect to use any cash flow generated by our business to finance our operations and growth. Further, we are prohibited from paying dividends on our common stock while the series A preferred stock is outstanding.

Because there is no public market for our common stock, you may have difficulty selling common stock that you own.

Although we are registered pursuant to the Securities Exchange Act of 1934, we have approximately 55 stockholders and there is no public market for our common stock. None of the presently outstanding shares of common stock may be sold except pursuant to an effective registration statement. We have filed a registration statement to enable our stockholders to sell their shares. Neither the filing nor the effectiveness of the registration statement will assure a public market for our common stock. Accordingly we cannot assure you that there will be any public market for our common stock.

Our stock price may be affected by our failure to meet projections and estimates of earnings developed either by us or by independent securities analysts.

Although we do not make projections relating to our future operating results, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected.

We may be required to pay liquidated damages because the registration statement of which this prospectus is a part was not declared effective in a timely manner and if we do not maintain a board consisting of a majority of independent directors.

The registration rights agreement which we executed in connection with the February 2006 private placement required us to file a registration statement by April 25, 2006 and to have the registration statement declared effective by the SEC by August 23, 2006. If we fail to meet either deadline, we are required to issue 2,540 shares of series A preferred stock to the investors for each day that we fail to meet either of the scheduled date or if we fail to keep the registration statement effective thereafter up to a maximum of 1,400,000 shares. Because we are registering only 3,000,000 of the 9,081,527 shares of common stock issuable upon conversion of the series A preferred stock, the amount of liquidated damages due per day is 839 shares. As of November 30, 2006, we owed a total of 83,061 shares of series A preferred stock as liquidated damages, with additional liquidated damages accruing at the rate of 839 shares per day.

Barron Partners had agreed to waive the liquidated damages through October 31, 2005 if either of the following conditions is met by October 31, 2006:

•	The real estate owned by the affiliate and leased to us is no longer included as an asset and the mortgage is no longer included as a liability on our books, or

•
We shall have received and exercised by October 31, 2006, an option to purchase the real estate from the affiliate for a purchase price equal to $3.2 million plus any documented out-of-pocket costs incurred by the affiliate in connection with the refinancing of the mortgage on the real estate, with the closing by which title is transferred to us being completed by December 29, 2006.

However, since neither of these conditions was met, we are required to issue the additional shares.

The purchase agreement relating to the February 2006 private placement requires us to maintain a board of directors on which a majority of directors are independent directors and an audit committee composed solely of independent directors and the compensation committee with have a majority of independent directors. Although we presently meet these requirements, our failure to continue to meet these requirements could result in our payment of liquidated damages that could be payable in cash or by the issuance of additional shares of series A preferred stock, as the investors shall determine. Our maximum liability under this provision is $396,000.

Because the holder of our warrants have cashless exercise rights, we may not receive proceeds from the exercise of the outstanding warrants if the underlying shares are not registered.

The holders of our warrants have cashless exercise rights, which provide them with the ability to receive common stock with a value equal to the appreciation in the stock price over the exercise price of the warrants being exercised. This right is not exercisable during the first six months that the warrant is outstanding and thereafter if the underlying shares are subject to an effective registration statement. The six month period ended on August 24, 2006, and, accordingly, the holders have the cashless registration rights until the effective date of the registration statement and thereafter if the warrants are not subject to a current and effective registration statement. To the extent that the holders of the warrants exercise this right, we will not receive proceeds from such exercise.

The issuance and sale of the registered common stock could result in a change of control.

If we issue all of the shares of common stock issuable upon conversion of the series A preferred stock and exercise of the warrants which are covered by this prospectus, the 14,820,000 shares of common stock offered by the selling stockholders would constitute approximately 60% of our then outstanding common stock. The percentage would increase to the extent that we are required to issue any additional shares of common stock become upon conversion of the series A preferred stock pursuant to the anti-dilution and adjustment provisions. Any sale of all or a significant percentage of those shares to a person or group could result in a change of control.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to our ability to generate business on an on-going business, to receive contract awards from the competitive bidding process, maintain standards to enable us to manufacture products to exacting specifications, enter new markets for our services, market and customer acceptance, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of their common stock. If the selling stockholders exercise any warrants, we will receive the amount of the exercise price. The maximum total exercise price is approximately $2.2 million, which we would receive only if the warrants to purchase the 4,500,000 shares that are offered pursuant to this prospectus were exercised at their present exercise prices of $.4845 per share. Any proceeds which we receive from the exercise of the warrants would be used for working capital and general corporate purposes. In the event that we do not reach the required level of EBITDA per share for the year ended March 31, 2007, the exercise prices of the warrants would be reduced by up to 15%, and the total proceeds which we would receive upon exercise of all of the warrants could be reduced by 15%. We cannot assure you that any of the warrants will be exercised.

Further, the warrants include cashless exercise provisions which, if exercised, would result in the issuance of shares of common stock equal to the value the appreciation of the warrants without payment of any cash consideration. These rights are only exercisable after six months from the date of issuance (February 24, 2006) and only if the underlying shares are not subject to an effective registration statement.

There are presently outstanding 10,009,000 shares of common stock. If all of the shares of common stock issuable upon conversion of series A preferred stock and warrants that are covered by this prospectus are issued, there will be 17,509,000 shares of common stock outstanding, resulting in significant dilution to our stockholders. In addition to the 3,000,000 shares of common stock issuable upon conversion of the series A preferred stock and 4,500,000 shares of common stock issuable upon exercise of warrants that are included in this prospectus, an additional 6,081,527 shares of common stock, that are not covered by this prospectus, are issuable upon conversion of the remaining series A preferred stock, and an additional 6,720,000 shares of common stock, that are not covered by this prospectus, are issuable upon exercise of warrants.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of October 31, 2006, the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus, the number of shares owned by the selling stockholders after completion of the offering. No selling stockholder will own any shares of our outstanding common stock upon completion of the offering, except that Barron Partners will be deemed to own beneficially such number shares of common stock as will, upon such conversion or exercise, equal to 4.9% of our common stock then outstanding after giving effect to such conversion. Based upon the outstanding common stock at October 31, 2006 and assuming the issuance of the 7,500,000 shares upon conversion of he series A preferred stock and the warrants, Barron Partners would be deemed to beneficially own 902,146 shares of common stock, representing 4.9% of our outstanding common stock after giving effect to all of these issuances. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders.

Name	Shares Beneficially Owned	Shares Being Sold
Barron Partners, LP1	7,500,000	7,500,000
Capital Markets Advisory Group, LLC[2]	72,000	72,000
Mark Allen	20,000	20,000
Nelson Broms	200	200
Pearl Broms	200	200
CFO Managed Fund I LLC[3]	200	200
Jeffrey Hicks	200	200
Anna Crawford	200	200
Christopher Toppin	200	200
James McKeever	200	200
Antonio A. Yenidjeian	200	200
Stephen Hieber	200	200
Susan Isley	200	200
Gina Pacific	200	200
Joanne Leftwich	200	200
Emilia P. Cantelio	200	200
Mary Ellen Schloth	200	200
Brenda Garzi	200	200
Joseph Garzi	200	200
Gabrielle Guttman	200	200
Brittany Moss	200	200
Jennifer Rasmussen	200	200
Brooke Rodgerson	200	200
John Rodgerson	200	200
Erika Magnussen	200	200
Zoe Hicks	200	200
Ellen Hicks	200	200
Carol Hicks	200	200
Bradley Hicks	200	200
Mary Hicks	200	200
Taylor Hicks	200	200
Jonathan Hicks	200	200
Lori Cipot	200	200
Tonya Toriari	200	200
Sarah Licata	200	200
Debra Case	200	200
Claire Byl	200	200
Kendall Byl	200	200
Tracy Byl	200	200
Michael Byl[4]	200	200
Jean McKeever	200	200
Larry Ditkoff	200	200
Henry Sargent	200	200

(1) Mr. Andrew B. Worden, president of the general partner of Barron Partners, has sole voting and dispositive power over the shares beneficially owned by Barron Partners. In addition to the common stock issuable upon conversion of the series A preferred stock and warrants reflected in the table, Barron Partners holds series A preferred stock convertible into 6,081,527 shares of common stock and warrants to purchase 6,720,000 shares of common stock, and Barron Partners is entitled to additional shares of series A preferred stock pursuant to the liquidated damages provision of the registration rights agreement. However, because of the limitation on the right of exercise described below, Barron Partners is not deemed the beneficial owner of such shares.

(2) Mr. Stephen Hicks has sole voting and dispositive power over the shares beneficially owned by Capital Markets. Although Capital Markets is not a broker-dealer, it is an affiliate of a broker dealer in that Mr. Hicks has a voting and dispositive control of securities owned by Capital Markets and Southridge Investment Group, LLC, a broker-dealer, that are under common control.

(3) Mr. William Schloth has sole voting and dispositive power over the shares beneficially owned by CFO Managed Fund I LLC. Mr. Schloth is an employee of Southridge Investment Group, LLC, a broker-dealer formerly known as Greenfield Capital Partners LLC.

(4) Mr. Byl is president of Southridge Investment Group, LLC, a broker-dealer.

Except for Mr. Hicks, Mr. Byl and Capital Markets, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer. The broker dealers and their affiliates purchased their shares of common stock in the ordinary course of business and at the time of purchase of these shares, they had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates, except as follows: In connection with our organization in February 2005, we issued 1,000,000 shares of common stock to Capital Markets for $100.00 and 20,000 shares of common stock to Mark Allen for $2.00. In February 2006, in connection with the reverse acquisition, we purchased 928,000 shares of common stock from Capital Markets for $160,339 and paid $39,661 of debt to Capital Markets. Mr. Allen was president and director of Lounsberry from its organization until the reverse acquisition in February 2006.

The selling stockholders acquired their shares in private placements in 2005 and 2006.

On February 24, 2006, we entered into a preferred stock purchase agreement with Barron Partners LP, pursuant to which we sold to Barron Partners, for $2,200,000, 7,719,250 shares of series A preferred stock, and five-year warrants to purchase an aggregate of 5,610,000 shares of common stock at $.57 per share and 5,610,000 shares of commons stock at $.855 per share. The series A preferred stock was initially convertible into 7,719,250 shares of common stock, subject to adjustment. Because our EBITDA for the year ended March 31, 2006 was less than $.04613 per share, (i) the conversion price of the series A preferred stock reduced from $.285 to $.24225, a 15% reduction, with the result that the series A convertible preferred stock became convertible into 9,081,527 shares of common stock, and (ii) the exercise prices of the warrants were reduced by 15% -- from $.57 to $.4845 and from $.855 to $.7268.

The conversion rate of the series A preferred stock and the exercise prices of the warrants are subject to further adjustment if our EBITDA per share, on a fully-diluted basis, is less than $.08568 per share for the year ended March 31, 2007, based on the percentage shortfall from $.08568 per share, up to a maximum reduction of 15%. The adjustment could result in an increase in the maximum number of shares of common stock being issued upon conversion of the series A preferred stock from 9,081,527 to 10,684,150 shares of common stock and a further reduction in the exercise price of the warrants from $.4845 to $.4118 and from $.7268 to $.6177 per share.

The shares of common stock being offered by Barron Partners represent the shares of common stock issuable upon conversion of the series A preferred stock and warrants that were issued in the February 2006 private placement.

The purchase agreement, the certificate of designation relating to the series A preferred stock and the warrants all provide that the preferred stock cannot be converted and the warrant cannot be exercised to the extent that the number of shares of common stock held by the selling stockholder and his affiliates after such conversion or exercise would exceed 4.9% of the outstanding common stock. Beneficial ownership is determined in the manner provided in Section 13(d) of the Securities Exchange Act of 1934 and Regulation 13d-3 of the SEC thereunder. This provision, which cannot be modified, limits the ability of the holders of the series A preferred stock and warrants to convert their shares of series A preferred stock and exercise their warrants. Based on our outstanding common stock on November 30, 2006, Barron Partners would not be able to convert series A preferred stock or exercise warrants for more than 378,234 shares of common stock. As the number of shares of common stock increases, whether upon conversion of series A preferred stock, exercise of warrants or for any other reason, the number of shares which could be issued under this limitation will increase. In the event that any holder of the series A preferred stock or the warrants issued in the February 2006 private placement transfers shares of series A preferred stock or warrants, the transferee, if it is not an affiliate of the transferor, would be subject to a separate 4.9% limitation.

Pursuant to the preferred stock purchase agreement relating to the issuance of the series A preferred stock and warrants in the February 2006 private placement:

We and Barron Partners entered into a registration rights agreement pursuant to which we agreed to file, within 60 days after the closing, the registration statement of which this prospectus is a part, and have the registration statement declared effective within 120 days thereafter, which is August 24, 2006. The registration rights agreement provides for us to issue 2,540 shares of series A preferred stock for each day of the delay in filing or and each date after the required effective date up to a maximum of 1,400,000 shares of series A preferred stock. Barron Partners agreed to conditionally waive any liquidated damages that accrue through October 31, 2006, if either (a) the real estate which is owned by a related party and the related mortgage liability but which are required to be reflected as our assets and liability under generally accepted accounting principles is removed from our books by October 31, 2006, or (b) if, by October 31, 2006, we receive and exercise an option to purchase the real estate for $3.2 million plus out-of-pocket costs incurred in refinancing the mortgage. See “Certain Relationships and Related Transactions.” Since the registration statement did not become effective by August 24, 2006 and we did not meet either of the conditions, we will be required to issue additional shares of series A preferred stock as liquidated damages.

Because we are registering only 3,000,000 of the 9,081,527 shares of common stock issuable upon conversion of the series A preferred stock, the amount of liquidated damages due per day is 839 shares. As of November 30, 2006, we owed a total of 83,061 shares of series A preferred stock as liquidated damages, with additional liquidated damages accruing at the rate of 839 shares per day.

The purchase agreement also provides that:

•	Barron Partners has the right to participate in any future financing.

•	We are required to maintain a majority of independent directors and independent audit and compensation committees.

•
With certain limited exceptions, if we issue stock at a purchase price or warrants or convertible securities at an exercise or conversion price which is less than the conversion price of the series A preferred stock or the exercise price of the warrants, the conversion price and exercise price will be reduced to such lower price.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. Our common stock is not presently traded on any market, and none of our outstanding shares may be sold except pursuant to a registration statement. As a result, it will be necessary for the selling stockholders to sell a portion of their shares if a market is to be created. The selling stockholders cannot predict the extent to which a market will develop or, if a market develops, what the price of our common stock will be. Because there is no trading market in our common stock as of the date of this prospectus, the selling stockholders will sell shares at prices ranging from $.75 to $1.50 per share until a public market develops for the common stock. Once a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. Subject to the foregoing, the selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus.

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method of sale permitted pursuant to applicable: law.

Barron Partners may also sell shares issuable upon conversion of the series A preferred stock pursuant to Rule 144 or Rule 144A under the Securities Act, if available, rather than pursuant to this prospectus, commencing February 24, 2007.

The SEC has taken the position that any shares that are acquired from a shell company that is not engaged in any business activities cannot be sold pursuant to Rule 144 or 144A and can only be sold pursuant to a registration statement. This position was initially expressed in a letter from Richard K. Wulff, chief of the SEC’s Office of Small Business, to Ken Worm of NASD Regulation, Inc. Although the Wulff-Worm letter related to specific sets of facts, it has been interpreted by the SEC to apply to any purchase of shares in a company which is not engaged in any business activity at the time the shares are purchased. Since the selling stockholders, other than Barron Partners, acquired their shares from us at a time that we were a so-called blank-check shell corporation, they are unable to sell their shares pursuant to Rule 144 or 144A and must sell their shares pursuant to this prospectus.

Because of the limitation whereby Barron Partners cannot hold more than 4.9% of our stock, there is a limit on the number of shares that Barron Partners may sell at any time.

See “Selling Stockholders” for information concerning the restriction on the right of the holders of the series A preferred stock and certain of the warrants to convert the shares of series A preferred stock and to exercise warrants if such conversion or exercise would result in the holder and his or its affiliates beneficially owning more than 4.9% of our common stock.

Broker-dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrant owned by them and, if the selling stockholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In the event of a transfer by a selling stockholder of the series A preferred stock, warrants or the common stock issuable upon conversion or transfer the series A preferred stock or warrants other than a transfer pursuant to this prospectus or Rule 144 of the SEC, we may be required to amend or supplement this prospectus in order to name the transferee as a selling stockholder.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling stockholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus.

If any broker-dealers act as underwriters in connection with the sale by the selling stockholder of their shares, it will be necessary for us to update this prospectus to provide information relating to such broker-dealers. In this connection, it will be necessary for us to file a supplement or a post-effective amendment to reflect, among other things, the identity of the broker-dealers acting as underwriters and the terms of the underwriting.

We are required to pay all fees and expenses incidental to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no market for our common stock

As of November 30, 2006, we had approximately 75 record holders of our common stock.

We have not paid dividends on our common stock, and the terms of certificate of designation relating to the creation of the series A preferred stock prohibit us from paying dividends. We plan to retain future earnings, if any, for use in our business. We do not anticipate paying dividends on our common stock in the foreseeable future.

As of November 30, 2006, we had the following shares of common stock reserved for issuance:

•	9,081,527 shares issuable upon conversion of the series A preferred stock.

•	11,220,000 shares issuable upon exercise of the warrants held by Barron Partners.

•
1,000,000 shares issuable upon exercise of stock options or other equity-based incentives pursuant to our 2006 long-term incentive plan, which is subject to stockholder approval. As of November 30, 2006, there were outstanding options to purchase 150,000 shares of common stock, which are held by our independent directors. We intend to file a registration statement on Form S-8 with respect to the shares of common stock issuable pursuant to this plan.

•	13,000 shares to be issued as restricted stock grants to key employees.

The 100,000 shares of common stock held by the former stockholder of Lounsberry may not be sold pursuant to Rule 144, regardless of how long they are held since the shares were purchased at a time when we were a blank-check shell. The SEC has taken the position, initially enunciated in the letter from Richard K. Wulff of the SEC to Ken Worm of NASD Regulation, Inc. These 100,000 shares may be sold pursuant to this prospectus.

The 9,081,527 shares of common stock issuable upon conversion of the series A preferred stock held by Barron Partners may be sold pursuant to Rule 144 commencing on February 24, 2007. Barron Partners has registration rights with respect to these shares, and we are including 3,500,000 of these shares for sale pursuant to this prospectus.

The agreement pursuant to which we issued 7,997,000 shares of common stock, as described in “Certain Relationships and Related Transactions,” provides that these stockholders may not sell these shares for a period of twelve months following the closing. Thereafter, none of these stockholders shall sell more than 10% of his or her shares in the public market in the twelve-month period following the expiration of the lock-up period or more than an additional 10% of his shares during the following twelve-month period. Commencing January 31, 2007, the holders have demand and piggyback registration rights. The Company is not subject to any liquidated damages in the event that Company fails to satisfy its obligations to register the shares. These shares may be sold pursuant to Rule 144 commencing February 24, 2007.

Pursuant to a subscription agreement, we sold 1,700,000 shares of common stock to an accredited investor for $500,000 on February 24, 2006. Commencing January 31, 2007, the investor has demand and piggyback registration rights. The Company is not subject to any liquidated damages in the event that Company fails to satisfy its obligations to register the shares. These shares may be sold pursuant to Rule 144 commencing February 24, 2007.

Equity Compensation Plan Information

The following table summarizes the equity compensation plans under which our securities may be issued as of October 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options and warrants	Weighted-average exercise price of outstanding options and warrants	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	150,000	$.285	863,000
Equity compensation plan not approved by security holders	-0-	—	—

The 2006 long-term incentive plan was approved by the board of directors, subject to stockholder approval, and the outstanding options are subject to stockholder approval of the plan. On October 20, 2006, the stockholders approved the plan, and such approval will become effective 20 days after an information statement reflecting such action is mailed to stockholders.

See “Selling Stockholders” for information relating to the sale of unregistered securities during the year ended December 31, 2005.

On February 24, 2006, we entered into an agreement with Capital Markets, which was then our principal stockholder, pursuant to which we purchased 928,000 shares of common stock from Capital Markets for $160,339, and paid $39,661 of debt to Capital Markets, using the proceeds from the sale of series A preferred stock. The purchase was made contemporaneously with the acquisition of Ranor.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion of the results of our operations and financial condition should be read in conjunction with our financial statements and the related notes, which appear elsewhere in this prospectus. The following discussion includes predictive statements. For a discussion of important factors that could cause actual results to differ from results discussed in the predictive statements, see “Forward Looking Statements.”

Overview

We operate in one business segment - fabrication, precision machining and engineering of metal products up to 100 tons. Most of our products are fabricated from raw metal plate or forgings. Materials used in the manufacturing of our products are either supplied by our customers or acquired from raw material suppliers we have worked with for many years. Our clients are generally in industries associated with the nuclear, aerospace, military and defense and commercial industries and national laboratories. Payment terms associated with each project often include progress payments and occasionally include deposits. Generally, payment terms are 30 to 45 days from the invoice date. Some of the work we perform for our customers is a part of government appropriation packages, and therefore, subject to the Miller Act, requiring the prime contractors (our customers) to pay all subcontractors under contracted purchase agreements first.

These products are manufactured for our clients under build-to-print agreements. Work is performed by our personnel under firm contracted purchase orders, for each project undertaken at the facility. Our work is contracted under terms that require down payments for the acquisition of materials. Additionally, depending on the length of a given project, some contracts require progress payments based on major milestones of work completed.

Ranor, together with its predecessor, has been in business since 1956. Ranor’s predecessor was sold by its founders in 1999 to Standard Automotive Corporation through its subsidiary Critical Components Corporation. From June 1999 until August 2002, Ranor’s predecessor, which was also named Ranor, was operated by Critical Components. In December 2001, Standard filed for protection under the Bankruptcy Code and Ranor’s predecessor operated under Chapter 11 until on or about the quarter ended June 30, 2002. Subsequently, all Standard’s holdings were sold. In 2002, Ranor acquired the assets of its predecessor from the bankruptcy estate. See the discussion under “Reverse Acquisition.” As a result of the bankruptcy of Standard’s subsidiary, customers were initially reluctant to use our services. In recent years, as both the market for our services has improved and we demonstrated to our customers that we have both the financial and manufacturing ability to meet their specifications and time requirements, we have been able to improve both our revenue and our gross margin, although not necessarily on a quarter to quarter basis.

In recent years, the capital goods market experienced a slow down due to both the industry over-build of product in the late 1990’s and the events of September 11, 2001. As noted in the preceding paragraph, the development of our business was further affected by the bankruptcy of Standard. However, based on recent project inquiries, recent projects awarded and current customer demands for our services, we believe the market has rebounded and that we are finding increased acceptance of our services.

A significant portion of our revenue is generated by a small number of customers who differ from period to period as we complete work on projects or commence new projects for other customers. In the six months ended September 30, 2006, three customers accounted for approximately 42% of our revenue, and in the year ended March 31, 2006, two customers accounted for approximately 28% of our revenue. The two largest customers for the six months ended September 30, 2006 were not 10% customers for the year ended March 31, 2006, and the two largest customers for the year ended March 31, 2006 were not 10% customers for the year ended March 31, 2005. Our contracts generally result from negotiation and from bids made pursuant to a request for proposal. Our ability to receive contract awards is dependent upon the contracting party’s perception of such factors as our ability to perform on time, our history of performance and our financial condition. We believe, based on increased requests for quotations, that there is an increasing demand for services of the type which we perform, notwithstanding the decline in revenue from the six months ended September 30, 2005 to the six months ended September 30, 2006. We are changing the manner in which we treat potential business. Ranor and its predecessor had traditionally performed services on relatively low margins since the customers demanded more services without an increase in cost. We are seeking more longer-term projects with a more predictable cost structure, and rejecting or not bidding on projects which we do not believe would generate an adequate gross margin. Thus, although our sales decreased from the six months ended September 30, 2006 from the comparable period of 2005, our gross margin increased from 10.5% to 16.1% and our income from operations increased from $306,000 to $388,000, notwithstanding the postponement of two contracts during the six months ended September 30, 2006.

Because our revenues are derived from the sale of goods manufactured pursuant to a contract, and we do not sell from inventory, it is necessary for us to constantly seek new contracts. The products that we produce are generally for one or a limited number of units, and once we complete our work on a contract, we generally do not receive subsequent orders for the same product. We receive contracts both by negotiation and through bids. When we bid for a contract, we may not receive the contract award. Thus, there may be a time lag between our completion of one contract and commencement of work on another contract. During this period, we will continue to incur our overhead expense but with lower revenue. Furthermore, changes in the scope of a contract may impact the revenue we receive under the contract and the allocation of manpower.

During the six months ended September 30, 2006, we suffered a decline in revenue as a result of changes in the scope and timing of one contracts. The first postponement related to a contract we were performing for a large military contractor. During the initial phase of the program (after the first eight units had been delivered) the customer determined that the materials it had selected and provided to us were inadequate to accommodate its needs. The customer submitted a stop work order until it could determine their next steps. As a result, we experienced a delay of the program for approximately 2½ months until the customer selected materials more suitable for its needs. Once the new materials were selected, the customer re-started the program and we are now performing this work. As a result of this postponement, revenues that we anticipated we would recognize in the first quarter is expected to be recognized in subsequent quarters. In addition, we incurred the cost of carrying the employees and independent contractors that had been assigned to this project. The second contract related to services being performed for a national laboratory project that involved a large vacuum vessel. As we were completing the initial phase of the project during the quarter ended June 30, 2006, the customer determined that it wanted to significantly enhance the product prior to our delivery of the original unit. This change resulted in a delay of the final billing until the work was completed. As a result, $462,000 of revenues that were anticipated during quarter ended June 30, 2006 was recognized in the quarter ending September 30, 2006. This project has been completed, accepted by the customer and final payment received.

Although we provide manufacturing services for large governmental programs, we usually do not work directly for agencies of the United States government. Rather, we perform our services for large governmental contractors and large utility companies. However, our business is dependent in part on the continuation of governmental programs which require the services we provide.

We lease our facilities from WM Realty Management LLC, which is an affiliated entity, to whom we sold the real property in February 2006 for $3,000,000 contemporaneously with the reverse merger. WM Realty Management is an affiliate because of common ownership and management. The following table sets forth information as to the relative beneficial interest of our officers, directors and principal stockholders in both our company and their interest in WM Realty at the time WM Realty purchased the real estate.

Name	Beneficial Ownership in us	Ownership in WM Realty
Andrew A. Levy	29.3%	69.0%
James G. Reindl	29.6%	10.0%[1]
Howard Weingrow[2]	18.6%	15.0%[2]
Martin M. Daube	6.7%	7.8%
Larry Steinbrueck	2.0%	1.2%
Michael Holly	[3]	[3]

[1]	In October 2006, Mr. Reindl conveyed his interest in WM Realty Management to WM Realty Management for no consideration. Mr. Reindl currently has no equity interest in WM Realty Management.

[2]
Mr. Weingrow’s beneficial ownership in our stock includes the stock owned by Stanoff Corporation, of which Mr. Weingrow is president. At the time of the refinancing, Mr. Weingrow made an additional investment in WM Realty Management and his interest in WM Realty Management increased from 15.0% to 25.0%.

[3]	Less than 1%.

In addition, Mr. Levy, Mr. Reindl and Mr. Daube are the sole members of Techprecision, LLC, which has a management agreement with us.

The price at which we sold the real property, which was less than the appraised value of the property, was based largely upon the maximum amount that WM Realty Management could borrow, based on a percentage of appraised value, and reflected the fact that the use of the real estate as a manufacturing facility would not be considered the best use of the property. The purchase of the property was fully leveraged. We sold the property to provide a portion of the funds that were due in connection with the acquisition of Ranor. The Company was not able to find a single lender to finance both the non-real estate assets and the real estate. The mortgagee for the real estate required individual limited guarantees by Mr. Levy and Mr. Reindl, as members of WM Realty Management, as a condition to making the loan to WM Realty Management. The guarantee of Mr. Reindl was released in connection with the refinancing of the property in October 2006.

Because WM Realty Management is an affiliated entity and our lease with WM Realty Management is the sole source of funding for WM Realty Management, under generally accepted accounting principles, the real estate is treated as being owned by us and WM Realty Management’s mortgage obligations are treated as our obligations. See “Variable Interest Entity.” Our financial condition, principally our working capital, is affected by the terms of WM Realty Management’s mortgage. WM Realty Management initially financed its purchase of the property with a six-month mortgage, which initially matured on August 1, 2006 and was extended. Because of the terms of the mortgage, at June 30, 2006 and September 30, 2006, the mortgage loan was reflected as a short-term loan in the principal amount of the loan. As a result, we had a deficiency in working capital of $130,958 at September 30, 2006. Further, our financial statements for the six months ended September 30, 2006, also reflect approximately $57,418 in expenses relating to the extension of the old mortgage. In October 2006, the real estate was refinanced with a ten-year mortgage with interest at 6.75%. As a result, commencing with our December 31, 2006 balance sheet, our short term liability with respect to this mortgage will reflect only current amortization. The cost of refinancing, which was approximately $104,000, will be amortized over the term of the loan.

Critical Accounting Policies

The preparation of the Company’s financial statements conform to the generally accepted accounting principles in the United States and requires our management to make assumptions, estimates and judgments that effect the amounts reported in the financial statements, including all notes thereto, and related disclosures of commitments and contingencies, if any. We rely on historical experience and other assumptions we believe to be reasonable in making our estimates. Actual financial results of the operations could differ materially from such estimates. There have been no significant changes in the assumptions, estimates and judgments used in the preparation of our audited 2006 financial statements from the assumptions, estimates and judgments used in the preparation of our 2005 audited financial statements.

Revenue Recognition and Costs Incurred

We derive revenues from (i) the fabrication of large metal components for our customers; (ii) the precision machining of such large metal components, including incidental engineering services, and (iii) the installation, when required, of such components at the customers’ locations.

We recognize revenue under the units of delivery method, as per AICPA’s Statement of Position 81-1.22. Under this method, the buyer has legally enforceable rights to the construction in progress. We net the advanced billings against the construction in progress.

Revenue and costs are recognized on the units of delivery method. This method recognizes as revenue the contract price of units of the product delivered during each period and the costs allocable to the delivered units as the cost of earned revenue. Costs allocable to undelivered units are reported in the balance sheet as inventory. Amounts in excess of agreed upon contract price for customer directed changes, constructive changes, customer delays or other causes of additional contract costs are recognized in contract value if it is probable that a claim for such amounts will result in additional revenue and the amounts can be reasonably estimated. Revisions in cost and profit estimates are reflected in the period in which the facts requiring the revision become known and are estimable

Adjustments to cost estimates are made periodically, and losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined and are reflected as reductions of the carrying value of the costs incurred on uncompleted contracts. Costs incurred on uncompleted contracts consist of labor, overhead, and materials. Work in process is stated at the lower of cost or market and reflect accrued losses, if required, on uncompleted contracts.

Variable Interest Entity

We have consolidated a variable interest entity that entered into a sale and leaseback contract with us to conform to FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46). We have also adopted the revision to FIN 46, FIN 46R, which clarified certain provisions of the original interpretation and exempted certain entities from its requirements.

Income Taxes

Our fiscal year ends on March 31st. We provide for federal and state income taxes currently payable, as well as those deferred because of temporary differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable and or settled. The effect of the change in the tax rates is recognized as income or expense in the period of the change. A valuation allowance is established, when necessary, to reduce deferred income taxes to the amount that is more likely than not to be realized. As of March 31, 2005, we had net operating loss carry-forwards approximating $3,470,000. Pursuant to Section 382 of the Internal Revenue Code, utilization of these losses may be limited in the event of a change in control, as defined in the Treasury Regulations. The change in ownership resulting from our acquisition of Ranor will limit our ability to use the loss carry-forwards.

Reverse Acquisition

From June 1999 until August 2002, Ranor’s predecessor was operated by Critical Components, a subsidiary of Standard Automotive. In December 2001, Standard Automotive filed for protection under the Bankruptcy Code, and operated the Ranor business under Chapter 11 until on or about the quarter ended June 30, 2002.

In 2002, an investment group formed a Delaware corporation known as Rbran Acquisition, Inc. to acquire the assets of Ranor’s predecessor from the bankrupt estate. The principal investors were Green Mountain Partners III, LP and Phoenix Life Insurance Company, who held the debt, preferred stock and warrants. Rbran subsequently changed its corporate name to Ranor, Inc. On August 7, 2002, Rbran purchased substantially all of the assets and assumed certain operating liabilities of Ranor Inc. Until August 7, 2002, Rbran had no operations. The aggregate acquisition price, including transaction costs, of $8,213,842 was paid in cash. Following is a condensed balance sheet showing the fair value of the assets acquired and the liabilities assumed as of the date of acquisition:

Current Assets, including cash of $2,594,680	$5,322,060
Property, plant and equipment	3,670,360
8,992,420
Current Liabilities	778,578
Net assets acquired	$8,213,842

When the purchase transaction was completed, Rbran recognized the fair value of assets and the fair value of the liabilities on its books as required by generally accepted accounting principals for the asset acquisitions as restated in FASB’s Statement of Financial Accounting Standards No. 141: Business Combinations, paragraphs 3-8. Rbran existed as a legally entity separate and apart from Ranor Inc. at the time of acquisition and was not subject to the bankruptcy relief and reorganization proceedings of Ranor, Inc.

During 2005, Andrew A. Levy and James G. Reindl negotiated with Ranor’s principal stockholders (Green Mountain Partners and Phoenix Life Insurance Company) for the purchase of all of the stock of Ranor, which included the payment or settlement of all of Ranor’s outstanding which was payable to Green Mountain Partners and Phoenix Life Insurance Company. In this connection, in April 2005, Mr. Levy and Mr. Reindl formed Ranor Acquisition LLC, a Delaware limited liability company, for the purpose of making the acquisition. On August 17, 2005, Ranor Acquisition entered into an agreement with Green Mountain Partners, Phoenix Life Insurance Company and five holders of Ranor’s common stock, including Mr. Youtt, to acquire all of the capital stock and warrants of Ranor for a purchase price equal to $9,250,000 plus the amount by which Ranor’s net cash amount exceeded $250,000, less a closing adjustment of $54,000 and less the amount of principal and interest on the debt held by Ranor’s two principal stockholders, Green Mountain Partners, Phoenix Life Insurance Company. These two stockholders also held Ranor’s preferred stock. Since Ranor’s net cash amount was $1,117,000, the amount due to the sellers was increased by $813,000, which resulted in total payments of $10,063,000. The agreement contained standard representations and warranties of the sellers concerning Ranor, and $925,000 of the purchase price was placed in escrow to provide a fund against which any claims for breach of representation can be made. No claim can be made against the former Ranor stockholders other than a claim against the escrow fund.

After executing the purchase agreement, Ranor Acquisition sought to obtain the financing to make the payments. The purchase price was funded from the following sources:

Proceeds from sale of real estate to a related party	$3,000,000
Net proceeds from Sovereign term loan	3,953,317
Cash due from Ranor	813,000
Cash from the Ranor’s available cash	240,000
Cash from proceeds of sale of equity	2,056,683
Total	$10,063,000

The total payments were disbursed as follows:

Principal of notes to preferred stockholders	$8,000,000
Interest on notes	975,000
Payment into escrow pursuant to purchase agreement	925,000
Expenses of Ranor stockholders	153,000
Payment to preferred stockholders	6,500
Payment to common stockholders	3,500
Total	$10,063,000

As noted in the preceding table, $925,000 of the purchase price is held in escrow as security for the obligations of the former Ranor stockholders for indemnity for any breach of the sellers’ representations and warranties. If any money is paid to the former Ranor stockholders from the escrow fund, it will be allocated to the former holders of the preferred stock, namely Green Mountain Partners and Phoenix Life Insurance Company.

In connection with our purchase of Ranor, we raised a total of $2,700,000 as equity, of which $2,200,000 was provided by Barron Partners and $500,000 was provided by a private investor. Barron Partners advised Ranor Acquisition that it was willing to make an investment, but would only invest in a company that was a reporting company under the Securities Exchange Act of 1934, as amended. In December 2005, Lounsberry, through, David Feldman, who was then counsel for Lounsberry, was introduced to counsel for Ranor Acquisition. Prior to December 2005, neither Ranor Acquisition nor Mr. Levy, Mr. Reindl or Mr. Daube had any relationship with or knowledge of Lounsberry. During January and February, Ranor Acquisition negotiated agreements with Lounsberry pursuant to which:

•
Lounsberry’s principal stockholder, Capital Markets Advisory Group, LLC, would sell to Lounsberry 928,000 shares, representing more than 90% of Lounsberry’s then outstanding common stock, for $200,000, which was paid to Capital Markets. Of this amount, $39,661 represented money advanced by Capital Markets to Lounsberry and $160,339 was paid for the stock. Capital Markets had purchased 1,000,000 shares of common stock for $100 in connection with Lounsberry’s organization in February 2005.

•	Lounsberry’s officers resigned and Mr. Reindl was elected as sole director.

In order that we could acquire Ranor through a reporting company, we, then known as Lounsberry, entered into an exchange agreement with Ranor Acquisition and its members. Pursuant to that agreement, Ranor Acquisition assigned the agreement to acquire the Ranor stock to us, and we issued a total of 7,997,000 shares of common stock to the members of Ranor Acquisition. Neither Ranor Acquisition nor any of the members received any consideration other than shares of our stock in consideration for the assignment of the Ranor purchase agreement to us.

Our acquisition of Ranor is accounted for as a reverse acquisition. The accounting rules for reverse acquisitions require that beginning with the date of the acquisition, February 24, 2006, our balance sheet includes the assets and liabilities of Ranor and our equity accounts were recapitalized to reflect the net equity of Ranor. In addition, our historical operating results will be the operating results of Ranor.

In connection with the acquisition of Ranor, on February 24, 2006:

•
We entered into a preferred stock purchase agreement with Barron Partners LP, pursuant to which we sold to Barron Partners, for $2,200,000, 7,719,250 shares of series A preferred stock, and five-year warrants to purchase an aggregate of 5,610,000 shares of common stock at $.57 per share and 5,610,000 shares of commons stock at $.855 per share. The series A preferred stock was initially convertible into 7,719,250 shares of common stock, subject to adjustment. Because our EBITDA for the year ended March 31, 2006 was less than $.04613 per share, (i) the conversion price of the series A preferred stock reduced from $.285 to $.24225, a 15% reduction, with the result that the series A convertible preferred stock became convertible into 9,081,527 shares of common stock, and (ii) the exercise prices of the warrants were reduced by 15% -- from $.57 to $.4845 and from $.855 to $.7268, with no adjustment in the number of shares issuable upon exercise of the warrant,

•
The conversion rate of the series A preferred stock and the exercise prices of the warrants are subject to further adjustment if our EBITDA per share, on a fully-diluted basis, is less than $.08568 per share for the year ended March 31, 2007, based on the percentage shortfall from $.08568 per share, up to a maximum reduction of 15%. The adjustment could result in an increase in the maximum number of shares of common stock being issued upon conversion of the series A preferred stock from 9,081,527 to 10,684,150 shares of common stock and a further reduction in the exercise price of the warrants from $.4845 to $.4118 and from $.7268 to $.6177 per share.

•
We purchased 928,000 shares of common stock form Capital Markets Advisory Group, LLC, which was then our principal stockholder, for $160,339 and paid $39,661 of debt to Capital Markets, using the proceeds from the sale of the preferred stock. The control person for Capital Markets is Steven Hicks.

•
We issued 7,997,000 shares of common stock to the members of Ranor Acquisition LLC, which was the party to an August 17, 2005 agreement to purchase the stock of Ranor, for which Ranor Acquisition advanced funds on our behalf and assigned its rights under the Ranor stock purchase agreement, and we assumed Ranor Acquisition’s obligations under that agreement.

•	We sold 1,700,000 shares of common stock to an investor for $500,000.

•
Ranor entered into a loan and security agreement with Sovereign Bank pursuant to which Ranor borrowed $4.0 million, for which Ranor issued its term note, and Sovereign provided Ranor with a $1.0 million revolving credit arrangement.

•
Ranor sold its real estate to WM Realty Management, LLC for $3.0 million, and Ranor leased the real property on which its facilities are located from WM Realty Management pursuant to a net lease. WM Realty Management is an affiliate of the Company.

Prior to the reverse acquisition and the assignment by Ranor Acquisition to us of the agreement to acquire Ranor, there were no relationships among Ranor Acquisition, us, Ranor and its predecessor, except that Mr. Reindl was president and chief executive officer of Critical Components from February 1999 until February 2002, and Mr. Stanley Youtt, one of our directors and the chief executive officer of Ranor, was chief executive officer and a common stockholder of Ranor prior to our acquisition of Ranor. Pursuant to the purchase agreement, Mr. Youtt received $700 from the sale of his Ranor stock.

In determining that that transaction is a reverse merger, we considered the application of SFAS No. 141 (Paragraphs 15, 16, 17 and 18), which lists a number of issues, facts and circumstances to be considered in identifying the acquirer in a business combination. Based on these criteria, Ranor is the acquiring party for accounting purposes.

•
What are the relative voting rights in the combined entity? Ranor Acquisition was formed to acquire the stock of Ranor, and assigned its right to acquire the Ranor stock to us in exchange for 7,997,000 shares. In addition, we sold 1,700,000 shares to an investor who made the investment for the purpose of acquiring Ranor, and we issued an additional 170,000 shares for services rendered in connection with the acquisition of Ranor. All these shares were issued based upon the business on Ranor. These stockholders acquired their shares in connection with the Ranor acquisition and their made their investment decision based on Ranor. One indicia of the acquirer in determining which group of owners retained or received the largest portion of the voting rights in the combined entity. Thus, in determining the relative voting rights, there are 9,867,000 shares of common stock allocable to the Ranor business and 100,000 shares relating to the Lounsberry business.

•
What are the relative equity interests in the combined entity? The relative equity interest, specifically whether there is a large minority voting interest after the acquisition is also considered in determining the acquiring party. For the reasons set forth above, we believe that the Ranor investors constitute the largest blocks of stock, and that, applying this test, Ranor is the acquiring party. While the stockholders. While the stockholders, including Barron Partners, may have technically purchased Lounsberry’s securities, they were not continuing Lounsberry stockholders. Rather, as noted above, they were really investors in Ranor and their investment was contingent upon the completion of the Ranor acquisition and was necessary for the Ranor acquisition to be consummated.

•
What is the composition of the governing body of the combined entity? Prior to the acquisition of Ranor, the sole director of Ranor resigned and Mr. Reindl was elected as sole director. The present board was elected by Mr. Reindl and included, in addition to himself, Mr. Youtt, who was and is president of Ranor, and three independent directors. Thus, the board of directors consists solely of our chief executive officer, Ranor’s president and three independent directors who were elected by Mr. Reindl.

•
Is there a continuity of management?  No officer of Lounsberry has any involvement in our business. The president and chief financial officer of Ranor held those positions prior to the acquisition. Similarly, almost all key managers continued with their same responsibilities as before the acquisition. The continuity of management is another indication that Ranor is the acquiring party.

•
Can either party be said to have paid a premium? Footnote 9 of SFAS 141 states that the premium criteria only applies if the equity securities exchanged are publicly traded, and the stock of the neither Ranor nor Lounsberry was publicly traded. Therefore, this consideration is not relevant in determining the accounting treatment of the transaction.

•
Is the fair value of one of the combining entities significantly greater than the other? If consideration is given to the relative size of each entity, then it is clear that Ranor is the acquiring party. Lounsberry was a blank-check company with no business or assets. Ranor was, and is, conducting an active business. It is clear that the value of Ranor is significantly greater than the value of Lounsberry.

Because the transaction is treated as a reverse acquisition, Ranor is treated as the accounting acquirer and the transaction being treated as a recapitalization. As a result, the costs of the acquisition are charged to capital. The financial statements for periods prior to February 24, 2006 reflect the financial position, results of operations and cash flows of Ranor. Techprecision changed its fiscal year to the fiscal year ended March 31, which was the fiscal year of Ranor prior to the reverse acquisition.

The interest paid to the former Ranor noteholders was less than the interest accrued at the closing date. As a result interest of $222,944 to the former noteholders was cancelled. The cancellation is reflected as a credit to capital in excess of par value.

As discussed above, in connection with the reverse acquisition, Ranor sold its real estate to a related party. As a result, for accounting purposes, (i) we recognized no gain on the sale of the real property, (ii) the real property is treated as our property, (iii) the mortgage note issued by the related party is treated as our obligation, (iv) the interest paid on the mortgage and other charges relating to the mortgage, including payments relating to the extensions of the prior mortgage are treated as our expenses, and (v) there is no accounting effect with respect to the lease payment to the related party. Further, since the mortgage is a short-term obligation, it is reflected as our current liability which affects our working capital.

As a result of the reverse acquisition, the debt to the former stockholders in the amount of $8,000,000 and accrued interest of $1,197,944 was eliminated from our balance sheet and replaced with the $4,000,000 bank loan and the $3,300,000 mortgage note reflecting the obligation of WM Realty which is treated for financial reporting purposes as our obligation.

Non-GAAP Information

We refer to EBITDA, which is a non-GAAP performance measure, because our agreement with Barron Partners uses EBITDA as a measure for determining whether there is an adjustment in the conversion price of the series A preferred stock or the exercise price of the warrants. EBITDA is determined by adding to net income the amount deducted for interest, taxes, depreciation and amortization. The following table shows the relationship between net income and EBITDA for the years ended March 31, 2006 and 2005 (dollars in thousands).

	Six Months Ended September 30,		Year ended March 31,
	2006	2005	2006	2005
Net income (loss)	24	(252)	(428)	(1,144)
Plus interest (net)	364	560	1,098	1,113
Plus taxes	—	—	42	4
Plus depreciation and amortization	476	207	472	408
EBITDA	864	518	1,184	381

New Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs, an amendment of Accounting Research Bulletin (“ARB”) No. 43, Chapter 4.” The amendments made by Statement 151 clarify that, abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during the fiscal years beginning after June 15, 2005.

In December 2004, The FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). The amendments made by SFAS 153 as based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided for an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carry over basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transaction. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provision of this statement shall be applied prospectively.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment.” Statement 123R will provide investors and other users of financial statements with more complete financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123R covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. Statement 123R replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities that are small business issuers are required to apply Statement 123R as of the first interim or annual reporting period of the first fiscal year that begins after December 15, 2005. Because our fiscal year at January 1, 2006 was the calendar year, we became subject to Statement 123R on January 1, 2006. Prior to the reverse acquisition, we did not grant any options or equity-based incentives. To the extent that we grant such options or other equity-based incentives, the value thereof is included as a general and administrative expense.

The adoption of the foregoing new statements did not have a significant impact on our financial statements through September 30, 2006, since we did not grant any options that would not be treated as an expense under FASB 123, prior to the revision. However, on an ongoing basis, to the extent that we grant options to employees, we will incur a compensation expense which will have the effect of increasing our administrative expenses and reducing our net income and EBITDA.

Results of operations

The following table sets forth information from our statements of operations for the three months ended June 30, 2006 and 2005 and the year ended March 31, 2006 and 2005, in dollars and as a percentage of revenue (dollars in thousands):

	(Dollars in thousands)
	Six Months Ended September 30,				Year Ended March 31,
	2006		2005		2006		2005
Net sales	$7,915	100%	$9,077	100%	$20,266	100.00%	$14,270	100.00%
Cost of sales	6,252	79%	7,818	86%	17,633	87.00%	12,632	88.52%
Gross profit	1,663	21%	1,258	14%	2,634	13.00%	1,634	11.48%
Selling, general and administrative	1,288	16%	952	10%	1,905	9.41%	1,665	11.67%
Income (loss) from operations	375	5%	307	3%	726	3.58%	(27)	-0.19%
Interest expense, net	(364)	5%	(555)	6%	(1,108)	5.47%	(1,121)	-7.86%
Other income (loss)	—	—	—	—	(4)	0.02%	8	0.06%
Loss before income taxes	10	0%	(248)	-3%	(386)	-1.90%	(1,140)	-7.99%
Provision for income taxes	—	0%	3	0%	42	0.21%	4	0.03%
Net income (loss)	10	0%	(251)	-3%	(428)	-2.11%	(1,144)	-8.02%

Six Months Ended September 30, 2006 and 2005

Sales in the six months ended September 30, 2006 (the “September 2006 period”) decreased $1,162,000, or 13%, to $7,915,000, compared to $9,077,000 for the six months ended September 30, 2005 (the “September 2005 period”). This decrease in sales reflected changes in a major contract. After the delivery of the initial product, the customer discovered problems resulting from its design of the product. As a result, the customer postponed the project until the product was redesigned. The Company has commenced work on this project and is continuing to perform under the revised purchase order. As a result of the postponement, revenue which was anticipated to be recognized in the September 2006 period based on the initial production and delivery schedule, was not recognized in that period. In addition, we incurred the costs of carrying the employees and independent contractors that had been assigned to this project. We expect that the revenue which was not recognized in the September 2006 period will be recognized over in the third and possibly the fourth quarters of the current fiscal year. Our revenue was also affected by our change of marketing focus. We are seeking more long-term projects with a more predictable cost structure, and rejecting or not bidding on projects that we do not believe would generate an adequate gross margin.

Our cost of sales for the September 2006 period decreased $1,567,000, to $6,252,000, a decrease of 20.0%, from $7,819,000 for the September 2005 period. This decrease was greater than the decrease in sales, resulting in an improvement in the gross margin from 14% to 21%. In the September 2005 period, we carried more employees than we required under our then current contracts. We have reduced our staff, which has enabled us to operate more efficiently; however, in connection with one project that was postponed, we retained the project group even though there were periods during the September 2006 period when they were not utilized efficiently.

Selling, administrative and other expenses for the September 2006 period were $1,275,000, compared to $952,000 for the September 2005 period, an increase of $323,000, or 33.9%. The following table sets forth information as to the different components of selling, general and administrative expenses.

	September 2006	September 2005	Change
Category	period	period	Dollars	Percent
Payroll, including payroll taxes	$650,000	$768,000	$(118,000)	(15%)
Professional fees	152,000	50,000	102,000	204%
Costs relating to WM Realty	289,000	0	289,000	NA
Other selling, general and administrative	198,500	133,000	65,500	49%

The decrease in payroll expense resulted from a decrease in compensation for officers and sales staff. During the September 2005 period, our compensation to officers included compensation to former stockholders who were officers and whose services were no longer required by us. Our payroll expense for the six months ended September 30, 2006 includes payments of $100,000 under our management agreement with Techprecision. These expenses are included under payroll since the services performed are those that are performed by officers and other employees.

The increase in professional fees reflected additional legal and accounting fees resulting from our status as a reporting company under the Securities Exchange Act of 1934,

WM Realty is a special purpose entity which is consolidated with us. Costs relating to WM Realty include debt service charges, amortization of closing costs and depreciation, and interest of $186,000 on WM Realty’s mortgage obligation.

Other selling, general and administrative expenses reflect sales development expenses, travel expenses and officers and directors’ liability insurance, as well as $13,500 of expense of equity-based compensation relating to the grant of options to our independent directors. Since our rent is paid to WM Realty, our rent is not reflected as an expense.

Interest expense for the September 2006 period was $364,000 compared with $560,000 for the September 2005 period. The decrease in interest expense reflects both a decrease in debt as a result of the payment of debt to related parties, which was paid on February 24, 2006 and a lower interest rate. The outstanding debt to the related parties was approximately $8,000,000 throughout fiscal 2005 and during fiscal 2006 through February 24, 2006. At September 30, 2006, our debt was $6,880,000, including the $3,150,000 mortgage debt of WM Realty. The average interest rate was 10% for the September 2006 period as compared with 14% for the September 2005 period.

As a result of the foregoing, we generated net income for the September 2006 period of $10,000 or less than $.01 per share (basic and diluted), as compared to a net loss of $252,000, or $.03 per share (basic and diluted), for September 2005 period.

Years Ended March 31, 2006 and 2005

Sales in the year ended March 31, 2006 (“fiscal 2006”) increased $5,996,420, or 42%, to $20,266,402, compared to $14,269,982 for the year ended March 31, 2005 (“fiscal 2005”). This increase reflected both an improvement in the market for our services following a downturn in this market in response to the events of September 11, 2001 and a continued acceptance of us as a supplier following the bankruptcy of Standard Automotive.

Our cost of sales for the fiscal 2006 increased $5,000,936, to $17,632,576, an increase of 40%, from $12,631,640 for fiscal 2005. This increase was less than the increase in sales, resulting in an improvement in the gross margin from 11.4% to 13%. The increase resulted from more efficient operations. In fiscal 2005, we were not able to utilize our manufacturing personnel efficiently. We were staffed to manufacture more products than we had orders but retained the skilled workforce and had them work on indirect projects. As a result of our better utilization of our manufacturing personnel in fiscal 2006, our indirect labor, as a percentage of sales, decreased from 13.1% to 10.3%.

Selling, administrative and other expenses for fiscal 2006 were $1,907,746, compared to $1,664,848 for fiscal 2005, an increase of $242,898, or 15%. Significant components of selling, general and other expenses for fiscal 2006 include $1,402,059 of salaries and related payroll taxes, $64,099 of travel and entertainment expenses and $79,787 for legal and accounting fees, compared with $1,203,273 of salaries and related payroll taxes, $32,748 of travel and entertainment expenses and $61,607 for legal and accounting fees for fiscal 2005.

Interest expense during fiscal 2006 was $1,107,902 compared to $1,121,487 for fiscal 2005. The decrease in interest expense reflects a decrease in debt as a result of the payment of debt to related parties, which was paid on February 24, 2006. The outstanding debt to the related parties was approximately $8,000,000 throughout fiscal 2005 and during fiscal 2006 through February 24, 2006. The interest charge for fiscal 2006 includes interest of $222,944 payable on debt to the former preferred stockholders which was cancelled in connection with the reverse acquisition. At March 31, 2006, our debt was $7,319,401.

As a result of the foregoing, our net loss for fiscal 2006 period was $428,148, or $.05 per share (basic and diluted), as compared to a loss of $1,143,800, or $.14 per share (basic and diluted), for fiscal 2005.

Liquidity and Capital Resources

At September 30, 2006, we had a deficiency in working capital of $131,000, as compared with working capital of $91,000 at March 31, 2006. Our cash position was $473,000 at September 30, 2006 and $449,999 at October 31, 2006. Our working capital reflects a $3,150,000 current liability representing the mortgage debt by WM Realty under its mortgage. Pursuant to FASB Interpretation No. 46, we are required to include the real property that we sold to WM Realty at our historical cost and record the liability as a current liability on our balance sheet. In October 2006, WM Realty refinanced its real estate mortgage with a ten-year mortgage with interest at 6.75%. As a result, commencing with our December 31, 2006 balance sheet, our short term liability with respect to this mortgage will reflect the only current amortization. The cost of refinancing, which was approximately $104,000, will be amortized over the term of the loan. Further, WM Realty used the proceeds of the mortgage loan to pay us the money we advanced to WM Realty at the time of its initial purchase of the real estate from us in February 2006. The amount advanced, $226,808, was offset by rent arrearages of $43,018, October rent of $36,500, a late payment fee of $625 and a tax escrow payment in the amount of $24,445, resulting in a net payment to the Company of $122,220.

Although we incurred $4,000,000 in bank debt and, pursuant to FIN 46, the $3,200,000 in mortgage debt which is owed by a related party special purpose entity, the former debt to the related parties in the amount of approximately $10,000,000 was settled for payments totaling $8,975,000 of which $8,000,000 was principal and $975,500 was interest. In addition, interest of $222,944 due to the former stockholders was cancelled. The cancellation is reflected as a credit to capital in excess of par value. The outstanding debt prior to the reverse acquisition included $2,000,000 of mandatory redeemable preferred stock which was reflected as debt at March 31, 2005.

The loan and security agreement with Sovereign Bank, pursuant to which we borrowed $4,000,000 on a term loan basis and have a $1,000,000 revolving credit facility, requires Ranor to maintain a ratio of earnings available for fixed charges to fixed charges of at least 1.2 to 1, commencing June 30, 2006, and an interest coverage ratio of at least 2:1. The interest coverage ratio is the ratio of earnings before interest and taxes to current interest payments. The agreement also limits our capital expenditures to $500,000 per year.

The term note is due on March 1, 2013, and is payable in 28 quarterly installments of $142,847. The note bears interest at 9% per annum through December 31, 2010 and at prime plus 1½% thereafter. At September 30, 2006 the principal balance due on our term loan to Sovereign Bank was $3,714,000.

The revolving note bears interest at prime plus 1½%. We may borrow, subject to the borrowing formula at any time prior to June 30, 2007. Any advances under the revolving note become due on June 30, 2007. The maximum borrowing under the revolving note is the lesser of (i) $1,000,000 or (ii) the sum of 70% of eligible accounts receivable and 40% of eligible inventory. At September 30, 2006, the maximum available under the borrowing formula was $1,000,000. At September 30, 2006 and October 31, 2006, there were no borrowings under the revolving note.

The securities purchase agreement pursuant to which we sold the series A preferred stock and warrants to Barron Partners provides that, for two years after the closing, which is the period ending February 24, 2008, we will not incur indebtedness equal to more than three times EBITDA for the preceding four quarters. The agreement also gives Barron Partners a right of first refusal on future equity financings, which may affect our ability to raise funds from other sources if the need arises.

For the September 2006 period, we had cash flow from operations of $575,000, which is an improvement from the year ended March 31, 2006, in which we had negative cash flow from operations of $679,000. We attribute this improvement to our ability to operate more efficiently, which is reflected in our improved gross margin in the September 2006 period notwithstanding a decline in revenue. However, as a result of the reverse acquisition, we have additional expenses resulting from being a public company and we pay annual compensation of $200,000 pursuant to a management agreement with Techprecision. Offsetting these cost increases is the elimination of compensation that was paid to the former stockholders of Ranor.

In the normal course of our business, we require funds to enable us to complete our contracts. We generally receive customer progress payments to purchase raw materials required for the contract, and fund our operations from working capital. Contemporaneously with the reverse acquisition, we entered into an agreement with Sovereign Bank pursuant to which we borrowed $4,000,000 on a term loan basis, and we obtained a $1,000,000 revolving credit facility. We used the net proceeds from the $4,000,000 term loan to pay a portion of our obligations to the former Ranor stockholders under the Ranor stock purchase agreement.

While we believe that the $1,000,000 revolving credit facility, which remained unused as of September 30, 2006 and October 31, 2006, and our cash flow from our operations should be sufficient to enable us to satisfy our cash requirements at least through the end of fiscal 2007, it is possible that we may require additional funds. In the event that we make an acquisition, we may require additional financing for the acquisition. However, we do not have any current plans for any acquisition, and we cannot give any assurance that we will make any acquisition. We have no commitment from any party for additional funds; however, the terms of our agreement with Barron Partners, particularly Barron Partners’ right of first refusal, may impair our ability to raise capital in the equity markets since potential investors are often reluctant to negotiate a financing when another party has a right to match the terms of the financing.

BUSINESS

We produce large metal fabrications and perform precision machining operations for large military, commercial, nuclear, shipbuilding, industrial, aerospace and alternative energy applications. Our principal services are large metal fabrications, machining and engineering. Each of our contracts covers a specific product. We fabricate nuclear grade steel casks, canisters and housings for the transportation and storage of radioactive materials; we produce large fabrications for Navy aircraft carriers, submarines and commercial vessels, and we manufactures pulp and paper machinery, gas turbine power generation equipment, oil refinery and utilities equipment and alternative energy products. We are one of two companies currently capable of machining one-piece aluminum domes to exact close tolerance specifications. We do not mass-produce any products or distribute such products on the open market.

We perform most of our service pursuant to “build to print” contracts, which means that we must manufacture products in accordance with very exacting specification. These contracts are generally awarded in a bidding process. Because of the nature of the products that we manufacture, there is a very low tolerance for error. We will also help our clients to develop their projects by providing engineering services, and the cost of such development services are included as part of the cost of the services. If the customer requests the engineering services, they are performed in connection with the contract to manufacture a product. These services are generally incidental to the manufacture of the product and often relate to work necessary to implement the actual manufacture of the product. We do not perform engineering services except as part of a contract to build a product for our customer.

Our Organization; Acquisition of Ranor

We are a Delaware corporation, organized in 2005 under the name Lounsberry Holdings II, Inc. Our name was changed to Techprecision Corporation on March 6, 2006.

Ranor, together with its predecessor, which was also named Ranor, has been in business since 1956. Ranor’s predecessor was sold by its founders in 1999 to Standard Automotive Corporation through its subsidiary Critical Components Corporation. From June 1999 until August 2002, Ranor’s predecessor was operated by Critical Components. In December 2001, Standard filed for protection under the Bankruptcy Code, and Ranor’s predecessor operated under Chapter 11 until on or about the quarter ended June 30, 2002. Subsequently, all Standard’s holdings were sold pursuant to the bankruptcy proceeding.

In 2002, an investment group formed a Delaware corporation known as Rbran Acquisition, Inc. to acquire the assets of Ranor’s predecessor from the bankrupt estate. Rbarn’s principal stockholders and creditors were Green Mountain Partners and Phoenix Life Insurance Company. Rbran subsequently changed its corporate name to Ranor, Inc. In August 2005, these stockholders entered into the stock purchase agreement with Ranor Acquisition as described below.

During 2005, Andrew A. Levy and James G. Reindl negotiated with Ranor’s principal stockholders for the acquisition of all of the stock of Ranor, which included the payment or settlement of all of Ranor’s outstanding which was payable to Green Mountain Partners and Phoenix Life Insurance Company. In this connection, in April 2005, they formed Ranor Acquisition LLC, a Delaware limited liability company, for the purpose of making the acquisition. The principal members and control persons of Ranor Acquisition were Andrew A. Levy and James G. Reindl. The founders of Ranor Acquisition were Mr. Levy, Mr. Reindl and Martin M. Daube. On August 17, 2005, Ranor Acquisition entered into an agreement to acquire all of the capital stock and warrants of Ranor for a purchase price equal to $9,250,000 plus the amount by which Ranor’s net cash amount exceeded $250,000, less a closing adjustment of $54,000 and less the amount of principal and interest on the debt held by Ranor’s two principal stockholders. These two stockholders also held Ranor’s preferred stock. Since Ranor’s net cash amount was $1,117,000, the amount due to the sellers was increased by $813,000, which resulted in total payments of $10,063,000. The agreement contained standard representations and warranties of the sellers concerning Ranor, and $925,000 of the purchase price was placed in escrow to provide a fund against which any claims for breach of representation can be made. No claim can be made against the former Ranor stockholders other than a claim against the escrow fund.

In connection with our purchase of Ranor, we raised a total of $2,700,000 as equity, of which $2,200,000 was provided by Barron Partners and $500,000 was provided by a private investor. Barron Partners advised Ranor Acquisition that it was willing to make an investment, but would only invest in a company that was a reporting company under the Securities Exchange Act of 1934, as amended. In December 2005, Lounsberry, through, David Feldman, who was then counsel for Lounsberry, was introduced to counsel for Ranor Acquisition. Prior to December 2005, neither Ranor Acquisition nor Mr. Levy, Mr. Reindl or Mr. Daube had any relationship with or knowledge of Lounsberry. During January and February, Ranor Acquisition negotiated agreements with Lounsberry pursuant to which:

•
Lounsberry’s principal stockholder, Capital Markets, would sell to Lounsberry 928,000 shares, representing more than 90% of Lounsberry’s then outstanding common stock, for $200,000, which was paid to Capital Markets. Of this amount, $39,661 represented money advanced by Capital Markets to Lounsberry and $160,339 was paid for the stock. Capital Markets had purchased 1,000,000 shares of common stock for $100 in connection with Lounsberry’s organization in February 2005.

•	Lounsberry’s officers resigned and Mr. Reindl was elected as sole director.

In order that we could acquire Ranor through a reporting company, we, then known as Lounsberry, entered into an exchange agreement with Ranor Acquisition and its members. Pursuant to that agreement, Ranor Acquisition assigned the agreement to acquire the Ranor stock to us, and we issued a total of 7,997,000 shares of common stock to the members of Ranor Acquisition. Neither Ranor Acquisition nor any of the members received any consideration other than shares of our stock in consideration for the assignment of the Ranor purchase agreement to us.

On February 24, 2006, we acquired all of the issued and outstanding capital stock of Ranor, Inc., a Delaware corporation, and, since February 24, 2006, our sole business has been the business of Ranor. Prior to the acquisition of Ranor, Lounsberry was not engaged in any business activity and was considered a blank check company. The acquisition of Ranor is treated as a reverse acquisition, with Ranor being treated as the acquiring party for accounting purposes.

Products

All of our products are built pursuant to contracts. Because we have lifting capacity up to 100 tons, we have the ability to manufacture very large products that must be fabricated in a single piece. Because of the nature of our facility we can manufacture a wide range of products, and we do not have any typical products that we sell, and the products that we manufacture in one period may be entirely different from those that are manufactured in another period. The following are examples of recent manufacturing contracts and show the range of products that we have produced.

We manufactured, tested and installed a target chamber mirror structure installation for a national laboratory customer. This installation is used in the quest to understand nuclear fusion.

We produced the full-scale prototype of the first direct drive main propulsion engine that was selected for use on the DDX destroyer for one of our industrial customers.

We have been the sole source for a major defense contractor for the manufacture of housings for the defense contractor’s sonar system. This system is currently being retro-fitted onto the Navy’s fleet of nuclear submarines.

We presently provide fabricating and machining services to a division of another major defense contractor. We produce primary shield tank heads, sonar system pods and fairings, and a variety of other components. These are components used in a nuclear submarine. Shield tanks guard the reactor and its core from exposure to the crew and equipment. Sonar pods and fairings are used in the nose of the submarine (forward looking) and on the aft tail section of the submarine (rear looking). With equipment in both the nose and tail of the craft, the sonar equipment allows the crew to develop a three dimensional picture of the underwater surroundings.

One of our customers provides a complete nuclear waste storage system to commercial nuclear power plants. We manufacture lifting equipment for this company to use in the storage system.

Another customer is currently involved in a variety of commercial nuclear reactor repair and overhaul projects. We manufactured several components needed to support this work.

For a customer that manufactures machinery used to build solar panels for power generation, we manufacture critical components for this machinery.

Another customer manufactures machinery that produces plastic sheets which have a range of possible uses from garbage bags to covers for landfill projects. We fabricate components, and we machine large die sets for these machines.

Source of Supply

Our operations are partly dependent on the availability of raw materials. Since we manufacture products for our customers in accordance with their specific requirements, the raw materials we require vary from contract to contract. We have multi-year relationships with a number of our suppliers, but we do not have any long-term supply contracts with any suppliers. Rather, we purchase our raw materials pursuant to purchase orders that we place with our suppliers, based on the specific requirements for our contracts. Since each contract requires different raw materials and components, once we have a contract with a customer we seek quotations from one or more suppliers and obtain the materials from one or more different suppliers. Our purchases are not made pursuant to contracts with the vendors; rather we place purchase orders using standard forms of purchase orders. We have no continuing obligation to purchase products from any supplier and no supplier has any continuing obligation to provide us with product other than pursuant to specific purchase orders.

Our projects include metal fabrications and machining of various traditional and special alloys such as inconel, titanium and high tensile strength steels, and the customer frequently provides us with the raw material for a specific project. We have worked with a number of different metal suppliers over the years to obtain these materials. Although some materials (due to their alloy compositions) require long lead times to obtain, we have never experienced a shortage of any of these materials.

Environmental Compliance

As a manufacturer, we are subject to compliance with federal, state and local environmental laws and regulations that involve the use, disposal and cleanup of substances regulated by those laws and we are subject to periodic inspections. In May 2004, Ranor was requested to undertake a response and remedial action to cleanup environmental issues discovered during an onsite inspection by the Commonwealth of Massachusetts Office of Environmental Affairs. Ranor signed a consent order in October 2004, paid a fine of $7,800 and proceeded to correct the deficiencies. However, all deficiencies associated with the deficiencies set forth in the consent order had not been completed prior to the reverse acquisition, and, as a result, were obligations for which we became responsible following the reverse acquisition. The consent order required Ranor to clean up and remediate stained soils in the area of the chip bins that hold the chips from our machining operations. Although Ranor paid the fine prior to the reverse acquisition, it did not comply with the remediation obligations. Since the reverse acquisition, we have also performed extensive clean-up work associated with compliance with environmental matters that were not reflected in the consent order. To date, the cost of environmental compliance was $86,975 for the year ended March 31, 2006 and $3,562 for the year ended March 31, 2005. In addition, we have constructed a shed to store scrap materials generated from our machining operation in order to protect the surrounding soil from any seepage. The cost of this construction was approximately $110,000. The Company believes that it is currently in compliance with applicable environmental regulations and that its current ongoing obligations at its present facilities will not be material.

In connection with the reverse acquisition, the former stockholders of Ranor made representations concerning, among other matters, Ranor’s compliance with environmental law and regulations, and agreed to indemnify us for breaches of representations under the agreement. The agreement provides for a $925,000 escrow reserve to cover any damages that we may sustain as a result of breaches of the representations and warranties. We have not received any moneys from the escrow fund and we have not made any claim against the escrow fund. We are in the process of evaluating and documenting the extent of the potential claims we may have against the former Ranor stockholders under the indemnification provisions of the purchase agreement. Although we believe that we have a claim against the escrow account, we cannot presently determine the amount of that claim or the extent, if any, that we will have a recovery from the escrow fund.

Marketing

A significant portion of our contracts result from the competitive bidding process, which involves a complete estimate of all materials and labor components to complete a project, along with the engineering analysis concerning project constructability. Such bid processes are frequently limited to pre-qualified bidders. Many of our sales inquiries are from existing customers, but we bid a number of projects on a yearly basis from new inquiries. We have a marketing team of six, including a sales manager and five technical personnel, which markets our services as well as our qualifications to both existing and potential customers through personal contacts and trade shows. We also engage an independent sales representative.

Principal Customers

Our business is not dependent upon any one customer or any small group of customers. Rather, it is dependent upon generating new contracts on an ongoing basis. We do not have long-term contracts with any customer, and major contracts with a small number of customers account for a significant percentage of our revenue in each fiscal year, with a significant change in major customers from one year to the next. We do not believe that the loss of any customer would have a material effect upon our business since, in our business, once we complete a project for a customer there is not necessarily follow-up business. Our customers include many of the major domestic defense and aerospace companies. Different customers accounted for more than 10% of our revenue the six months ended September 30, 2006 and each the years ending March 31, 2006 and March 31, 2005. The following table sets forth information as to revenue derived from those customers who accounted for more than 10% of our revenue in the six months ended September 30, 2006, or the year ended March 31, 2006 or 2005.

Customer	Six months ended September 30, 2006		Year Ended March 31, 2006		Year Ended March 31, 2005
	Dollars	Percent	Dollars	Percent	Dollars	Percent
Customer A	$1,668,000	21.1%	*	*	*	*
Customer B	831,000	10.5%	*	*	-0-	-0-
Customer C	817,000	10.2%	*	*	*	*
Customer D	-0-	-0-	$2,967,000	14.6%	-0-	-0-
Customer E	*	*	2,611,000	12.9%	*	*
Customer F	*	*	*	*	$2,680,000	18.8%
Customer G	*	*	*	*	1,572,000	11.0%

* Less than 10% of revenue for the period.

Customer A is a major defense contractor that engaged us for the complete fabrication, machining and assembly for a number of components which are provided by the customer to the United States Navy as part of a classified project.

Customer B is a company in the alternative energy industry that engaged us to provide the complete fabrication, machining and assembly of a component that was included as part of very large industrial furnace. This project is complete, and there is no significant ongoing work on the project.

Customer C is a national laboratory for which we manufacture a number of components used in the assembly of one of the laboratory’s classified on-site projects. This project was substantially complete at September 30, 2006.

Customer D is a national laboratory operated by a university that engaged us to provide the complete fabrication, machining and assembly of several components and work platforms that are used in the customer’s classified projects. This project is complete, and there is no significant ongoing work on the project.

Customer E is a major defense contractor that engaged us to provide fabrication and machining services for components that are constructed of large exotic alloy forgings and ancillary components. This project was completed at September 30, 2006.

Customer F is a major commercial/industrial customer that engaged us to provide complete fabrication, machining and assembly of canisters that are used to store and transport nuclear materials. We also provided this customer with other tooling and lifting apparatus used in the operation of nuclear facilities. This project was substantially completed at September 30, 2006.

Customer G is a major commercial/industrial customer that engaged us to manufacture large metal castings and ancillary component assemblies used in the plastics industry. This contract was completed at September 30, 2006.

Competition

We face competition from a number of domestic and foreign manufacturers. No one company dominates the industry, although many of our competitors are larger, better known and have greater resources then we. Since many of our contracts are awarded through a bidding process, our ability to win an award is dependent upon a number of factors, including the price and our ability to manufacture the products in accordance with specifications and the customer’s time requirements, for which our reputation as a quality manufacturer is crucial. For certain products, being a domestic manufacturer may be a factor. For other products, we may be undercut by foreign manufacturers who have a lower cost of production. If a contracting party has a relationship with a vendor and is required to place a contract for bids, the preferred vendor may provide or assist in the development of the specification for the product which may be tailored to that vendor’s products. In such event, we would be at a disadvantage in seeking to obtain that contract.

Government Regulations

Although we do not have any contracts with government agencies, some of our manufacturing services are provided as a subcontractor to a government contractor. As a result, we are subject to government procurement and acquisition regulations. Under these regulations, the government has the right of termination for the convenience of the government and certain renegotiation rights as well as a right of inspection. Some of the work we perform for our customers are part of government appropriation packages, and therefore, subject to the Miller Act, requiring the prime contractors (our customers) to pay all subcontractors under contracted purchase agreements first. Because of the nature and use of our products, we are subject to compliance with quality assurance programs, which are a condition for our bidding on government contracts and subcontracts. We believe we are in compliance with these programs.

Intellectual Property Rights

We have no patent rights. In the course of our business we develop proprietary know-how for use in the manufacturing process. Although we have non-disclosure policies, we cannot assure you that we will be able to protect our intellectual property rights. We do not believe that our business requires patent or similar protection. Because of the nature of our business as a contract manufacturer, we do not believe that lack of ownership of intellectual property will adversely affect our operations.

Research and Development

We did not incur any research and development expenses, either on our own behalf or on behalf of our customers, during the fiscal years ended March 31, 2006 or 2005. In connection with a project we may offer provide engineering services in order to enable us to complete the construction of the product. These services are part of the purchase order for the project and the costs of such services are costs of revenue since they are costs associated with the revenue generated on the specific project being completed under the purchaser order.

Personnel

We currently employ 130 employees, of which 19 are administrative, eight are engineering and approximately 103 are manufacturing personnel. All of our employees are full time. None of our employees is represented by a labor union, and we believe that our employee relations are good.

Legal Proceedings

We are not a defendant in any material legal proceedings.

Annual Reports

Commencing with the fiscal year ended March 31, 2007, we will send our stockholders an annual report which includes our audited financial statements.

Property

We lease from WM Realty Management, LLC, which is an affiliated company, an approximately 136,000-square foot office and manufacturing facility at One Bella Drive, Westminster, Massachusetts 01473, pursuant to a 15-year lease that expires February 28, 2021, at an annual rental of $438,000, subject to annual escalations based upon increases in the consumer price index. The lease provides for two five-year extension and a purchase option at appraised value. We sold the real estate to WM Realty Management contemporaneously with the reverse acquisition for $3.0 million.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information concerning our directors and executive officers.

Name	Age	Position
James G. Reindl	47	Chairman and chief executive officer
Mary Desmond	42	Chief financial officer and secretary
Stanley A. Youtt	60	Director and chief executive officer of Ranor
Michael R. Holly[1]	60	Director
Larry Steinbrueck[1]	54	Director
Louis A. Winoski[1]	48	Director

(1) Member of the audit and compensation committees.

James G. Reindl has been a director, chairman and chief executive officer since February 2006. Mr. Reindl is president of Techprecision, LLC, a company that was formed in 2002 to acquire, manage and develop smaller to mid-sized companies in the aerospace, military and precision manufacturing industry sectors. Techprecision, LLC has a management agreement with us, and Mr. Reindl devotes substantially all of his business time and attention to our business. From February 1999 until February 2002, Mr. Reindl was president and chief executive officer of Critical Components, an aerospace subsidiary of Standard Automotive. In March 2002, in connection with its bankruptcy filing, Standard Automotive included Critical Components as part of its bankruptcy petition. During that period, Ranor’s predecessor was a wholly-owned subsidiary of Critical Components. Mr. Reindl received his Bachelor of Science degree in mechanical aerospace engineering from the University of Delaware.

Mary Desmond has been our chief financial officer since February 2006, and she has been the chief financial officer of Ranor since 1998. Ms. Desmond obtained her Bachelor of Science degree in accounting from Franklin Pierce College and she received her Masters of Business (MBA) from Fitchburg State College.

Stanley A. Youtt has been a director since February 2006, and he has been chief executive officer of Ranor since 2000. Mr. Youtt received a Bachelor of Science degree in naval architecture and marine engineering from the University of Michigan and Masters Degree in civil engineering (applied mechanics) from the University of Connecticut.

Michael Holly has been a director since March 2006. Since 2004, Mr. Holly has been a private investor and consultant. From 1996 until 2004, Mr. Holly was managing director of Safeguard International Fund, L.P., a private equity fund of which Mr. Holly is a founding partner. Mr. Holly has a Bachelor of Science degree in economics from Mount St. Mary’s College.

Larry Steinbrueck has been a director since March 2006. Since 1991, Mr. Steinbrueck has been president of MidWest Capital Group, an investment banking firm. Mr. Steinbrueck has a Bachelor of Science degree in business and a Masters in Business Administration from the University of Missouri.

Louis A. Winoski has been a director since March 2006. Since August 2005, Mr. Winoski has been a consultant to Garner CAD Technic GmbH, an aerospace engineering and design services company. From August 2004 to August 2005, Mr. Winoski was managing director, chairman of the board and member of the holding company board for RSM Fabrications Ltd., a fabricator of aerospace products. From March 2002 until July 2004, Mr. Winoski was a consultant and director of global marketing for PFW GmbH, a producer of components for commercial aircraft. From December 1999 to February 2002, Mr. Winoski was president and chief executive officer of Tubetronics Inc., a producer of spare parts for Boeing commercial aircraft and other aerospace products. Mr. Winoski is also managing partner of Homeric Partners, LLC, a management consulting business. Mr. Winoski has a Bachelor of Science degree in industrial and systems management engineering from Pennsylvania State University.

Our directors are elected for a term of one year.

Board Committees

The board of directors has two committees, the audit committee and the compensation committee. Michael Holly, Larry Steinbrueck and Louis Winoski, each of whom is an independent director, are the members of both committees. Mr. Holly is the audit committee financial expert and chairman of the audit committee, and Mr. Winoski is chairman of the compensation committee.

Compensation

SUMMARY COMPENSATION TABLE

Set forth below is information for the fiscal year ended March 31, 2006 and 2005 for our and Ranor’s Ranor’s chief executive and chief financial officers and for our and Ranor’s other executive officers whose salary for the year ended March 31, 2006 was at least $100,000.

Name and Position	Year	Salary	Other Compensation	Stock Awards
James G. Reindl, chief executive officer	2006	-0-	$7,500	-0-
Stanley A. Youtt, chief executive officer or Ranor	2006 2005	$198,016 198,016	-0- -0-	-0- -0-
Mary Desmond, chief financial officer	2006 2005	83,691 79,662	-0- -0-	$2,850 -0-
William Rose, vice president of Ranor	2006	153,085	-0-	-0-
Jeffrey Lippincott, secretary of Ranor	2006 2005	138,577 150,000	-0- -0-	-0- -0-
Daniel Justicz, treasurer of Ranor	2006 2005	135,577 150,000	-0- -0-	-0- -0-

Mr. Rose, Mr. Lippincott and Mr. Justicz are former stockholders of Ranor and are no longer employed by us.

Mr. Reindl became our chief executive officer on February 24, 2006. Mr. Reindl is a member of Techprecision LLC, and he received his compensation through our management agreement with Techprecision LLC, which we entered into on February 24, 2006. The amount shown as “Other Compensation” for Mr. Reindl reflects the amount of the payments under the management agreement that were allocated to him by Techprecision LLC for the year ended March 31, 2006. Our total payments to Techprecision LLC pursuant to the management agreement during the year ended March 31, 2006 were $16,667. Techprecision LLC has three members, Andrew A. Levy, who has a 45% interest, James G. Reindl, who has a 45% interest, and Martin M. Daube, who has a 10% interest. Accordingly, $7,500, which is 45% of the $16,667 total payments, has been allocated to Mr. Reindl.

The stock awards for Ms. Desmond represent the value of the 10,000 shares of common stock that were granted to Ms. Desmond at the time of the reverse acquisition.

Except for an employment agreement with Mr. Youtt, we have no agreement with any of the officers named in the summary compensation table.

Prior to February 24, 2006, Ranor entered into management agreements with four of its former stockholders which provided for compensation of $75,000, $75,000, $25,000 and $25,000 to them. With the consent of the former stockholders, no compensation was paid under these agreements and, in lieu of payment under these agreements, Ranor paid three of these former stockholders, Mr. Rose, Mr. Lippincott and Mr. Justicz, who also served as officers of Ranor, salaries at the annual rate of $150,000 each. No compensation was paid to the fourth stockholder. On February 24, 2006, any obligations of Ranor to these former stockholders were terminated.

Employment Agreement

In February 2006, Ranor entered into an employment agreement with Stanley A. Youtt pursuant to which he would serve as our chief executive officer for a term of three year term ending on February 28, 2009. Pursuant to the agreement, we pay Mr. Youtt salary at the annual rate of $200,000. Mr. Youtt is also eligible for performance bonuses based on financial performance criteria set by the board. In the event that we terminate Mr. Youtt’s employment without cause, we are required to make a lump-sum payment to him equal to his base compensation for the balance of the term and to provide the insurance coverage that we would provide if he remained employed.

Management Agreement

Contemporaneously with the reverse acquisition on February 24, 2006, we engaged Techprecision LLC to manage our business through March 31, 2009 pursuant to a management agreement. The agreement provides that we pay Techprecision LLC an annual management fee of $200,000 and a performance bonus based on criteria determined by the compensation committee. Mr. James G. Reindl is president and Mr. Andrew A. Levy is chairman of Techprecision LLC, and they and Martin M. Daube are the members of Techprecision LLC. The agreement provides that Techprecision LLC will provide the services of Mr. Reindl at chairman, Mr. Levy for marketing support and analysis of long-term contracts and Mr. Daube for marketing support. Mr. Reindl works for us on a full time basis. Neither Mr. Levy nor Mr. Daube devote any significant time to our business. None of the members of Techprecision LLC receive any additional compensation from us, and the annual fee and any performance bonus which may be awarded is allocated among the three members in accordance with their interests in Techprecision LLC, which is 45% for each of Mr. Reindl and Mr. Levy and 10% with respect to Mr. Daube.

Directors’ Compensation

We did not pay our director any cash compensation during the year ended March 31, 2006. Commencing with the year ending March 31, 2007, we pay our independent directors a fee of $2,000 per meeting. In addition, our 2006 long-term incentive plan provides for the grant of non-qualified options to purchase 50,000 shares, exercisable in installments, to each newly elected independent director and annual grants of options to purchase 5,000 shares of common stock commencing with the third with year of service as a director, as described under “Management - 2006 Long-Term Incentive Plan.”

2006 Long-Term Incentive Plan

In February 2006, we adopted, and in July 2006 we amended, subject to stockholder approval, the 2006 long-term incentive plan covering 1,000,000 shares of common stock. In October 2006, our stockholders approved the plan, which approval will become effective 20 days after an information statement is sent to our stockholders. The plan provides for the grant of incentive and non-qualified options, stock grants, stock appreciation rights and other equity-based incentives to employees, including officers, and consultants. The 2006 Plan is to be administered by a committee of not less than two directors each of whom is to be an independent director. In the absence of a committee, the plan is administered by the board of directors. Independent directors are not eligible for discretionary options. As initially adopted, each newly elected independent director received at the time of his election, a five-year option to purchase 25,000 shares of common stock at the market price on the date of his or her election. Pursuant to the amendment to the plan, the number of shares subject to the initial option grant was increased to 50,000 shares, with the option being exercisable as to 30,000 shares in July 2006 and as to 10,000 shares in each of February 2007 and 2008. In addition, the plan provides for the annual grant of an option to purchase 5,000 shares of common stock on July 1st of each year, commencing July 1, 2009. For each independent director who is elected after July 31, 2006, the director will receive an option to purchase 50,000 shares at an exercise price equal to the fair market value on the date of his or her election. The option will vest as to 30,000 shares six months from the date of grant and as 10,000 shares on each of the first and second anniversaries of the date of grant. These directors will receive an annual grant of an option to purchase 5,000 shares of common stock on the July 1st coincident with or following the third anniversary of the date of his or her first election. Pursuant to the plan, we granted non-qualified stock options to our three independent directors - Michael Holly, Larry Steinbrueck and Louis Winoski - at an exercise price of $.285 per share, which was determined to be the fair market value on the date of grant.

Options intended to be incentive stock options must be granted at an exercise price per share which is not less than the fair market value of the common stock on the date of grant and may have a term which is not longer than ten years. If the option holder holds 10% of our common stock, the exercise price must be at least 110% of the fair market value on the date of grant and the term of the option cannot exceed five years.

Option holders do not recognize taxable income upon the grant of such either incentive or non-qualified stock options. When employees exercise incentive stock options, they will not recognize taxable income upon exercise of the option, although the difference between the exercise price and the fair market value of the common stock on the date of exercise is included in income for purposes of computing their alternative minimum tax liability, if any. If certain holding period requirements are met, their gain or loss on a subsequent sale of the stock will be taxed at capital gain rates. Generally, long-term capital gains rates will apply to their full gain at the time of the sale of the stock, provided that they do not dispose of the stock made within two years from the date of grant of the option or within one year after your acquisition of such stock, and the option is exercised while they are employed by us or within three months of the termination of their employment or one year in the event of death or disability, as defined in the Internal Revenue Code.

In general, upon the exercise of a non-qualified option, the option holder will recognize ordinary income in an amount equal to the difference between the exercise price of the option and the fair market value of the shares on the date they exercise the option. Subject to certain limitations, we may deduct that amount an expense for federal income tax purposes. In general, when the holders of shares issued on exercise of a nonqualified stock option sell their shares, any profit or loss is short-term or long-term capital gain or loss, depending upon the holding period for the shares and their basis in the shares will be the fair market value on the date of exercise.

As of October 27, 2006, there were outstanding options to purchase 150,000 shares which we issued to our independent directors pursuant to provision of the 2006 Plan that provide for the automatic grant of options to independent directors. No options were granted to any of the individuals named in the summary compensation table.

PRINCIPAL STOCKHOLDERS

The following table provides information as to shares of common stock beneficially owned as of November 30, 2006 by:

•	each director;

•	each officer named in the summary compensation table;

•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and

•	all directors and officers as a group.

Name	Shares	Percentage
James G. Reindl One Bella Drive Westminster, MA 01473	2,945,300	29.3%
Andrew A. Levy 46 Baldwin Farms North Greenwich, CT 06831	2,925,300	29.1%
Howard Weingrow 805 Third Avenue New York, NY 10022	1,850,000	18.4%
Stanoff Corporation 805 Third Avenue New York, NY 10022	1,700,000	16.9%
Stanley A. Youtt One Bella Drive Westminster, MA 01473	796,000	7.9%
Martin M. Daube 20 West 64th Street New York, NY 10023	671,400	6.7%
Larry Steinbrueck	234,000	2.3%
Michael Holly	115,000	1.1%
Louis A. Winoski	30,000	*
Mary Desmond	10,000	*
All officers and directors as a group (six individuals)	4,130,300	40.9%

* Less than 1%

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise or warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of November 30, 2006.

The shares owned by Andrew A. Levy represent 2,675,300 shares of common stock owned by him and 250,000 shares of common stock owned by Redstone Capital Corporation, of which Mr. Levy is president and he and his wife are the sole stockholders.

Howard Weingrow, as president of Stanoff Corporation, has voting and dispositive control over the shares owned by Stanoff Corporation. Because Mr. Weingrow has voting and dispositive control over the shares owned by Stanoff, the shares owned by Stanoff are deemed to be beneficially owned by Mr. Weingrow. Thus, the number of shares beneficially owned by Mr. Weingrow includes the 1,700,000 shares owned by Stanoff Corporation and the 150,000 shares owned by Mr. Weingrow individually.

The shares owned by Mr. Steinbrueck, Mr. Holly and Mr. Winoski include options to purchase 30,000 shares of common stock which are held by each of them.

Barron Partners owns shares of series A preferred stock and warrants which, if fully converted or exercised, would result in ownership of more than 5% of our outstanding common stock. However, the series A preferred stock may not be converted and the warrants may not be exercised if such conversion would result in Barron Partners owning more than 4.9% of our outstanding common stock. The applicable instruments provide that this limitation may not be waived. As a result, Barron Partners does not beneficially own 5% or more of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Levy, Mr. Reindl and Mr. Daube may be deemed to be our founders. Transactions between us and Mr. Levy, Mr. Reindl and Mr. Daube are described below.

On February 24, 2006, we acquired the stock of Ranor pursuant to a stock purchase agreement dated as of August 17, 2005 among Ranor Acquisition LLC, Ranor and its stockholders. In connection with the acquisition of Ranor pursuant to the Ranor Agreement:

•
We entered into a preferred stock purchase agreement with Barron Partners, pursuant to which Barron Partners invested $2,200,000 for which we issued 7,719,250 shares of a newly-created series of preferred stock, designated as the series A preferred stock, and warrants to purchase an aggregate of 5,610,000 shares of common stock at an exercise price of $.57 per share and 5,610,000 shares of common stock at an exercise price of $.855 per shares. The series A preferred stock were initially convertible into 7,719,250 shares of common stock, subject to adjustment. Because our EBITDA for the year ended March 31, 2006 was less than $.04613 per share, (i) the conversion price of the series A preferred stock reduced by 15%adjusted from $.285 to $.24225, with the result that the series A convertible preferred stock is convertible into 9,081,527 shares of common stock, and (ii) the exercise prices of the warrants were reduced by 15% — from $.57 to $.4245 and from $.855 to $.7268. The conversion rate of the series A preferred stock and the exercise prices of the warrants are subject to further adjustment if the Company’s EBITDA per share, on a fully-diluted basis, is less than $.08568 per share for the year ended March 31, 2007, based on the percentage shortfall from $.08568 per share, up to a maximum reduction of 15%. The adjustment could result in an increase in the maximum number of shares of common stock being issued upon conversion of the series A preferred stock from 9,081,527 to 10,684,150 shares of common stock and a further reduction in the exercise price of the warrants from $.4845 to $.4118 and from $.7268 to $.6177 per share.

•
We purchased 928,000 shares of common stock from Capital Markets Advisory Group, which was then our principal stockholder, for $160,339, using the proceeds from the sale of the series A preferred stock and warrants. Capital Markets had paid $92.80 for these shares in connection with the organization of Lounsberry in February 2005. Prior to the reverse acquisition, Capital Markets made advances to Lounsberry to cover its expenses in the amount of $39,661. These advances were paid in connection with the reverse acquisition from the proceeds of the sales of the series A preferred stock and warrants. No other party related to Lounsberry received any other compensation in connection with the reverse acquisition.

•
Pursuant to an agreement with Ranor Acquisition and its members, Ranor Acquisition assigned its obligations under the Ranor Agreement to us and we assumed the obligations of Ranor Acquisition under the Ranor Agreement and we issued 7,997,000 shares of common stock to the following stockholders. The sole consideration for the issuance of these shares was the assignment by Ranor Acquisition to us of the agreement to purchase the stock of Ranor. Our assumption of the obligations under the purchase agreement with the former Ranor stockholders included the obligation to pay the purchase price. However, since the assignment of the purchase agreement, the financing and the acquisition of Ranor occurred simultaneously, if we did not have the funds to close the assignment would not have been effective.

Name	No. Shares
James G. Reindl	3,095,300
Andrew A. Levy	2,825,300
Redstone Capital Corporation	250,000
Stanley Youtt	796,000
Martin Daube	741,400
Larry Steinbrueck	204,000
Michael Holly	85,000
Total	7,997,000

Each of the individuals named in the foregoing table was a member of Ranor Acquisition and received shares in that capacity in consideration of the assignment by Ranor Acquisition of its rights under the Ranor Agreement. Mr. Levy is president of Redstone Capital Corporation and all of the stock of Redstone is owned by Mr. Levy and his wife. There is no other relationship between the parties listed above, although Mr. Reindl, Mr. Levy and Mr. Daube are the sole members of Techprecision LLC.

Techprecision LLC has a management agreement with us pursuant to which we engaged Techprecision LLC to manage our business through March 31, 2009. The agreement provides that we pay Techprecision LLC an annual management fee of $200,000 and a performance bonus based on criteria determined by the compensation committee. Mr. James G. Reindl is president and Mr. Andrew A. Levy is chairman of Techprecision LLC, and they and Martin M. Daube are the members of Techprecision LLC. The agreement provides that Techprecision LLC will provide the services of Mr. Reindl at chairman, Mr. Levy for marketing support and analysis of long-term contracts and Mr. Daube for marketing support. None of the members of Techprecision LLC receive any additional compensation from us, and the annual fee and any performance bonus which may be awarded is allocated among the three members. Mr. Reindl works for us on a full-time basis. Mr. Levy and Mr. Daube do not devote any significant time to our business. See “Management - Management Agreement.”

•	We sold 1,700,000 shares of common stock to Stanoff Corporation for $500,000.

•
Ranor sold the real property on which its facilities are located to WM Realty Management for $3.0 million. WM Realty Management is a special purpose entity which was created in order to acquire the real estate. WM Realty Management is beneficially owned by Newvision Westminster LLC, of which Andrew A. Levy, a principal stockholder and a member of Techprecision LLC, is the manager and a 69% beneficial owner. Mr. James G. Reindl, our chairman, chief executive officer and a director, is a 10% beneficial owner of Newvision. Larry Steinbrueck and Michael Holly, who are directors, are beneficial owners of 1.2% and 0.5%, respectively, of Newvision. Mr. Reindl is transferring his interest in Newvision Westminster to Newvision Westminster, contingent upon the release of his personal guarantee upon the proposed refinancing. Other principal stockholders who are members of Newvision are Stanoff Corporation (10%) and Martin Daube (7.8%). The property that we sold includes the real estate on which our facilities are located and three potential residential lots, which are presently vacant. We lease the real estate on which our facilities are located (and not the potential residential lots) pursuant to a net lease at a current annual rental of $438,000, subject to an escalation based on the increase in the consumer price index for Boston, Massachusetts, using 2006 as the base year. The determination of the increase is made annually, in January, commencing in January 2007, based on the increase in consumer price index for December over the consumer price index for 2006. See “Business-Property” for information relating to this lease. Although we believe that the terms of the sale and the lease are fair to us, the purchase price is less than the appraised value of the property and the terms of neither the sale nor the lease were negotiated at arms length. The property was appraised on October 31, 2005 at $4,750,000. The purchase price was based largely upon the maximum amount that WM Realty Management could borrow and reflected the fact that the use of the real estate as a manufacturing facility would not be considered the best use of the property. We sold the property to provide a portion of the funds that were due in connection with the acquisition of Ranor. Further, mortgagee required individual guarantees by Mr. Levy and Mr. Reindl, as members of WM Realty Management.

In connection with the mortgage on the real estate, Mr. Levy and Mr. Reindl gave the mortgagee their personal limited guarantee and an environmental guaranty. The limited guaranty is triggered by certain defaults by WM Realty Management under its mortgage.

The WM Realty Management mortgage that WM Realty Management took out in February 2006 bore interest at 11% per annum and provided for monthly payments of principal in the amount of $25,000. The outstanding balance of $3,200,000 was due on August 1, 2006, and was extended through September 30, 2006. This mortgage was refinanced in October 2006. Expenses of obtaining the initial mortgage were $192,455 and were amortized over the stated term of the mortgage. In August 2006, WM Realty Management obtained a one-month extension and the right to extend the maturity date for two one-month periods. The interest rate for the extension is 11.5% per annum plus .75% of the principal balance for each month’s extension. Amortization remains at $25,000 per month.

In connection with the mortgage, we paid certain of WM Realty Management’s legal and closing costs of approximately $226,808, which WM Realty Management paid, net of obligations we had to WM Realty Management, following the refinancing its mortgage.

On October 4, 2006 a new mortgage of $3.2 million was placed on the property and the existing mortgage of $3.1 million was paid off. The new mortgage is for ten years at 6.75% with monthly payments of principal and interest of $20,595. The authorization is based on a thirty-year payout.

Prior to the completion of the reverse acquisition, Techprecision LLC advanced us $120,000 for expenses relating to the reverse acquisition. We reimbursed Techprecision LLC for these expenses in February 2006.

Mr. Stanley A. Youtt was a common stockholder of Ranor. Pursuant to the Ranor Agreement, he, along with the other former Ranor stockholders, sold his Ranor stock to us. Since the consideration paid was used to pay debt and the preference on the preferred stockholders, the total amount paid, net of the legal and other closing expenses incurred by the sellers, to Mr. Youtt was $700.

No finders’ fee was paid by us in connection with the acquisition of Ranor or related equity and debt financing, although WM Realty Management paid a brokerage commission of $49,500 in connection with the mortgage.

Prior to the reverse acquisition, we, then known as Lounsberry, were not engaged in any business activities. Our business was funds by advances made by Capital Markets, which was then our largest stockholder. As of the closing of the reverse acquisition, Capital Markets had advanced a total of $39,661, which was paid contemporaneously with the closing of the reverse acquisition. In addition, we purchased 928,000 shares of common stock from Capital Markets for $160,339, with the result that the total payments to Capital Markets was $200,000. In connection with the organization of Lounsberry in February 2005, Lounsberry sold 1,000,000 shares of common stock to Capital Markets for $100 and 20,000 shares of common stock to Mark Allen for $2.00.

In connection with the acquisition of Ranor, Messrs. Levy, Reindl and Daube entered into an agreement with Mr. Youtt pursuant to which they will transfer to Mr. Youtt an aggregate of 796,000 shares of common stock in the event that we do not make an acquisition meeting certain agreed-upon criteria within one year from February 24, 2006, the date we acquired Ranor. This agreement has been terminated.

In 2002, in connection with the purchase by Ranor (then known as Rbran Acquisition) of the assets of Ranor’s predecessor, the two principal investors, Green Mountain Partners III, LP and Phoenix Life Insurance Company made loans in the amount of $8,000,000 to Rbran to enable it to purchase the assets from the bankruptcy estate. These loans were repaid at the time of the reverse acquisition. Interest expense charged to operations under these notes was $1,073,466 in the year ended March 31, 2006 and $1,120,000 in the year ended March 31, 2005. On February 24, 2006, these noteholders forgave interest of $222,944 which was treated as an addition to additional paid-in capital.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 90,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. As of August 15, 2006, we had we 10,009,000 shares of common stock and 7,719,250 shares of series A preferred stock outstanding.

The following summary of certain provisions of our common stock, preferred stock, certificate of incorporation and by-laws is not intended to be complete. It is qualified by reference to the provisions of our certificate of incorporation and by-laws.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Pursuant to the certificate of designation relating to the series A preferred stock, we are prohibited from paying dividends on our common stock while the preferred stock is outstanding. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our certificate of incorporation gives our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. Except for the series A preferred stock, we have no present plans to issue any shares of preferred stock.

Series A Preferred Stock

The certificate of designation for the series A preferred stock provides that:

•	Each share of series A preferred stock was initially convertible into one share of common stock, subject to adjustment.

•
If, during the period ending February 24, 2009, we issue common stock at a price, or options, warrants or other convertible securities with a conversion or exercise price less than the conversion price (presently $.24225), with certain specified exceptions, the number of shares issuable upon conversion of one share of series A preferred stock is adjusted to reflect a conversion price equal to the lower price.

Because our fully-diluted EBITDA per share, as defined in the agreement, for the year ended March 31, 2006, were less than $.04613 per share, the conversion rate was adjusted to approximately 1.18 shares of common stock for each share of series A preferred stock with the result that each share of series A preferred stock is now convertible into 9,081,527 shares of common stock. The conversion rate is subject to further adjustment if our EBITDA is less than $.08568 per share for the year ended March 31, 2007.

No dividends are payable with respect to the series A preferred stock.

While the series A preferred stock is outstanding, we may not pay dividends on or redeem shares of common stock.

Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the series A preferred stock are entitled to a preference of $.285 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the series A preferred stock upon voluntary or involuntary liquidation, dissolution or winding-up.

The holders of the series A preferred stock have no voting rights. However, so long as any shares of series A preferred stock are outstanding, we shall not, without the affirmative approval of the holders of 75% of the outstanding shares of series A preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (c) amend our certificate of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing.

The holders of the series A preferred stock may not convert the series A preferred stock to the extent that such conversion would result in the holders owning more than 4.9% of our outstanding common stock. This limitation may not be amended or waived; provided, that the limitation does not supply with respect to a change of control. The shares of series A preferred stock are automatically converted upon a change of control, as defined in the certificate of designation.

Pursuant to the preferred stock purchase agreement, our board of directors approved, and authorized the submission to stockholders at the next annual or special meeting, an amendment to our certificate of incorporation to add the following provision:

“The terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any or all of such terms and conditions may not be waived or amended or may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended or may not be waived or amended absent such consent.”

Delaware Law and Certain Charter and By-law Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Our certificate of incorporation contains certain provisions permitted under Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in certain circumstances where such liability may not be eliminated under applicable law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable.

Penny-Stock Rules

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions, and is not listed on the a registered stock exchange or the Nasdaq Stock Market (although the $5.00 per share requirement may apply to Nasdaq listed securities) or has net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years; or has average revenue of at least $6,000,000 for the last three years.

As a result, our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell our securities in the secondary market and the price at which you can sell our common stock.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent losses to investors.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.

Because our stock is a “penny stock” we do not have the safe harbor protection under federal securities laws with respect to forward-looking statement.

EXPERTS

The financial statements of Techprecision Corporation (formerly Lounsberry Holdings II, Inc.), at March 31, 2006 and for two years in the period then ended, included in this prospectus to the extent and for the periods indicated in its report, have been audited by Bloom & Co., LLP, independent registered public accountants, and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report.

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus will be passed on by Sichenzia Ross Friedman Ference LLP.

HOW TO GET MORE INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. You may inspect these documents and copy information from them at the Commission’s offices at public reference room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission’s public reference facilities or its website.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
and Stockholders of
Techprecision Corporation

We have audited the accompanying consolidated balance sheets of Techprecision Corporation as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Techprecision Corporation as of March 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/Bloom and Company LLP
Hempstead, New York
July 26, 2006

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
and Stockholders of
Techprecision Corporation

We have audited the accompanying consolidated balance sheets of Techprecision Corporation as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Techprecision Corporation as of March 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/Bloom and Company LLP
Hempstead, New York
July 26, 2006

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS

	MARCH 31,
	2006	2005

CURRENT ASSETS
Cash and cash equivalents	$492,801	$1,226,030
Restricted cash-indemnification obligation escrow	950,000	—
Accounts receivable, less allowance for doubtful
accounts of $25,000 and March 31, 2006 and 2005	2,481,619	1,810,664
Other receivables	25,665	29,561
Costs incurred on uncompleted contracts,
net of allowance for loss and progress billings	1,306,589	1,991,643
Inventories- raw materials	214,148	86,703
Prepaid expenses	386,475	116,910
Deferred loan costs, net	207,402	—
Total current assets	6,064,699	5,261,511
Property, plant and equipment, net	2,556,994	2,870,347
Other assets deferred loan cost, net	46,127	—
Total Assets	$8,667,820	$8,131,858
CURRENT LIABILITIES
Accounts payable	$691,054	$928,170
Accrued expenses	561,848	890,163
Due to prior shareholders under escrow obligation	843,600
Current maturity of long-term debt	576,934	5,506
Mortgage payable	3,300,000
Total current liabilities	5,973,436	1,823,839
LONG-TERM DEBT
Mandatory redeemable preferred stock	—	2,000,000
Notes payable- noncurrent	3,442,467	8,019,422
STOCKHOLDERS' DEFICIT
Preferred stock- par value .0001 per share, 10,000,000 shares authorized, of which 9,000,000 are designated as Series A Preferred Stock, with
7,719,250 shares issued and outstanding at March 31, 2006	2,150,000
Common stock -par value .0001 authorized 90,000,000, and
9,967,000 and 8,089,000 issued and outstanding
on March 31, 2006 and 2005, respectively	997	350
Paid in capital	1,240,821
Accumulated deficit	(4,139,901)	(3,711,753)
Total Stockholders' (Deficit) Equity	(748,083)	(3,711,403)
	$8,667,820	$8,131,858

The accompanying notes are an integral part of the financial statements.

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended March 31,
	2006	2005
Net sales	$20,266,402	$14,269,982
Cost of sales	17,632,576	12,631,640
Gross profit	2,633,826	1,638,342
Selling, general and administrative	1,907,746	1,664,848
Income/(loss) from operations	726,080	(26,506)
Other income (expenses)
Interest expense	(1,107,902)	(1,121,487)
Interest income	10,135	8,285
Loss on disposition of fixed assets	(14,273)
	(1,112,040)	(1,113,202)
Loss before income taxes	(385,960)	(1,139,708)
Provision for income taxes	(42,188)	(4,092)
Net (loss)	(428,148)	(1,143,800)
Weighted average number of shares outstanding	8,270,156	8,089,000
Net loss per common share	(.05)	(.14)
__________
(a) The weighted average number of shares for March 31, 2005 reflects the recapitalization of Ranor as of April 1, 2004.

The accompanying notes are an integral part of the financial statements.

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
YEARS ENDED MARCH 31, 2006 AND 2005

	Warrants	Preferred Stock		Common Stock		Paid in	Accumulated
	Outstanding	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, April 1, 2004	650,000			350,000	$350		$(2,567,953)	$(2,567,603)
Recapitalization Acquisition of Ranor's shares				(350,000)	(350)	(9,650)		(10,000)
Sale of common shares				1,020,000	102	39,661		39,763
Purchased and retired shares				(928,000)	(93)	(199,907)		(200,000)
Sale of common shares				7,997,000	800	114,200		115,000
Retirement of preferred shares and warrants	(650,000)					1,075,000		1,075,000
Cost of reverse merger						(627,139)		(627,139)
Net loss for the year							(1,143,800)	(1,143,800)
Balance, March 31, 2005				8,089,000	$809	392,165	$(3,711,753)	$3,318,779)
Sale of preferred stock and Warrants	11,220,000	7,719,250	$2,150,000					2,150,000
Sale of common stock				1,708,000	171	501,829		502,000
Issuance of shares of common stock for services				170,000	17	42,483		42,500
Contributed Capital						304,344		304,344
Loss for period							(428,148)	(428,148)
Balance, March 31, 2006	11,220,000	7,719,250	$2,150,000	9,967,000	$997	$1,240,821	$(4,139,901)	$(748,083)

The accompanying notes are an integral part of the financial statements.

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended march 31,
	2006	2005
DECREASE IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(428,148)	$(1,143,800)
Noncash items included in net loss:
Depreciation and amortization	456,383	407,706
Shares issued for services	42,500	—
Changes in assets and liabilities:
Accounts receivable	(667,059)	255,989
Inventory	(127,445)	(20,046)
Costs on uncompleted contracts	1,779,515	(880,977)
Prepaid expenses	(269,565)	(10,843)
Accounts payable and accrued expenses	(565,431)	491,376
Customer deposits	(1,094,461)	—
Forgiveness of interest	222,944	—
Net cash used in operating activities	(650,767)	(900,595)
CASH FLOWS USED IN INVESTING ACTIVITIES
Purchases of property, plant and equipment	(83,934)	(65,888)
Net cash used in investing activities	(83,934)	(65,888)
CASH FLOWS FROM FINANCING ACTIVITIES
Sale of preferred stock	2,150,000	—
Sale of common shares	656,763	—
Retirement of common shares	(210,000)	—
Payment of notes	(8,005,527)	(5,692)
Mortgage loan	3,300,000	—
Bank loan	4,000,000	—
Cost of financing	(312,625)	—
Cost of reorganization	(627,139)	—
Net cash provided by (used in) financing activities	951,472	(5,692)
Net increase (decrease) in cash and cash equivalents	$216,771	$(972,175)
CASH AND CASH EQUIVALENTS, beginning of period	1,226,030	2,198,205
CASH AND CASH EQUIVALENTS, end of period	$1,442,801	$1,226,030

The accompanying notes are an integral part of the financial statements.

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

	Years ended March 31,
	2006	2005
Supplemental Disclosures of Cash Flows Information
Cash paid during the year for:
Interest expense	$747,764	$934,821
Income taxes	$3,100	$1,181

SUPPLEMENTAL INFORMATION-NONCASH TRANSACTIONS:
1.	On February 24, 2006 the Company issued 170,000 shares, valued at $.25 per share, to consultants for services rendered.

2.
On February 24, 2006, as a part of restructuring the Company's financing, 2000 shares of redeemable preferred stock and 650,000 warrants' attached to them were retired and $925,000 was placed in an escrow account for the payment of contingent indemnification obligation costs. The balance of the escrow funds, after the payment of all indemnification obligation costs, if any, is to be paid to the previous preferred shareholders. The Company reduced the cost of the redeemable preferred stock and warrants by $2,000,000, increased the additional paid in capital by $1,075,000 and recorded a liability of $925,000 that was placed in escrow.

3.
To date, the amount of environmental remediation costs have been determined to be $81,400. Consequently, the amount of indemnification due to previous shareholders for escrow obligation was reduced and the additional paid in capital was increased by $81,400. The former stockholders have the right to dispute the claim and there is no assurance that the Company will recover such amount, if anything.

The accompanying notes are an integral part of the financial statements.

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

Techprecision Corporation ("Techprecision") is a Delaware corporation organized in February 2005 under the name Lounsberry Holdings II, Inc. The name was changed to Techprecision Corporation on March 6, 2008. Techprecision is the parent company of Ranor, Inc. ("Ranor"), a Delaware corporation. Ranor is a Delaware corporation, founded in May 2002 under the name Rbran Acquisition, Inc. and changed its name to Ranor, Inc. in August 2002.

Ranor has been in business since 1956, and was sold by its founders in 1999 to Critical Components Corporation, a subsidiary of Standard Automotive Corporation. From June 1999 until August 2002, Ranor was operated by Critical Components Corporation. In December 2001, Standard filed for protection under the Bankruptcy Code and operated under Chapter 11 until on or about the quarter ended June 30, 2002. Subsequently, all Standard's holdings were sold. In 2003, Ranor, then known as Rbran Acquisition, Inc., acquired the Ranor assets from the bankruptcy estate.

Techprecision and Ranor are collectively referred to as the "Company."

On February 24, 2006, Techprecision acquired all stock of Ranor in a transaction which is accounted for as a reverse acquisition, with Ranor being treated as the acquiring company for accounting purposes and the transaction being treated as a recapitalization. As a result, the costs of the acquisition are charged to capital. See Note 2. The financial statements for periods prior to February 24, 2006 reflect the financial position, results of operations and cash flows of Ranor. Techprecision changed its fiscal year to the fiscal year ended March 31, which was the fiscal year of Ranor prior to the reverse acquisition.

The accompanying consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiary as well as a special purpose entity. Intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Fair Values of Financial Instruments

Cash and cash equivalents. Holdings of highly liquid investments with maturities of three months or less, when purchased, are considered to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair values. The amount of federally insured cash deposits was $100,000 as of March 31, 2006 and March 31, 2005. The carrying amount of trade accounts receivable, accounts payable, prepaid and accrued expenses, and notes payable, as presented in the balance sheet, approximates fair value.

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts receivable

Trade accounts receivable are stated at the amount Ranor expects to collect. Ranor maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. If the financial condition of Ranor's customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. Based on management's assessment, Ranor provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after Ranor has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. Current earnings are also charged with an allowance for sales returns based on historical experience. There were no bad debt expenses for the years ended March 31, 2006 and 2005.

Inventories-work in process.

Inventories consist of raw materials and work in progress which includes labor and factory overhead and are stated at the lower of cost or market. Cost is determined principally by the first-in, first-out method for materials inventory.

Notes Payable

The Company accounts for all note liabilities that are due and payable in one year as short-term liabilities.

Long-lived Assets

Property, plant and equipment- these assets are recorded at cost less depreciation and amortization. Depreciation and amortization are accounted for on the straight-line method based on estimated useful lives. The amortization of leasehold improvements is based on the shorter of the lease term or the life of the improvement. Betterments and large renewals, which extend the life of the asset, are capitalized whereas maintenance and repairs and small renewals are expensed, as incurred. The estimated useful lives are: machinery and equipment, 7-15 years; buildings, up to 30 years; and leasehold improvements, 10-20 years.

Leases

Operating leases are charged to operations as paid. Capital leases are capitalized and depreciated over the term of the lease. A lease is considered a capital lease if there is a favorable buy out clause that would be an inducement for us to own the asset.

Earnings per share (loss)

Loss per share was computed by dividing the net loss by the number of weighted average shares outstanding for the year of the loss. The outstanding convertible preferred shares of 7,719,250 and warrants of 11,220,000 were not considered for a fully diluted calculation because a loss is considered anti-dilutive.

Revenue Recognition and Costs Incurred

Revenue and costs are recognized on the units of delivery method. This method recognizes as revenue the contract price of units of the product delivered during each period and the costs allocable to the delivered units as the cost of earned revenue. When the sales agreements provide for separate billing of engineering services, the revenues for those services are recognized when the services are completed. Costs allocable to undelivered units are reported in the balance sheet as costs incurred on uncompleted contracts. Amounts in excess of agreed upon contract price for customer directed changes, constructive changes, customer delays or other causes of additional contract costs are recognized in contract value if it is probable that a claim for such amounts will result in additional revenue and the amounts can be reasonably estimated. Revisions in cost and profit estimates are reflected in the period in which the facts requiring the revision become known and are estimable.

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition and Costs Incurred (Continued)

Adjustments to cost estimates are made periodically, and losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined and are reflected as reductions of the carrying value of the costs incurred on uncompleted contracts. Costs incurred on uncompleted contracts consist of labor, overhead, and materials. Work in process is stated at the lower of cost or market and reflect accrued losses, if required, on uncompleted contracts.

Advertising expenses

Advertising costs are charged to operations when incurred. Advertising expenses were $18,210 in 2006 and $14,060 in 2005.

Income taxes

The Company uses the asset and liability method of financial accounting and reporting for income taxes required by statement of Financial Accounting Standards No. 109 ("FAS 109"), "Accounting for Income Taxes". Under FAS 109, deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes.

Temporary differences giving rise to deferred income taxes consist primarily of the reporting of losses on uncompleted contracts, the excess of depreciation for tax purposes over the amount for financial reporting purposes, and accrued expenses accounted for differently for financial reporting and tax purposes, and net operating loss carryforwards.

Variable Interest Entity

The Company has consolidated a variable interest entity that entered into a sale and leaseback contract with the Company to conform to FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). The Company has also adopted the revision to FIN 46, FIN 46R, which clarified certain provisions of the original interpretation and exempted certain entities from its requirements.

Mandatory Redeemable Preferred Stock

The FASB has issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. Statement No. 150 requires that certain freestanding financial instruments be reported as liabilities in the balance sheet. Depending on the type of financial instrument, it will be accounted for at either fair value or the present value of future cash flows determined at each balance sheet date with the change in that value reported as interest expense in the income statement. Prior to the application of Statement No. 150, either those financial instruments were not required to be recognized, or if recognized were reported in the balance sheet as equity and changes in the value of those instruments were normally not recognized in net earnings.

In the year ended March 31, 2005, the Company adopted the Statement No. 150 and reclassified the carrying value of the redeemable preferred stock from stockholders' deficiency to a long-term liability. The effect of the reclassification was to increase stockholders' deficiency and increaseliabilities.

Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections-a replacement of the APB Opinion No. 20 and FASB Statement No. 3". SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle, retrospective application of previous periods financial statements of changes in accounting principle, unless it is impractical to determine either the period specific effect of the cumulative effect of the change. The statement applies to all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instances that the pronouncement does not include specific transition provisions. SFAS No. 154 does not currently have an effect on the Company's financial statements.

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In March 2005, the FASB issued FIN 47, "Accounting for Conditional Asset Retirement Obligations-an interpretation of FASB Statement No. 143". FIN 47 clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 does not currently have an effect on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2005), "Share-Based Payment" ("SFAS 123R"), which replaces SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123R requires that all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123, no longer will be an alternative to financial statement recognition.

The Company is required to adopt SFAS 123R in the three months ending March 31, 2006. Under SFAS 123R, the Company must determine the appropriate fair value model to be used in valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. Upon adoption, the Company may choose from two transition methods: the modified-prospective transition approach or the modified-retroactive transition approach. Under the modified-prospective transition approach the Company would be required to recognize compensation cost for awards that were granted prior to, but not vested as of the date of adoption. Prior periods remain unchanged and pro forma disclosures previously required by SFAS No. 123 continue to be required. Under the modified-retrospective transition method, the Company would be required to restate prior periods by recognizing compensation cost in the amounts previously reported in the pro forma disclosure under SFAS No. 123. Under this method, the Company would be permitted to apply this presentation to all periods presented or to the start of the fiscal year in which SFAS No. 123R is adopted. The Company would also be required to follow the same guidelines as in the modified-prospective transition method for awards granted subsequent to adoption and those that were granted and not yet vested.

The Company is currently evaluating the requirements of SFAS 123R and its impact on our results of operations and earnings per share. The Company has not yet determined the method of adoption or the effect of adopting SFAS 123R.

In December 2004, the FASB issued Staff Position ("FSP") No. 109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004" ("FSP 109-2"). This position provides guidance under FASB Statement No. 109 ("SFAS 109"), "Accounting for Income Taxes", with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the "Jobs Act") on enterprises' income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS 109.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - An Amendment of ARB Opinion No. 43, Chapter 4" ("SFAS 151"). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005. The Company has considered SFAS 151 and has determined that this pronouncement will not materially impact its consolidated results of operations.

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2. REVERSE ACQUISITION

In connection with the reverse acquisition, on February 24, 2006:

•
Techprecision entered into a preferred stock purchase agreement with Barron Partners LP, pursuant to which it sold to Barron Partners, for $2,200,000, 7,719,250 shares of series A preferred stock, and five-year warrants to purchase an aggregate of 11,220,000 shares of common stock. The series A preferred stock was initially convertible into 7,719,250 shares of common stock, subject to adjustment.

Because the Company did not achieve earnings before interest, taxes, depreciation and amortization (EBITDA) of $.04613 per share for the year ended March 31, 2006 on a fully-diluted basis, as defined, the conversion rate was adjusted and the series A preferred stock became convertible into 9,081,527 shares of common stock. The warrants were initially exercisable at an average exercise price of $.7125. As a result of the Company's failure to meet the EBITDA target for the year ended March 31, 2006, the average exercise price decreased by 15% to $.6056 per share. The conversion rate of the series A preferred stock and the exercise price of the warrants are subject to further adjustment if the Company's EBITDA per share, on a fully-diluted basis, is less than $.08568 per share for the year ended March 31, 2007.

•
During the period from inception in February 2005 through the completion of the reverse acquisition on February 24, 2006, Capital Markets had advanced $39,661 to Techprecision (Lounsberry) to pay its expenses. On February 24, 2006, Techprecision paid $200,000 to Capital Markets to repurchase and cancel 928,000 shares of common stock and to reimburse $39,661 of advances.

•
The Company issued 7,697,000 shares of common stock to the members of Ranor Acquisition LLC, which was a party to an August 17, 2005 agreement to purchase the stock of Ranor (the "Ranor Agreement"), for which Ranor Acquisition advanced funds on our behalf and assigned its rights under the Ranor stock purchase agreement. The Company assumed Ranor Acquisition's obligations to purchase the Ranor capital stock pursuant to that agreement.

•	The Company sold 1,700,000 shares of common stock to an investor for $500,000.

•
Ranor entered into a loan and security agreement with Sovereign Bank pursuant to which Ranor borrowed $4.0 million, by issuing its term note, and in addition Sovereign provided Ranor with a $1.0 million revolving credit arrangement.

•	Ranor sold its real estate to WM Realty Management, LLC for $3.0 million, and Ranor leased the real property on which its facilities are located from WM Realty Management, LLC pursuant to a net lease.

WM Realty Management, LLC is an affiliate of the Company which is a variable interest entity. As a result, the financial statements do not reflect the sale of the real estate, but do show the $3,300,000 mortgage obligation, which is due in August 2006, as a current liability of the Company.

•
Ranor used the net proceeds of the Sovereign Bank loan, as discussed below, the net proceeds from the sale of the real estate, $240,000 of available cash and a portion of the proceeds from the sale of the preferred stock to pay principal ($8,000,000) and interest ($975,500) on notes to Ranor's then principal stockholders. Although the payment was less than the principal and interest due on the note, the note holders released Ranor from any further obligation under the notes.

•
The Company placed $925,000 of the purchase price into escrow. The escrow was to be the sole source of the former Ranor stockholders' liability for breach of the representations and warranties under the Ranor Agreement.

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2. REVERSE ACQUISITION Continued)

The payments were made from the following funds:

1.
Sale of Ranor's land and building. The property and building held by Ranor was sold to WM Realty Management, LLC for $3 million. To pay the purchase price WM Realty Management, LLC simultaneously placed a $3.3 million 11% mortgage on the property. The mortgage is due on August 1, 2006. WM Realty Management, LLC is owned by the controlling persons of Techprecision and was formed for the specific purpose of purchasing and financing the property. Costs associated with this mortgage financing were $265,943. WM Realty Management, LLC was considered a special purpose entity and was consolidated into Techprecision.

2.
Bank Loan. Ranor, Inc. borrowed $4,000,000 from Sovereign Bank, for which it issued its 72 month term note with quarterly principal payments of $142,857 plus interest. The interest on the term loan remains at 9% through December 31, 2010 and will be at prime plus 1.5% thereafter. The bank also extended a line of credit of $1 million which was unused at March 31, 2006. The revolving note bears interest at prime plus 1.5%. The term loan is and the line credit as utilized will be secured by all assets of Ranor. The costs of the transaction were $46,682.

3.
Capital contribution. Techprecision sold for a purchase price of $2,200,000, 7,719,250 shares of series A preferred stock and warrants to purchase 11,220,000 shares of common stock. In connection with this sale, Techprecision paid Barron Partners a due diligence fee of $50,000 Techprecision has an obligation to register the shares of common stock issuable upon conversion of the series A preferred stock and the warrants, pursuant to the Securities Act of 1933. If Techprecision fails to register such shares as required by the agreement, it is required to issue 2,540 shares of series A preferred stock for each day that Techprecision is late.

Techprecision filed the registration statement on time. However, it will be required to issue the shares if the registration statement is not declared effective when required or if, having been declared effective, ceases to be current and effective, with certain limited exceptions. In addition, if a majority of Techprecision's directors are not independent directors or the audit and compensation committees are not omprised of a majority of independent directors, beyond a grace period, Techprecision would be required to pay liquidated damages for each day that this requirement is not met at the rate of 12% per annum, with a maximum of 18%, of Barron's investment.

4.	Techprecision also sold 1,700,000 common shares for $500,000 at $.29 per share and issued 170,000 shares for services at $.25 per share.

Description of Business

The Company produces large metal fabrications and perform precision machining operations for large military, commercial, nuclear, aerospace, shipbuilding and industrial customers. Its principal services are large metal fabrications, machining and engineering. Each of the Company's contracts covers a specific product. The Company does not mass-produce any products or distribute such products on the open market. The Company renders our services under "build to print" contracts with contractors. However, the Company also helps its customers to analyze and develop their projects for constructability by providing engineering and research and development services, for which it bills its customers.

Although the Company provides manufacturing services to large governmental programs, the Company usually does not work directly for agencies of the United States government. Rather, the Company performs its services for large governmental contractors and large utility companies.

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 3. PROPERTY, PLANT AND EQUIPMENT

As of March 31, 2006 and 2005 property, plant and equipment consisted of the following:

	2006	2005
Land	$110,113	$110,113
Building and improvements	1,290,072	1,223,054
Machinery equipment, furniture and fixtures	2,609,698	2,592,782
	4,009,883	3,925,949
Less: accumulated depreciation	1,452,889	1,055,602
	$2,556,994	$2,870,347

Depreciation expense for the years ended March 31, 2006 and 2005 were $412,988 and $407,707, respectively. Land and buildings (which are owned by WM Realty Management, LLC- a consolidated entity under Fin 46 R) are collateral for the $3,300,000 Mortgage Loan and other fixed assets of the Company together with its other personal properties, are collateral for the Sovereign Bank $4,000,000 secured loan and line of credit.
NOTE 4. COSTS INCURRED ON UNCOMPLETED CONTRACTS

The Company recognizes revenues based upon the units-of-delivery method (see Note 1).

Contracts in process consisted of the following at March 31:

	2006	2005
Costs incurred on uncompleted contracts, net of allowance for loss	2,889,650	4,669,165
Less: Advance billings and deposits	(1,583,061)	(2,677,522)
	$1,306,589	$1,991,643

On March 31, 2006 and 2005, $86,141 and $26,436 of allowance for losses on uncompleted contracts were recognized, respectively. All inventories are collateral for Sovereign Bank loan and constitute a part of the computation of the maximum loan amount under the agreement.

NOTE 5. PREPAID EXPENSES

As of March 31, 2006 and 2005, the prepaid expenses included the following:

	2006	2005
Insurance	$173,152	$99,619
Interest	122,001	—
Mortgage payment	36,500	—
Real estate taxes	34,921	11,269
Mortgage servicing fee	3,529	—
Equipment maintenance	6,022	6,022
Quality control audit fees	10,350	—
Total	$386,475	$116,910

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 6. DEFERRED CHARGES

Deferred charges represent the capitalization of costs incurred in connection with obtaining the bank loan and building mortgage. These costs are being amortized over the term of the related debt obligation, 5 months to 72 months. Amortization charged to operations in 2006 and 2005 were $59,096 and $-0-, respectively. As of March 31, deferred charges were as follows:

	2006	2005
Deferred costs expiring in one year or less:
Deferred mortgage costs	$265,943
Less: accumulated amortization	(58,541)	—
	$207,402	$-0-

Deferred costs expiring after one year:
Deferred loan costs	$46,852
Accumulated amortization	(655)	—
	$46,127	$-0-

NOTE 7. LONG-TERM DEBT

The following debt obligations, outstanding on March 31:

	2006	2005

1. Long-term debt paid off on February 24, 2006 :

• Preferred Stock - 2,000 shares, $.001 par value, authorized, issued and outstanding 2,000 and redeemable on August 7, 2012	—	$2,000,000

• Green Mountain Partners III, L.P. - Unsecured note payable - with semi-annual interest installments at 14%, due in February and August. Principal payments of $800,000 due annually commencing on August 7, 2006 through August 7, 2011, and$1,600,000 balance due on August 7, 2012. The note was subject to various covenants including a restriction on the incurrence of additional debt or commitments	—	6,400,000

• Phoenix Life Insurance Company -Unsecured note payable- with semi-annual interest installments at 14%, due in February and August. Principal payments of $200,000 due annually commencing on August 7, 2006 through August 2011, and $400,000 balance due on August 7, 2012. The note was subject to various covenants including a restriction on the incurrence of additional debt	—	1,600,000

2. Long-term debt issued on February 24, 2006 :

• Sovereign Bank-Secured Term note payable- 72 month 9% variable term note with quarterly principal payments of $142,857 plus interest. Final payment due on March 1, 2013	$4,000,000	—

3. Automobile Loan

• Ford Motor Credit Company-Note payable secured by a vehicle - payable in monthly installments of $552 including interest of 4.9%, commencing July 20, 2003 through June 20, 2009	19,401	24,928
	4,019,401	10,024,928
Principal payments due within one year	576,934	5,506
Principal payments due after one year	$3,442,467	$10,019,422

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 7. LONG-TERM DEBT (Continued)

On February 24, 2006, Ranor entered into a loan and security agreement with Sovereign Bank, West Hartford, Ct. as part of the agreement the bank has granted the Company a term loan of $4,000,000 and extended the Company a line of credit of $1,000,000, initial interest at 9%. The interest on the line of credit is variable. At March 31, 2006 the amount due on the line of credit was zero.

The note is subject to various covenants that include the following: the loan collateral comprises all personal property of the Company, including cash, accounts receivable, inventories, equipment, financial and intangible assets owned when the loan is contracted or acquired thereafter; the amount of loan outstanding at all times is limited to a borrowing base amount of the Company's qualified accounts receivable and inventory; there are prepayment penalties of 3%, 2% and 1% of the unrepaid principal, in the first, second and third years following the issuance date, respectively. There is no prepayment penalty thereafter; the Company is prohibited from issuing any additional equity interest (except to existing holders), or redeem, retire, purchase or otherwise acquire for value any equity interests; unused credit line fee is 0.25% of the average unused credit line amount in previous month; earnings available to cover fixed charges are required not to be less than 120% of fixed charges for the quarter ending June 30, 2006 building to a rolling four (4) quarter basis, tested at the end of each fiscal quarter; interest coverage ratio is required to be not less than 2:1 as at the end of each fiscal quarter.

As of March 31, 2006, the maturities of long-term debt were as follows:

Years ending March 31,	Amount
2007	$576,934
2008	577,526
2009	577,832
2010	572,825
2011	571,428
Due after 2011	1,142,856
Total	$4,019,401

NOTE 8. INCOME TAXES

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to the net income or loss from operations. The sources and tax effects of the differences are as follows:
March 31, 2006
Income tax provision at statutory rate of 39%	$(588,500)
Tax benefit before net operating loss carry forward	546,300
Net tax provision	$42,200

As of March 31, 2006 and 2005, the tax effect of temporary differences and net operating loss carry forward that give rise to the Company's deferred tax assets and liabilities are as follows:

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 8. INCOME TAXES (Continued)

	2006	2005
Deferred Tax Assets:
Current
Compensation accrual	$73,000	$127,600
Bad debt allowance	9,800	9,800
Inventory allowance	—	26,900
Loss on uncompleted contracts	33,600	113,900
Net operating loss carry-forward	—	588,500
Non-Current
Net operating loss carry-forward	760,800	764,700
Total deferred tax assets	877,200	1,631,400
Deferred Tax liabilities:
Non-Current
Depreciation	197,600	191,400
Net deferred tax asset	679,600	1,440,000
Valuation allowance	(679,600)	(1,440,000)
Net Deferred Tax Asset Balance	$—	$—

At March 31, 2006 and 2005, the Company provided a full valuation allowance for its net deferred tax assets. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets. The net change in the valuation allowance during the years ended March 31, 2006 and 2005 was $(588,500) and $372,989, respectively. The sale and leaseback of the Company's land and building for $3,000,000 to a special purpose entity, WM Realty Management, LLC, resulted in a gain of 1,734,700. The reduction in the deferred tax asset of $588,500 represents the realized tax benefit of the loss carryforward.

As of March 31, 2006, the Company's U.S. federal net operating loss carryforward was approximately $1,950,800 for income tax purposes. If not utilized, the federal net operating loss carryforward will expire in 2025. Furthermore, because of over fifty percent changes in ownership, as a consequence of the reverse merger, as defined by Section 382 of the IRC, the amount of net operating loss carry forward used in any one year in the future is substantially limited.
NOTE 9. RESTRICTED CASH - INDEMNIFICATION OBLIGATION ESCROW

In May 2004, The Company was requested to undertake a response and remedial action to cleanup environmental issues discovered during an onsite inspection by the Commonwealth of Massachusetts Office of Environmental Affairs. The Company signed a consent order in October 2004, paid a fine of $7,800 and proceeded to correct the deficiencies.

The stock purchase agreement, pursuant to which the Company purchased the outstanding securities of Ranor, provided for the parties to establish an escrow account into which $925,000 of the purchase price of the securities was placed. If the sellers had breached any of their representations and warranties under the stock purchase agreement, the Company's sole recourse is against the escrow account. To the extent that there is no claim against the escrow by one year from the closing, the escrow account is paid to Ranor's former stockholders. The Company is entitled to recover from the escrow an amount equal to its damages sustained as a result of a breach by the selling stockholders of their representations and warranties. The Company has recorded an expense and a claim against the escrow account in the amount of $81,400. The claim is for the former stockholders' breach of their representations and warranties relating to environmental matters. The Company reflects the recovery of this amount on its March 31, 2006 balance sheet as a reduction in the amount due to the former stockholders and an increase in additional paid in capital.

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS
NOTE 10. RELATED PARTY TRANSACTIONS

Management Fees

Until February 24, 2006, Ranor had to pay management fees totaling $200,000 per year to four shareholders under agreements that expire in August 2006.

On February 24, 2006 the prior management agreement was canceled any balance due was forgiven and the Company entered into a new management and consulting agreement with Techprecision Management, LLC a Company composed of shareholders of Techprecision. The Agreement ends on March 31, 2009.

During the Consulting Period, manager shall serve as a consultant to the Company and each of its existing and future Subsidiaries. The consultation will include assistance with the determination of the goals, general policies and direction of the Company and its subsidiaries, financings, manufacturing, sales, distribution and customer relations.

Manager's consulting fee will be initially set at $200,000 per annum, payable semi-monthly commencing March 1, 2006. In addition to the Management Fee, the manager shall be entitled to a performance bonus determined as follows; The compensation committee of the Board of Directors will set performance objectives for the fiscal year. If the performance objectives are attained or exceeded, the Company will pay the manager a performance bonus equal to two and one-half percent of the Company's cash flow from operations for the fiscal year. In the event that the Company makes an acquisition or dispose of a business segment during a fiscal year, the performance objectives may be revised by the compensation committee to reflect such transaction.

Loan from Related Parties

Ranor had long-term debt payable to Green Mountain Partners III, L.P. and Phoenix Life Insurance Company (see Note 7), which held the outstanding preferred stock, a portion of the common stock and common stock warrants. Interest expense charged to operations under this related party debt was $1,073,466 and $1,120,000 in 2006 and 2005, respectively. On February 24, 2006 Green Mountain and Phoenix forgave interest of $222,944 which was a capital contribution.

Sale and Lease Agreement and Intra-company Receivable

On February 24, 2006 WM Realty Management, LLC borrowed $3,300,000 to purchase from Ranor, Inc. its real property for $3,000,000 which was appraised on October 31, 2005 at $4,750,000 and leased the building an a part of the land to Ranor, Inc. Techprecision advanced $226,808 to pay closing costs and has a receivable of that amount from WM Realty Management, LLC. WM Realty Management, LLC was formed solely for this purpose; its partners are shareholders of Techprecision. The Company has considered WM Realty Management, LLC a special purpose entity as defined by FIN 46, and therefore has consolidated its operations into Techprecision.

The WM Realty Management, LLC mortgage bears interest at 11% that is paid monthly with principal of $25,000. The balance of $3,300,000 is due on August 1, 2006. Expenses of obtaining the mortgage were $192,455 and are being amortized over approximately a 5 month period.

NOTE 11. OPERATING LEASE

Ranor leases office equipment under operating lease agreements expiring through November 2008. Total rent expense charged to operations was $16,700 and $19,900 in the years ended March 31, 2006 and 2005, respectively.

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 11. OPERATING LEASE (Continued)

Future minimum lease payments under noncancellable portions of the leases as of March 31, 2006, are as follows:
Years ending March 31,	Amount
2006	$16,678
2007	16,678
2008	15,288
Total minimum lease payments	$48,644

NOTE 12. SALE AND LEASE

On February 24, 2006 Ranor, Inc. entered into a sale and lease back arrangement with WM Realty Management, LLC, a special purpose entity. The sale of the building was for $3,000,000. The term of the Lease is for a period of fifteen years commencing on February 24, 2006. For the year ended March 31, 2006 rent expense paid by the Company was $36,500. This amount was eliminated in consolidation and the interest and depreciation were expensed.

The Company has an option to extend the term of the lease for two additional terms of five years, upon the same terms. The Minimum Rent payable for each option term will be the grreater of (i) the minimum rent payable under the lease immediately prior to either the expiration date, or the expiration of the preceding option term, or (ii) the fair market rent for the leased premises. Minimum rental for the base year of the lease is $438,000. Effective as of January of each year subsequent to the base year, during the contract and any subsequent extension, a cost of living adjustment will be made to the minimum rental, based on the Consumer Price Index.

The Company has the option to repurchase the property at any time beginning after one year from the date of the agreement, at the appraised market value.

The minimum future lease payments are as follows:

Year Ended March 3,	Amount
2007	$438,000
2008	438,000
2009	438,000
2010	438,000
2011-2015	2,190,000
2016-2021	2,190,000
2022	438,000
Total	$6,570,000

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 13. PROFIT SHARING PLAN

Ranor has a 401(k) profit sharing plan that covers substantially all employees who have completed 90 days of service. Ranor retains the option to match employee contributions. There were no employer-matched contributions charged to operations in the years ended March 31, 2006 and 2005, respectively.

NOTE 14. CAPITAL STOCK

Preferred stock

On March 31, 2005, the Company had 2,000 shares of preferred stock outstanding. The preferred stock were classified as Series A and carried a mandatory redemption provision. Under the August 7, 2002 Stockholders Agreement, all unexercised warrants issued in conjunction with preferred stock expired and Ranor was required to redeem all the outstanding shares at $1,000, per share, on August 7, 2012. The preferred stock and related freestanding warrants on the shares that were puttable were classified as a liability in accordance with FASB statement 150. Ranor had the option to redeem any or all the shares prior to that date. The preferred shares carried no voting or dividend rights. The preferred shares carried a preference of $1,000 per share in the event of liquidation.

The stockholder agreements contained a provision whereby, effective August 2009, any preferred stockholder could have, upon written notice, require Ranor to repurchase their shares at a price as defined in that agreement. On February 24, 2006, all of the preferred stock and related warrants were acquired by Techprecision in connection with the reverse acquisition and were cancelled.

On February 24, 2006, Barron Partners LP purchased 7,719,250 shares of series A preferred stock, par value $0.0001 per share for $2,150,000, net of a $50,000 due diligence fee payable to Barron Partners. Initially, Series A Preferred Stock are convertible into common stock at a conversion rate of one share of Common Stock, for each share of Series A Preferred Stock. In addition, pursuant to the preferred stock purchase agreement, Techprecision issued to Barron Partners common stock purchase warrants to purchase up to 5,610,000 of Common Stock at $0.57 per share and 5,610,000 shares of Common Stock at $0.855 per share.

Because the Company did not attain EBITDA of $.04613 per share for the year ended March 31, 2006 on a fully-diluted basis, as defined, the conversion rate was adjusted (0.85 shares of preferred stock for one share of common stock, a reduction in rate of 15%) and the series A preferred stock became convertible into 9,081,527 shares of common stock. As a result of the Company's failure to meet the EBITDA target for the year ended March 31, 2006, the exercise price of the warrants decreased by 15%, from $.57 to $.4845 and from $.855 to $.7268 per share.

The conversion rate of the series A preferred stock and the exercise price of the warrants are subject to further adjustment if the Company's EBITDA per share, on a fully-diluted basis, is less than $.08568 per share for the year ended March 31, 2007, based on the percentage shortfall from $.08568 per share, from zero up to a maximum adjustment of 15%. The adjustment could result in an increase in the maximum number of shares of common stock being issued upon conversion of the series A preferred stock from 9,081,527 to 10,684,150 shares of common stock and a further reduction in the exercise price of the warrants from $.4845 to $.4118 and from $.7268 to $.6177 per share.

EBITDA per share is earnings from recurring operation before any charges relating to the transactions involved in February 24, 2006 agreement and any other non recurring items, including warrants, but excluding options or stock grants issued to management and key employee. The per share figures are computed on a fully-diluted basis. Fully diluted EBITDA is based on the number of outstanding shares of Common Stock plus all shares of Common Stock issuable upon conversion of all outstanding convertible securities and upon exercise of all outstanding warrants, options and rights, regardless of whether (i) such shares would be included in determining diluted earnings per share and (ii) such convertible securities are subject to a restriction or limitation on exercise. Thus, for purpose of determining fully-diluted Pre-Tax Income Per Share, the 4.9% limitation shall be disregarded. In determining the EBITDA any shares of Common Stock issuable as a result of an adjustment to the Conversion Prices will be excluded.

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 14. CAPITAL STOCK (Continued)

Preferred stock (Continued)

The Investor or its affiliates will not be entitled to convert the Series A Preferred Stock into shares of Common Stock or exercise warrants to the extent that such conversion or exercise would result in beneficial ownership by the investor and its affiliates of more than 4.9% ("4.9% Limitation") of the then outstanding number of shares of Common Stock. The agreement provides that this provision cannot be amended.

The Company agreed not to issue any additional preferred stock until the earlier of (a) three years from the Closing or (b) the date that the Investor transfer and/or converts not less than 90% of the preferred shares and sells the underlying shares of common stock and for two years after Closing not to enter into any new borrowing of more than three times the sum of the earnings before interest, tax, depreciation and amortization (EBITDA) from recurring operations over the trailing four quarters.

The preferred shareholders have the right of first refusal in the event that the Company seeks to raise additional funds through a private placement of securities, other than exempt issuances. The percentage of shares that preferred shareholders may acquire is based on the ratio of shares held by the investor plus the number of shares issuable upon conversion of Series A Preferred Stock owned by the investor to the total of such shares.

No dividends are payable with respect to the Series A Preferred Stock and no dividends are payable on common stock while Series A Preferred Stock is outstanding. The Common stock shall not be redeemed while preferred stock is outstanding.

Upon any liquidation the Company is required to pay $.285 for each share of Series A Preferred Stock. The payment will be made before any payment to holders of any junior securities and after payment to holders of securities that are senior to the Series A Preferred Stock.

The Series A Preferred Shareholders do not have voting rights. However, the approval of the holders of 75% of the outstanding preferred shares is required to amend the certificate of incorporation, change the provisions of the preferred stock purchase agreement, to authorize additional Series A Preferred Shares in addition to the 9 million maximum authorized, or to authorize any class of stock that ranks senior with respect to voting rights, dividends or liquidations.

Stock warrants

At March 31, 2005, the Ranor preferred shareholders and debt holders had warrants to acquire 650,000 shares of common stock at a price of $.001 per share. The warrants were immediately exercisable and would have expired on August 7, 2012. The stockholder agreements contained a provision whereby, effective August 2009, any holders of stock warrants could have, upon written notice, require Ranor to repurchase the warrants or any shares issued under the warrant agreement at a price as defined in the agreement. At March 31, 2005, these warrants had no determinable value. The warrants carried repurchase provisions and 650,000 shares of common stock had been reserved for the issuance of these warrants. The warrants were cancelled on February 24, 2006.

On March 31, 2006 there were 11,220,000 warrants attached to convertible preferred shares. These warrants are exercisable, in part or full, at any time from February 24, 2006 to expiration time, February 24, 2011. The number of shares to be received upon exercise of the warrant is determined by multiplying the total number shares with respect to which this Warrant is then being exercised with the percentage difference between the last reported sales and exercise price of the stock. The exercise price is further adjusted considering the amount of EBITDA similar to the conversion price.

Common stock

Techprecision common shares, $.0001 par value, outstanding on March 31, 2006 were 9,967,000. During the recapitalization, 350,000 outstanding shares of Ranor were exchanged for 7,997,000 shares of Techprecision. Shares of Techprecision were sold or purchased, by Techprecision between $.25 and $.29 per share for the year ending March 31, 2006.

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 15. 2006 LONG-TERM INCENTIVE PLAN

In February 2006 the directors adopted, subject to stockholder approval, the 2006 long-term incentive plan. The purpose of the Company's 2006 Long-Term Incentive Plan ("the Plan") is to attract, retain and reward officers and other key employees, directors, consultants and independent contractors of the Company. The Plan will be administered by a committee of the Company's independent directors. They will determine to what extent incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights and/or other stock-based awards, of them, are to be granted pursuant to the Plan, to one or more eligible persons. The total number of shares of Stock reserved and available for distribution under the Plan is 1,000,000 shares of common stock.

Stock Options granted under the Plan may be of two types: (i) incentive stock options and (ii) non-qualified stock options. The option price, term and exercise conditions will be determined by the Committee at the time of grant. But no Stock Option will be exercisable more than ten (10) years after the date the Option is granted.

On July first of each year, commencing in 2007, each independent director will be granted a non-qualified stock option to purchase five thousand shares of stock (or such lesser number of shares of stock as remain available). The stock options will be exercisable at a price per share equal to the greater of the fair market value on the date of grant or the par value of one share of stock. The non-qualified stock options granted will become exercisable cumulatively as to fifty percent of the shares subject six months from the date of grant and as to the remaining fifty percent eighteen months from the date of grant. The options will expire on the earlier of five years from the date of grant, or seven months from the date such independent director ceases to be a director.

The independent director, when first elected to the Board, will automatically receive a non-qualified stock option to purchase 25,000 shares of common stock (or such lesser number of shares of Stock as remains available). The Stock Options will be exercisable at a price per share equal to the greater of the Fair Market Value on the date of grant or the par value of one share of Stock.

NOTE 16. CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

Ranor maintains bank account balances, which, at times, may exceed insured limits. Ranor has not experienced any losses with these accounts. Management believes Ranor is not exposed to any significant credit risk on cash.

In 2006, Ranor sold a substantial portion of its products to two different customers in each of the last two years. Sales for the years ended March 31, 2006 and 2005, to these customers were approximately $3.0 million (15%), and $2.6 million (13%) in 2006 and approximately $2.7 million (19%), and $1.6 million (11%) in 2005. At March 31, 2006, amounts due from these customers, included in trade accounts receivable, were $519,667 and $38,777, respectively and at March 31, 2005 $286,696 and $248,604, respectively.

NOTE 17. CONTINGENT LIABILITIES

Officer employment contract

On February 24, 2006 the Company entered into a new employment agreement with Mr. Stanley Youtt to be chief executive officer of Ranor, Inc. (subsidiary company) until January 31, 2009. Mr. Youtt has been the chief executive officer for the past 3 years. As compensation for services and in consideration of his agreement not to compete the Company agreed to pay him an annual base salary of $200,000 that may be increased by the Board of Directors. The CEO is eligible for an annual cash performance bonus based upon the Company's financial performance as set forth in a resolution of the Board within the first three months of each year. CEO is eligible for any Stock Option Plan, as the Board shall in its sole discretion institute from time to time.

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Warranties

Products are designed and inspected during the building process by customers before they leave the factory. Once the customer has signed off that he has inspected the final product then the Company no longer has any responsibility or warrants the functionality of that product. Because the Company does not warrant our products the Company has not set up a set up a reserve for product warranties.

Environmental Preservation- Subsequent Event

In the fiscal year ended March 31, 2007 the Company plans to construct a shed to store scrap materials and make a claim for construction costs under the escrow agreement, based on a breach of the seller's representations and warranties relating to environmental compliance. The purpose of the shed is to protect the surrounding soil from any seepage. The estimated cost of constructing the shed is approximately $100,000.

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30, 2006	Audited MARCH 3, 2006

CURRENT ASSETS
Cash and cash equivalents	$472,670	$492,801
Restricted cash-indemnification obligation escrow	930,000	950,000
Accounts receivable, less allowance for doubtful accounts of $25,000 at September 30, 2006 and March 31, 2006	2,301,177	2,481,619
Other receivables	18,735	25,665
Costs incurred on uncompleted contracts, net of allowance for loss and progress billings	1,494,633	1,306,589
Inventories-raw materials	191,994	214,148
Prepaid expenses	217,386	386,475
Deferred loan costs, net	—	207,402
Total current assets	5,626,595	6,064,699
Property, plant and equipment, net	2,536,066	2,556,994
Other assets deferred loan cost, net	42,793	46,127
Total assets	$8,205,454	$8,667,820

CURRENT LIABILITIES
Accounts payable	$800,807	$691,054
Accrued expenses	386,212	561,848
Due to prior shareholders under escrow obligation	843,600	843,600
Current maturity of long-term debt	576,934	576,934
Mortgage payable	3,150,000	3,300,000
Total current liabilities	5,757,553	5,973,436

LONG-TERM DEBT
Notes payable-noncurrent	3,154,368	3,442,467

STOCKHOLDERS' DEFICIT
Preferred stock - par value $.0001 per share, 10,000,000 shares authorized, of which 9,000,000 are designated as Series A Preferred Stock, with 7,719,250 shares issued and outstanding at September 30, 2006 and March 31, 2006	2,150,000	2,150,000
Common stock - par value $.0001 authorized 90,000,000, 10,009,000 and 9,967,000 issued and outstanding on September 30, 2006 and March 31, 2006, respectively	1,002	997
Paid in capital	1,271,377	1,240,821
Accumulated deficit	(4,129,346)	(4,139,901)
Total stockholders' deficit	(706,467)	(748,083)
	$8,205,454	$8,667,820

The accompanying notes are an integral part of the financial statements.

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended September 30,
	2006	2005
Net sales	$7,915,271	$9,076,759
Cost of sales	6,252,467	7,818,639
Gross profit	1,662,804	1,258,120
Professional expense	152,158	50,145
Payroll and related costs	650,411	768,458
WM Realty related costs	288,775	0
Other selling, general and administrative	197,296	133,699
Total	1,288,640	952,302

Income (loss) from operations	374,164	305,848
Other income (expense)
Interest expense	(364,272)	(560,490)
Interest income	663	5,881
	(363,609)	(554,609)
Income (loss) before income taxes	10,555	(248,761)
Provision for income taxes	(2,500)	(3,100)
Tax Benefit	2,500	—

Net Income (loss)	$10,555	$(251,861)

Weighted average number of common stares outstanding	10,005,557	8,089,000

Weighted Average number of shares outstanding adjusted for dilutive securities	19,087,084	8,089,000

Net income (loss) per share (basic)	$.00	$(.03)

Net income (loss) per share (diluted)	$.00	$(.03)

The accompanying notes are an integral part of the financial statements.

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2006

	Warrants	Preferred Stock		Common Stock		Paid in	Accumulated
	Outstanding	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, March 31, 2006	11,220,000	7,719,250	$2,150,000	9,967,000	$997	$1,240,821	$(4,139,901)	$(748,083)
Contributed capital						10,000	0	10,000
Shares issued for employee services				42,000	5	7,556		7,561
Grant of options to directors						13,500		13,500
Net income for period							10,555	10,555
Balance September 30, 2006	11,220,000	7,719,250	$2,150,000	10,009,000	$1,002	$1,271,877	$(4,129,346)	$(706,467)

The accompanying notes are an integral part of the financial statements.

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended September 30,
	2006	2005
DECREASE IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES
Net gain (loss) for the period	10,555	(251,862)
Noncash items included in net loss:
Depreciation and amortization	418,823	206,546
Shares issued for services	7,561
Expense for equity-based incentives	13,500
Changes in assets and liabilities:
Accounts receivable	187,372	(676,365)
Inventory	22,154	(46,529)
Costs on uncompleted contracts	(188,044)	(58,297)
Prepaid expenses	169,089	(23,979)
Accounts payable and accrued expenses	(65,883)	(262,810)
Net cash provided by (used in) operating activities	575,127	(587,676)
CASH FLOWS USED IN INVESTING ACTIVITIES
Purchases of property, plant and equipment	(187,159)	(67,244)
Net cash used in investing activities	(187,159)	(67,244)
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of notes	(288,099)	(2,270)
Payment of mortgage note	(150,000)	—
Contribution of capital	10,000	—
Net cash provided by (used in) financing activities	(428,099)	(2,270)
Net increase (decrease) in cash and cash equivalents	(40,131)	(657,190)
CASH AND CASH EQUIVALENTS, beginning of period	1,442,801	1,126,030
CASH AND CASH EQUIVALENTS, end of period	1,402,670	568,838

The accompanying notes are an integral part of the financial statements.

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

	Six months ended September 30,
	2006	2005
Supplemental Disclosures of Cash Flows Information
Cash paid during the period for:
Interest expense	$189,302	$186,972
Income taxes	$39,088	$3,100

In the six-month period ended September 30, 2006, the Company issued 42,000 restricted shares to employees of the Company. The shares were valued at $.18 per share or $7,561. The valuation was based on a discount on the price paid per share by independent third parties. The issuance was part of an issuance of a total of 126,000 shares of common stock, and the remaining shares are subject to forfeiture and, therefore, are not treated as issued shares. On July 27, 2006 the Board of Directors amended the Company's 2006 long-term incentive plan to increase the number of options granted to independent directors upon their initial election as directors. Pursuant to such plan, options to purchase 75,000 shares of common stock had been granted in March 2006 and options to purchase an additional 75,000 shares were granted on July 27, 2006, subject to stockholder approval of the plan, which has been obtained and which will become effective following the mailing of an information statement to the Company's stockholders. The options were valued under the fair value recognition provisions of SFAS 123R. The fair value was calculated at $.09 per share, for total of $13,500 for the options to purchase a total of 150,000 shares. The weighted average grant date fair value of options granted during the six months ended September 30, 2006 were estimated on the grant date using the binomial lattice option-pricing model with the following assumptions: expected volatility of 25% expected term of 5 years, risk-free interest rate of 5.0%, and expected dividend yield of 0%. Expected volatility is an estimate. The average expected life was calculated using the simplified method under SAB 107. The risk-free rate is based on the rate of U.S. Treasury zero-coupon issues with a remaining term equal to the expected life of option grants.

The accompanying notes are an integral part of the financial statements.

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. INTERIM FINANCIAL INFORMATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Item 310 of Regulation S-B. In the opinion of management, the condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results Techprecision Corporation and its subsidiaries for the periods presented. Operating results for interim periods are not necessarily indicative of results that may be expected for the fiscal year as a whole. The preparation of the financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. For further information, refer to the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended March 31, 2006. Certain prior year amounts may have been reclassified to conform with the presentation used in 2006.

NOTE 2. NEW ACCOUNTING PRONOUNCEMENTS

FASB Interpretation No. 46R, Consolidation of Variable Interest Entities - An Interpretation of ARB51 The FASB finalized FIN 46R in December 2003. FIN 46R expands the scope of ARB51 and various EITFs and can require consolidation of legal structures, called Variable Interest Entities (VIEs). Companies with investments in Special Purpose Entities (SPEs) were required to implement FIN 46R in 2003; however, companies with VIEs were permitted to implement in the first quarter of 2004. We have a SPE, WM Realty Management LLC ("WM Realty"), that we have determined must be consolidated pursuant to FIN 46R. We have consolidated this VIE for the period ended September 30, 2006 and the most significant impact to our financial statements is to include the mortgage of $3.3 million as a liability, and to show the land and building at the value on the books of Ranor prior to the sale and to reflect the interest and other costs incurred by WM Realty.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of Accounting Research Bulletin No. 43, Chapter 4," which adopts wording from the International Account Standards Board's (IASB) LAS 2 "Inventories" in an effort to improve the comparability of cross-border financial reporting. The FASB and IASB both believe the standards have the same intent; however, an amendment to the wording was adopted to avoid inconsistent application. The new standard indicates that abnormal freight, handling costs, and wasted materials (spoilage) are required to be treated as current period charges rather than as a portion of inventory cost. Additionally, the standard clarifies that fixed production overhead should be allocated based on the normal capacity of a production facility. The Statement is effective beginning in fiscal year 2007. Adoption is not expected to have a material impact on our consolidated earning, financial position or cash flows.

In December 2004, the FASB issued FSP FAS 109-1, "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004." The FSP clarifies that the manufacturer's deduction provided for under the American Jobs Creation Act of 2004 (the Act) should be accounted for as a special deduction in accordance with SFAS No. 109, "Accounting for Income Taxes," and not as a tax rate reduction. The Qualified Production Activities Deduction will not impact our consolidated earnings, financial position or cash flows for fiscal year 2006 because the deduction is not available to us. We are currently evaluating the effect that this deduction will have in subsequent years.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), which replaces SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employee." SFAS 123R requires that all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 will no longer be an alternative to financial statement recognition. Effective January 1, 2006, the Company adopted Statement No. 123R, Share-Based Payment ("SFAS 123R"), which requires companies to measure and recognize compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS 123R is being applied on the modified prospective basis. Prior to the adoption of SFAS 123R, the Company accounted for its stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, as provided by SFAS 123, "Accounting for Stock Based Compensation" ("SFAS 123") and accordingly, recognized no compensation expense related to the stock-based plans as stock options granted to employees and directors were equal to the fair market value of the underlying stock at the date of grant. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107") relating to SFAS 123R. The Company has applied the provisions of SAB 107 in its adoption of SFAS 123R. Under the modified prospective approach, SFAS 123R applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled. Under the modified prospective approach, compensation cost recognized includes compensation cost for all share-based payments granted prior to, but not yet vested on January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R.

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 3. PROPERTY, PLANT AND EQUIPMENT

As of September 30, 2006 and March 31, 2006 property, plant and equipment consisted of the following:
	September 30,	March 31,
	2006	2006
Land	$110,113	$110,113
Building and improvements	1,404,321	1,290,072
Machinery equipment, furniture and fixtures	2,682,619	2,609,698
	4,197,053	4,009,883
Less: accumulated depreciation	1,660,976	1,452,889
	$2,536,066	$2,556,994

Depreciation expense for the periods ended September, 2006 and 2005 were $208,086 and $ 206,546, respectively. Land and buildings (which are owned by WM Realty Management, LLC- a consolidated VIE under Fin 46 R) are collateral for the $3,300,000 Mortgage Loan and other fixed assets of the Company together with its other personal properties, are collateral for the Sovereign Bank $4,000,000 secured loan and line of credit.

NOTE 4. COSTS INCURRED ON UNCOMPLETED CONTRACTS

The Company recognizes revenues based upon the units-of-delivery method.

Contracts in process consisted of the following at September 30 and March 31:

	September 30,	March 31,
	2006	2006
Costs incurred on uncompleted contracts, net of allowance for loss	$3,787,646	$2,889,650
Less: Advance billings and deposits	(2,292,983)	(1,583,061)
	$1,494,633	$1,306,589

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

All inventories are collateral for Sovereign Bank loan and constitute a part of the computation of the maximum loan amount under the agreement.

NOTE 5. DEFERRED CHARGES

Deferred charges represent the capitalization of costs incurred in connection with obtaining the bank loan and building mortgage. These costs are being amortized over the term of the related debt obligation, 5 months to 72 months. Amortization charged to operations in the six months ended September 30, 2006 and 2005 was $264,720 and $-0-, respectively. As of September 30, deferred charges were as follows:

	September 30,	March 31,
	2006	2006
Deferred costs expiring in one year or less:
Deferred mortgage costs	$323,261	$265,943
Less: accumulated amortization	(323,261)	(58,541)
	$-0-	$207,402
Deferred costs expiring after one year:
Deferred loan costs	$46,852	$46,852
Accumulated amortization	(4,059)	(725)
	$42,793	$46,127

NOTE 6. LONG-TERM DEBT

The following debt obligations, outstanding on September 30 and March 31, 2006:

	September 30,	March 31,
	2006	2006
Sovereign Bank- Secured Term note payable- 72 month 9% variable term note with quarterly principal payments of $142,857 plus interest Final payment due on March 1, 2013	$3,714,286	$4,000,000
Automobile Loan monthly installments of $552 including interest of 4.9%, commencing July 20, 2003 through June 20, 2009	17,016	19,401
	3,731,302	4,019,401
Principal payments due within one year	(576,934)	(576,934)
Principal payments due after one year	$3,154,368	$3,442,467

NOTE 7. RESTRICTED CASH - INDEMNIFICATION OBLIGATION ESCROW

In May 2004, the Company was requested to undertake a response and remedial action to cleanup environmental issues discovered during an onsite inspection by the Commonwealth of Massachusetts Office of Environmental Affairs. The Company signed a consent order in October 2004, paid a fine of $7,800 and proceeded to correct the deficiencies.

The stock purchase agreement pursuant to which the Company purchased the stock of Ranor provided for the parties to establish an escrow account into which $925,000 of the purchase price of the securities was placed. If the sellers had breached any of their representations and warranties under the stock purchase agreement, the Company's sole recourse is against the escrow account. To the extent that there is no claim against the escrow by one year from the closing, the escrow account is paid to Ranor's former stockholders. The Company is entitled to recover from the escrow an amount equal to its damages sustained as a result of a breach by the selling stockholders of their representations and warranties. The Company has recorded an expense and a claim against the escrow account in the amount of $81,400. The claim is for the former stockholders' breach of their representations and warranties relating to environmental matters. The Company reflects the recovery of this amount on its March 31, 2006 and September 30, 2006 balance sheets as a reduction in the amount due to the former stockholders and an increase in additional paid in capital. However, the claim has not been submitted to the escrow agent, and it is possible that the former Ranor stockholders may deny the claim, in which event the dispute is to be resolved by a mediation or arbitration as provided in the escrow agreement.

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

In the fiscal year ended March 31, 2007, the Company constructed a shed to store scrap materials and make a claim for construction costs under the escrow agreement, based on a breach of the seller's representations and warranties relating to environmental compliance. The purpose of the shed is to protect the surrounding soil from any seepage. The cost of constructing the shed was $114,620.

NOTE 8. RELATED PARTY TRANSACTIONS

Management Fees

Prior to February 24, 2006, Ranor entered into management agreements with four of its former stockholders which provided for compensation of $75,000, $75,000, $25,000 and $25,000 to them. With the consent of the former stockholders, no compensation was paid under these agreements and, in lieu of payment under these agreements, Ranor paid three of these former stockholders, who also served as officers of Ranor, a salary of $150,000 each. No compensation was paid to the fourth stockholder. On February 24, 2006, any obligations of Ranor to these former stockholders were terminated. Also on February 24, 2006, contemporaneously with the reverse acquisition, the Company entered into a new management and consulting agreement with Techprecision LLC, a limited liability company composed of three stockholders of the Company, including the Company's chief executive officer. The Company pays compensation to Techprecision LLC at the annual rate of $200,000 pursuant to this agreement. The Agreement expires on March 31, 2009. During the term of the agreement, the manager shall serve as a consultant to the Company and each of its existing and future subsidiaries. The consultation will include assistance with the determination of the goals, general policies and direction of the Company and its subsidiaries, financings, manufacturing, sales, distribution and customer relations.

In addition to the $200,000 management fee, the manager shall be entitled to a performance bonus determined as follows; the compensation committee of the Board of Directors will set performance objectives for the fiscal year. If the performance objectives are attained or exceeded, the Company will pay the manager a performance bonus equal to two and one-half percent of the Company's cash flow from operations for the fiscal year. In the event that the Company makes an acquisition or disposes of a business segment during a fiscal year, the performance objectives may be revised by the compensation committee to reflect such transaction.

Sale and Lease Agreement and Intra-company Receivable

On February 24, 2006, WM Realty borrowed $3,300,000 to purchase from Ranor, Inc. its real property for $3,000,000 which was appraised on October 31, 2005 at $4,750,000, and WM Realty leased the building and a major portion of the land back to Ranor, Inc. The Company advanced $226,808 to pay closing costs and has a receivable of that amount from WM Realty. WM Realty was formed solely for this purpose; its partners are stockholders of the Company. The Company has considered WM Realty Management, LLC a special purpose entity as defined by FIN 46, and therefore has consolidated WM Realty operations into the Company.

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

The WM Realty mortgage bears interest at 11% that is paid monthly with principal of $25,000. The balance of $3,300,000 was due on August 1, 2006. Expenses of obtaining the mortgage were $192,455 and are being amortized over approximately a five-month period. In August 2006, WM Realty obtained a one-month extension and the right to extend the maturity date for one month with the right to extend for an additional two months.

On October 4, 2006 a new mortgage of $3.2 million was placed on the property and the existing mortgage of $3.1 million was paid off. The new mortgage is for ten years at 6.75% with monthly payments of principal and interest of $20,595. The authorization is based on a thirty-year payout

NOTE 9. LEASE

On February 24, 2006, Ranor, Inc. entered into a lease with WM Realty, a special purpose entity. The term of the lease is for a period of fifteen years commencing on February 24, 2006. For the six months ended September 30, 2006 rent expense paid by the Company was $219,000. This amount was eliminated in consolidation and the interest and depreciation, in the amount of $206,325, were expensed.

The Company has an option to extend the term of the lease for two additional terms of five years, upon the same terms. The Minimum Rent payable for each option term will be the greater of (i) the minimum rent payable under the lease immediately prior to either the expiration date, or the expiration of the preceding option term, or (ii) the fair market rent for the leased premises. Minimum rental for the base year of the lease is $438,000. Effective as of January of each year subsequent to the base year, during the contract and any subsequent extension, a cost of living adjustment will be made to the minimum rental, based on the Consumer Price Index.

The Company has the option to repurchase the property at any time beginning after one year from the date of the agreement, at the appraised market value.

The minimum future lease payments are as follows:

Year Ended March 31	Amount
2007	$438,000
2008	438,000
2009	438,000
2010	438,000
2011-2015	2,190,000
2016-2021	2,190,000
2022	438,000
Total	$6,570,000

NOTE 10. CAPITAL STOCK

Preferred stock

On February 24, 2006, Barron Partners LP purchased 7,719,250 shares of series A preferred stock, par value $0.0001 per share for $2,150,000, net of a $50,000 due diligence fee payable to Barron Partners. Initially, Series A Preferred Stock are convertible into common stock at a conversion rate of one share of Common Stock, for each share of Series A Preferred Stock. In addition, pursuant to the preferred stock purchase agreement, the Company issued to Barron Partners common stock purchase warrants to purchase up to 5,610,000 of common stock at $0.57 per share and 5,610,000 shares of common stock at $0.855 per share.

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Because the Company did not attain EBITDA of $.04613 per share for the year ended March 31, 2006 on a fully-diluted basis, as defined, the conversion price was adjusted from $.285 to $.24225, a reduction of 15%, with the result that the series A preferred stock became convertible into 9,081,527 shares of common stock. As a result of the Company's failure to meet the EBITDA target for the year ended March 31, 2006, the exercise price of the warrants decreased by 15%, from $.57 to $.4845 and from $.855 to $.7268 per share.

The conversion rate of the series A preferred stock and the exercise price of the warrants are subject to further adjustment if the Company's EBITDA per share, on a fully-diluted basis, is less than $.08568 per share for the year ended March 31, 2007, based on the percentage shortfall from $.08568 per share, from zero up to a maximum adjustment of 15%. The adjustment could result in an increase in the maximum number of shares of common stock being issued upon conversion of the series A preferred stock from 9,081,527 to 10,684,150 shares of common stock and a further reduction in the exercise price of the warrants from $.4845 to $.4118 and from $.7268 to $.6177 per share.

EBITDA per share is earnings from recurring operation before any charges relating to the transactions involved in February 24, 2006 agreement and any other non recurring items, including warrants, but excluding options or stock grants issued to management and key employee. The per share figures are computed on a fully-diluted basis. Fully diluted EBITDA is based on the number of outstanding shares of Common stock plus all shares of Common stock issuable upon conversion of all outstanding convertible securities and upon exercise of all outstanding warrants, options and rights, regardless of whether (i) such shares would be included in determining diluted earnings per share and (ii) such convertible securities are subject to a restriction or limitation on exercise. Thus, for purpose of determining fully-diluted Pre-Tax Income Per Share, the 4.9% limitation shall be disregarded. In determining the EBITDA any shares of common stock issuable as a result of an adjustment to the conversion prices will be excluded.

The Investor or its affiliates is not be entitled to convert the Series A Preferred Stock into shares of Common stock or exercise warrants to the extent that such conversion or exercise would result in beneficial ownership by the investor and its affiliates of more than 4.9% ("4.9% Limitation") of the then outstanding number of shares of Common stock. The agreement provides that this provision cannot be amended.

The Company agreed not to issue any additional preferred stock until the earlier of (a) three years from the Closing or (b) the date that the Investor transfer and/or converts not less than 90% of the preferred shares and sells the underlying shares of common stock and for two years after Closing not to enter into any new borrowing of more than three times the sum of the earnings before interest, tax, depreciation and amortization (EBITDA) from recurring operations over the trailing four quarters.

The preferred stockholders have the right of first refusal in the event that the Company seeks to raise additional funds through a private placement of securities, other than exempt issuances. The percentage of shares that preferred stockholders may acquire is based on the ratio of shares held by the investor plus the number of shares issuable upon conversion of Series A Preferred Stock owned by the investor to the total of such shares.

No dividends are payable with respect to the Series A Preferred Stock and no dividends are payable on common stock while Series A Preferred Stock is outstanding. The common stock shall not be purchased by the Company while preferred stock is outstanding.

Upon any liquidation the Company is required to pay $.285 for each share of Series A Preferred Stock. The payment will be made before any payment to holders of any junior securities and after payment to holders of securities that are senior to the Series A Preferred Stock.

The Series A Preferred Stockholders do not have voting rights. However, the approval of the holders of 75% of the outstanding preferred shares is required to amend the certificate of incorporation, change the provisions of the preferred stock purchase agreement, to authorize additional Series A Preferred Shares in addition to the 9 million maximum authorized, or to authorize any class of stock that ranks senior with respect to voting rights, dividends or liquidations.

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Stock warrants

On September 30, 2006 there were 11,220,000 warrants attached to convertible preferred shares. These warrants are exercisable, in part or full, at any time from February 24, 2006 to expiration time, February 24, 2011. The number of shares to be received upon exercise of the warrant is determined by multiplying the total number of shares with respect to which this Warrant is then being exercised with the percentage difference between the last reported sales and exercise price of the stock. The exercise price is further adjusted considering the amount of EBITDA similar to the conversion price.

Common stock

The Company had 10,009,000 shares of common stock, $.0001 par value, outstanding on September 30, 2006. As part of the reverse acquisition, 350,000 outstanding shares of Ranor were exchanged for 7,997,000 shares of Techprecision. Shares of Techprecision were sold or purchased, by the Company between $.25 and $.29 per share during the year ending March 31, 2006.

During the six months ended September 30, 2006, the Company granted 126,000 shares of common stock to employees as compensation for services. The vested shares were valued at $.18 per share, representing a discount for sale restriction, from the market price per share based on the $.285 conversion price of the series A preferred stock. The employees' rights to the shares vested immediately as to 42,000 shares and they vest in installments as to the remaining shares.

2006 Long-Term Incentive Plan

On July 27, 2006, the board of directors approved an amendment to the 2006 Long-Term Incentive Plan which resulted in the grant to the independent directors of options to purchase an aggregate of 50,000 shares. Prior to the amendment, the number of shares subject to options granted to independent directors was 25,000 shares, which were granted to the present independent directors in March 2006. All options held by the board of directors have an exercise price of $.285 being the fair value per share of common stock. The grant of options to purchase 150,000 shares of common stock to the independent directors resulted in a charge to income during the six months ended September 30, 2006 of $13,500.

TECHPRECISION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 11. EARNINGS PER SHARE

We compute basic earnings per share ("basic EPS") by dividing net income by the weighted average number of shares of common stock outstanding for the reporting period. Diluted earnings per share ("diluted EPS") gives effects to all dilutive potential shares outstanding resulting from employee stock options during the period. The following table sets forth the computation of basic and diluted per share for the six-month periods ended September 30, 2006 and 2005.

	Six months ended September 30,
	2006	2005
Net income (loss)	$10,555	$(248,761)
Basic-weighted average shares outstanding	10,005,557	8,089,000
Basic EPS	$.00	$(.03)
Effect of dilutive potential securities	9,081,527	-0-
Dilutive weighted average shares outstanding	19,090,527	8,089,000
Dilutive earnings per share	$.00	$(.03)

The assumed exercise of outstanding stock options has been excluded from the calculations of earnings per share for the six months ended September 30, 2006 as their effect is antidilutive.

NOTE 12. SUBSEQUENT EVENTS

In October 2006, WM Realty refinanced its mortgage with a ten-year mortgage loan in the principal amount of $3,200,000, with interest at 6.75%. The note provides for monthly payments of $20,954.94 for ten years, with the remaining principal due at maturity. The cost of refinancing, approximately $104,000, will be amortized over the term of the new loan.

WM Realty used the proceeds of the mortgage loan to pay its outstanding obligations under its prior mortgage and to pay the Company the money the Company advanced WM Realty at the time of its initial purchase of the real estate from the Company in February 2006. The amount advanced, $226,808, was offset by rent arrearages of $43,018, October rent of $36,500, a late payment fee of $625 and a tax escrow payment in the amount of $24,445, resulting in a net payment to the Company of $122,220.

On October 30, 2006, the stockholders approved (i) the adoption of the 2006 Long-Term Incentive Plan and (ii) an amendment to the Company's certificate of incorporation to include the following provision:

"The terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any or all of such terms and conditions may not be waived or amended or may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended or may not be waived or amended absent such consent."

The plan will become effective 20 days after an information statement relating to the 2006 plan and the amendment to the Company's certificate of incorporation is mailed to the Company's stockholders

Part II

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

The Company’s certificate of incorporation provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and provides for indemnification to the extent permitted by Delaware law.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

Item	Amount
SEC filing fee	$1,093.84
Printing and filing	7,500.00	*
Legal expenses, including blue sky	25,000.00	*
Accounting expenses	11,750.00	*
Miscellaneous	4,656.16	*
Total	50,000.00	*

* Estimated

Item 26. Recent Sales of Unregistered Securities

In connection with our organization in February 2005, we issued 1,000,000 to Capital Markets and 20,000 shares to Mark Allen for $102. Both purchasers are “accredited investors” and they represented in writing that they acquired the securities for their own accounts. In February 2006, in connection with the reverse acquisition, we purchased 928,000 shares from Capital Markets for $167,602, and paid $32,398 of debt due to Capital Markets. The issuance of these shares is exempt from the registration requirement pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering. Each investor acquired the shares for investment and the stock certificates bear an investment legend. No broker or underwriter was involved in the sale of the shares and no brokerage or underwriting commission was paid.

In December 2005, we issued 8,000 shares of common stock for $2,000. The sales were made directly by the Company to persons known by the Company. One of the investors, Michael Byl, is president of Southridge Investment Group, LLC, an NASD registered broker-dealer formerly known as Greenfield Capital Partners LLC (“Southridge”). Southridge is affiliated by common ownership with Capital Markets in that both are controlled by a family limited partnership in which Steve Hicks has voting and disposition control. Of the remaining 39 investors, one is an employee, but not an affiliate of, Southridge, 16 are employees of entities that are related to Southridge, but are not broker-dealers, ten have a family relationship with Steve Hicks, and twelve are not affiliated with the Company or Capital Markets. No broker or underwriter was involved in the sale of the shares and no brokerage or underwriting commission was paid. The purchasers acquired the shares for their own accounts and not with a view to the sale or distribution thereof. The stock certificates representing the shares bear a restrictive legend. The issuance of these shares is exempt from the registration requirement pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering, and each of the investors was known to the Company. Each investor acquired the shares for investment and the stock certificates bear an investment legend.

On February 24, 2006, we issued the following securities:

•
Pursuant to the preferred stock purchase agreement, we sold to Barron Partners, for an aggregate of $2.2 million, (i) 7,719,250 shares of series A preferred stock, and (ii) warrants to purchase 5,610,000 shares of common stock at $.57 per share and 5,610,000 shares of common stock at $.855 per share.

•	Pursuant to an agreement with the members of Ranor Acquisition LLC, we issued to the members of Ranor Acquisition 7,997,000 shares of common stock, as follows:

Name	No. Shares
James G. Reindl	3,095,300
Andrew A. Levy	2,825,300
Redstone Capital Corporation	250,000
Stanley Youtt	796,000
Martin Daube	741,400
Larry Steinbrueck	204,000
Michael Holly	85,000
Total	7,997,000

Mr. Levy is president of Redstone Capital Corporation and the stock of Redstone is owned by Mr. Levy and his wife.

•	We sold 1,700,000 shares of common stock to Stanoff Corporation for $500,000.

•	We issued the 170,000 shares of common stock for services rendered as follows:

Name	Shares
Mathers Associates	80,000
Grace Sorensen	40,000
Glenn Goldfinger	40,000
Mary Desmond	10,000
Total	170,000

No broker or underwriter was involved in the sale of the shares and no brokerage or underwriting commission was paid. The Company and its founders, Mr. Levy, Mr. Reindl and/or Mr. Daube, had existing relationship with each of the persons to whom stock was issued, and the stockholders who acquired the shares for their own accounts and not with a view to the sale or distribution thereof. The stock certificates representing the shares bear a restrictive legend. The issuance of these shares is exempt from the registration requirement pursuant to Section 4(2) of the Securities Act and Regulation D of the SEC thereunder as a transaction not involving a public offering. The stock certificates bear an investment legend.

Item 27. Exhibits

2.1	Stock purchase agreement dated August 17, 2005, by and among Ranor Acquisiton, LLC, the stockholders of Ranor and Ranor, Inc.(1)

3.1	Certificate of incorporation(1)

3.2	By-laws(2)

3.3	Certificate of Designation for the Series A Convertible Preferred Stock(4)

4.1	Loan and security agreement dated February 24, 2006, between Ranor and Sovereign Bank(1)

4.2	Guaranty from the Registrant to Sovereign Bank(1)

4.3	Form of warrant issued to Barron Partners LP(1)

5.1	Opinion of Sichenzia Ross Friedman Ference LLC(3)

10.1	Preferred stock purchase agreement dated February 24, 2006, between the Registrant and Barron Partners, LP(1)

10.2	Registration rights agreement dated February 24, 2006, between the Registrant and Barron Partners LP(1)

10.3	Agreement dated February 24, 2006, among the Registrant, Ranor Acquisition LLC and the members of Ranor Acquisition LLC(1)

10.4	Subscription Agreement dated February 24, 2006(1)

10.5	Registration rights provisions pursuant to the agreements listed in Exhibits 10.3 and 10.4(1)

10.6	Employment agreement between Ranor, Inc. and Stanley Youtt (1)

10.7	Management agreement dated February 24, 2006, between Ranor and Techprecision LLC(4)

10.8	Lease, dated February 24, 2006 between WM Realty Management, LLC and Ranor(1)

10.9	2006 Long-term incentive plan(4)

10.10	Letter agreement from WM Realty Management, LLC (1)

10.11	Letter agreement with Barron Partners LLC(1)

21.1	List of Subsidiaries(5)

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

23.2	Consent of Bloom & Co., LLP (see Page II-7)

(1) Previously filed

(2) Filed as an exhibit to the Company’s registration statement on Form 10-SB, which was filed with the Commission on June 23, 2005 and incorporated herein by reference.

(3) Filed herewith.

(4) Filed as an appendix to the Company’s information statement of Schedule 14-C, and incorporated herein by reference.

(5) Filed as an exhibit to the Company’s annual report on Form 10-KSB for the year ended December 31, 2005 and incorporated hereby reference.

Item 28. Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reelected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration” table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided however, that provisions (i) and (ii) of this undertaking are inapplicable if the information to be filed thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, Commonwealth of Massachusetts on this 12th day of December, 2006.

TECHPRECISION CORPORATION

By:	/s/ James G. Reindl
James G. Reindl, CEO

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James G. Reindl*	Chief Executive Officer and Director	December 12, 2006
James G. Reindl.	(Principal Executive Officer)

/s/ Mary Desmond*	Chief Financial Officer	December 12, 2006
Mary Desmond	(Principal Financial and Accounting Officer)

/s/ Stanley A. Youtt*	Director	December 12, 2006
Stanley A. Youtt

/s/ Michael Holly*	Director	December 12, 2006
Michael Holly

December 12, 2006
/s/ Larry Steinbrueck*	Director
Larry Steinbrueck

/s/ Louis A. Winoski*	Director	December 12, 2006
Louis A. Winoski

*By /s/ James G. Reindl		December 12, 2006
James G. Reindl Attorney in fact